                                AMENDMENT NO. 2


                                       TO

                       SCHEDULE 14C INFORMATION STATEMENT

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
     [X] Preliminary Information Statement       [ ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule
                                                     14c-5(d)(2))
     [ ] Definitive Information Statement

                              NEWMARK HOMES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

     Engle Holdings Corp. common stock, par value $0.01 per share.
--------------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

     9,500 shares of Engle Holdings Corp. common stock, par value $0.01 per share.
--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     $259,558,000 (book value of Engle Holdings Corp. computed as of December 31, 2001, the latest practicable date prior to the date of filing).
--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     5) Total fee paid:
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     $23,879.34
--------------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     3) Filing Party:

--------------------------------------------------------------------------------
     4) Date Filed:

--------------------------------------------------------------------------------

                              NEWMARK HOMES CORP.
                           1200 SOLDIERS FIELD DRIVE
                            SUGAR LAND, TEXAS 77479

                             INFORMATION STATEMENT

                                  JUNE 3, 2002


To the Stockholders of NEWMARK HOMES CORP.:

     We are pleased to inform you that our board of directors and our stockholder holding 80% of the outstanding voting shares of our common stock have approved the following:

          (1) The merger of Engle Holdings Corp., a Delaware corporation ("Engle Holdings") with and into us (the "Merger"), under the terms and conditions specified in the Agreement and Plan of Merger among us, Engle Holdings and Technical Olympic, Inc. ("Technical Olympic") as the sole stockholder of Engle Holdings (the "Merger Agreement"); and

          (2) The amendment of our certificate of incorporation to (i) increase the number of authorized shares of common stock from 30,000,000 to 67,000,000, (ii) increase the maximum number of authorized directors on our board from 10 to 15 directors and (iii) change our corporate name to "Technical Olympic USA, Inc." (the "Charter Amendment").

We refer to the Merger and the Charter Amendment collectively as the "Merger Transactions." Details of the Merger and the Charter Amendment are described in this Information Statement and in the attached Exhibits A and B, respectively.

     WE ARE NOT ASKING YOU FOR A PROXY OR TO CONSENT TO THE MERGER TRANSACTIONS AND YOU ARE NOT REQUESTED TO SEND US A PROXY OR TO TAKE ANY OTHER ACTION.

     After a series of meetings and after carefully and thoroughly reviewing and analyzing the proposed transactions, and after consulting with outside financial advisors on the fairness of the proposed transactions from a financial point of view, a special committee of our board of directors (the "Special Committee") approved the Merger Transactions. The Special Committee consists of our four independent directors and was delegated the authority by the board of directors to evaluate and consider the Merger Transactions. Thereafter, our board of directors unanimously approved the Merger Transactions and recommended the Merger to our stockholders for approval on April 5, 2002. Stockholder approval of the Merger Transactions was obtained by a written consent in lieu of a stockholders' meeting signed by Technical Olympic, the holder of 80% of our outstanding shares, dated April 5, 2002 pursuant to Section 228 of the Delaware General Corporation Law. Because Technical Olympic holds the requisite voting power under Delaware corporate law and the provisions of our certificate of incorporation to approve each of the Merger Transactions without additional stockholders' consent, we are not calling a special meeting of the stockholders in respect of the Merger Transactions and are not asking you for a proxy or consent. Engle Holdings' board of directors approved and recommended the Merger to Engle Holdings' sole stockholder and then Engle Holdings' sole stockholder, Technical Olympic, approved the Merger, in unanimous written consents of the directors and stockholder dated April 5, 2002.


     Pursuant to the Merger Agreement and as explained more fully in this Information Statement, Engle Holdings will be merged with and into us on the date the Merger becomes effective (the "Effective Date"), which we expect to be on or about June 24, 2002. On the Effective Date, the separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware. As a consequence of the Merger, Engle Homes, Inc. ("Engle Homes"), a Florida corporation and wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary.


     In the Merger, each outstanding share of Engle Holdings' common stock, par value $0.01 per share, will be converted into 1,724.08294 shares of our common stock, par value $0.01 per share. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock, par value $0.01 per share, issued and outstanding, all of which are held by Technical Olympic. Thus, based on the last sale price of our common stock on April 5, 2002, Engle Holdings would be valued at $243.2 million.

     The Merger is subject to certain conditions, including the closing of the proposed refinancing of our outstanding debt and Engle Homes' outstanding debt (including the retirement, defeasance or discharge of specified borrowings) on terms acceptable to our board of directors and as described in the section entitled "The Merger -- The Refinancing" (the "Refinancing"). In addition, immediately prior to the Merger we will assume a $71 million obligation of Technical Olympic incurred in connection with its acquisition of Engle Homes in November 2000 (the "Engle Homes Acquisition Debt"). We will repay the Engle Homes Acquisition Debt as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisors considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle share into shares of our common stock pursuant to the Merger.

     Currently, our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of April 5, 2002, we had 11,500,000 shares of our common stock outstanding and no shares of preferred stock outstanding. In the Merger, we will issue 16,378,787 new shares, which will result in Technical Olympic owning 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock after the Merger. Consequently, to accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

     Our common stock trades on the Nasdaq National Market under the symbol "NHCH." On April 5, 2002, the last sale price of our common stock was $14.85, as reported by the Nasdaq National Market. Upon completion of the Merger Transactions, we will file an amendment to our Nasdaq listing application to change the symbol our stock trades under to the symbol "TOUS."


     On April 15, 2002, we sold the stock of one of our wholly-owned subsidiaries, Westbrooke Acquisition Corp., a Delaware corporation, and its operating subsidiaries (which we refer to collectively as "Westbrooke") to Standard Pacific Corp., a Delaware corporation ("Standard Pacific"), for consideration consisting of $41.0 million in cash and the repayment by Standard Pacific of $54.4 million of Westbrooke's debt, including $14.2 million of intercompany liabilities owed to Newmark (the "Westbrooke Sale"). The purchase price is subject to adjustment (either upwards or downwards) within 90 days of the closing, based on Westbrooke's net income from January 1, 2002 through the closing date. For more information on the Westbrooke Sale and its impact on our business, see "Our Business -- Recent Developments" and "Financial Information."


     Technical Olympic acquired Engle Homes in November 2000 through a merger with Technical Olympic's wholly-owned subsidiary, Engle Holdings. As a result, the common stock of Engle Homes ceased to be publicly traded and was therefore delisted from the Nasdaq National Market. Thus, neither Engle Holdings nor Engle Homes is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the terms of indentures dated February 2, 1998 and June 12, 1998, respectively, under which Engle Homes issued certain debt while it was publicly held, Engle Homes is contractually obligated to file annual and quarterly reports with the Securities and Exchange Commission (the "SEC").


     We believe that the Merger Transactions will increase stockholder value. The combined company on a pro forma basis (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing) would have had a total capitalization of $723.1 million as of March 31, 2002, and revenues and EBITDA before one time charges of $1.4 billion and $187.5 million, respectively, for the twelve months ended March 31, 2002. We believe that the potential benefits of the Merger Transactions provide us with a unique opportunity to enhance the value of your investment in us.



     This Information Statement was first mailed or delivered to our stockholders on or about June 3, 2002. This Information Statement constitutes notice to our stockholders of corporate action by stockholders without a meeting as required by Section 228(e) of the Delaware General Corporation Law. Please note that this is not a request for your vote or a proxy; rather, this Information Statement is being furnished to our stockholders solely to provide them with certain information regarding the Merger and the Charter Amendment in accordance with the requirements of the Exchange Act and the regulations promulgated thereunder, particularly Regulation 14C, and Section 228(e) of the Delaware General Corporation Law. We are bearing the cost of this Information Statement.

                                          By Order of the Board of Directors,

                                          /s/ TERRY C. WHITE
                                          --------------------------------------
                                          TERRY C. WHITE
                                          Secretary

                               TABLE OF CONTENTS


FORWARD-LOOKING STATEMENTS..................................   iii
SUMMARY.....................................................     1
  In General................................................     1
  The Merger Transactions...................................     1
  The Companies.............................................     4
  Recent Developments.......................................     4
  Summary of Selected Financial Information.................     4
INTEREST OF CERTAIN PERSONS IN THE MERGER...................     4
RISK FACTORS................................................     5
  Risk Related to Our Business..............................     5
  Risk Related to Our Industry..............................     6
  Risks Related to the Merger...............................     8
THE MERGER..................................................     9
  Background of the Merger..................................     9
  Our Business..............................................    11
  Engle's Business..........................................    17
  Combined Operations.......................................    22
  Merger Agreement and Related Matters......................    24
  Reasons for the Merger....................................    25
  Ownership After the Merger................................    26
  Opinion of Deutsche Bank Securities Inc., Financial
     Advisor to the Special Committee.......................    26
  No Appraisal Rights.......................................    30
  The Refinancing...........................................    30
FINANCIAL INFORMATION.......................................    32
  Selected Historical Consolidated Financial and Operating
     Data for Newmark.......................................    32
  Selected Historical Consolidated Financial and Operating
     Data for Engle.........................................    34
  Technical Olympic USA, Inc. Pro Forma Consolidated
     Financial Statements (Unaudited).......................    36
  Capitalization............................................    44
  Federal Income Tax Treatment of the Merger................    45
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION..................................    46
  Newmark...................................................    46
  Results of Operations.....................................    46
  Liquidity and Capital Resources...........................    50
  Dividends.................................................    52
  Critical Accounting Policies..............................    52
  Engle.....................................................    53
  Results of Operations.....................................    53
  Liquidity and Capital Resources...........................    57
  Dividends.................................................    59
  Critical Accounting Policies..............................    59
  Technical Olympic USA, Inc. ..............................    60

RELATED PARTY AGREEMENTS AND TRANSACTIONS...................    63
  Tax Allocation Agreements.................................    63
  Management Services Agreement.............................    63
  Mortgage Company Business.................................    64
  Title Company Business....................................    64
  Contractor Agreements.....................................    64
MANAGEMENT..................................................    65
  Our Board of Directors....................................    66
  Family Relationships......................................    66
  Compensation of Directors.................................    66
  Our Management............................................    66
  Employment Agreements.....................................    67
VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF.........    68
WHERE YOU CAN FIND MORE INFORMATION.........................    69
DOCUMENTS INCORPORATED BY REFERENCE AND PROVIDED HEREWITH...    69
EXHIBIT LIST................................................    70
INDEX TO ENGLE CONSOLIDATED FINANCIAL STATEMENTS............   F-1

                           FORWARD-LOOKING STATEMENTS

     This Information Statement includes "forward-looking statements." In general, any statement other than a statement of historical fact is a forward-looking statement. These statements appear in a number of places in this Information Statement and include statements regarding our industry and our prospects, plans, future financial position, operations and business strategy. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negatives of these terms or variations. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Important factors that could cause actual results to differ materially from anticipated results are set forth below and included elsewhere in this Information Statement, including under the heading "Risk Factors" beginning on page 5. These factors include, among others:

     - our significant level of debt;

     - our ability to borrow or otherwise finance our business in the future;

     - our ability to locate lots or parcels of land at anticipated prices;

     - our relationship with Technical Olympic and its control over our board and business activities;

     - economic conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business;

     - a decline in the demand for housing;

     - a decline in the value of the land and home inventories we maintain;

     - an increase in the cost of, or shortages in the availability of, skilled labor or construction materials;

     - an increase in interest rates;

     - our ability to compete in our existing and future markets;

     - an increase or change in governmental regulation; and

     - our ability to successfully integrate Engle's operations with ours.

     We urge you to review carefully the section "Risk Factors" in this Information Statement for a more complete discussion of the risks related to our business and industry.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. This summary may not contain all of the information that is important to you. You should carefully read this Information Statement and the Exhibits, as well as the information we incorporate by reference, in their entirety.


     As used in this Information Statement, unless the context otherwise requires or unless otherwise stated, the terms "Newmark," "we," "us," and "our" refer to Newmark Homes Corp. and its subsidiaries and not to Engle Holdings, Engle Homes or to Technical Olympic. The term "Engle" refers to Engle Holdings and its subsidiaries, including Engle Homes. The term "Westbrooke" refers to Westbrooke Acquisition Corp. and its subsidiaries.


IN GENERAL

     We are pleased to inform you that our board of directors and our stockholder holding 80% of the outstanding voting shares of our common stock have approved the following:

          (1) The merger of Engle Holdings Corp., a Delaware corporation ("Engle Holdings") with and into us (the "Merger"), under the terms and conditions specified in the Agreement and Plan of Merger among us, Engle Holdings and Technical Olympic, Inc. ("Technical Olympic"), as the sole stockholder of Engle Holdings (the "Merger Agreement"), a copy of which is attached as Exhibit A; and

          (2) The amendment of our certificate of incorporation to (i) increase the number of authorized shares of common stock from 30,000,000 to 67,000,000, (ii) increase the maximum number of authorized directors on our board from 10 to 15 and (iii) change our corporate name to "Technical Olympic USA, Inc." (the "Charter Amendment"), as more particularly described in the Amendment to the Certificate of Incorporation of Newmark Homes Corp. attached as Exhibit B.

We refer to the Merger and the Charter Amendment collectively as the "Merger Transactions."

     After a series of meetings and after carefully and thoroughly reviewing and analyzing the proposed transactions, and after consulting with outside financial advisors on the fairness of the proposed transactions from a financial point of view, the Special Committee approved the Merger Transactions. Thereafter, our board of directors approved the Merger Transactions and recommended the Merger to our shareholders for approval on April 5, 2002. Stockholder approval of the Merger Transactions was obtained by a written consent in lieu of a stockholders' meeting signed by Technical Olympic dated April 5, 2002 pursuant to Section 228 of the Delaware General Corporation Law. On that date, 11,500,000 shares of our common stock were outstanding and each share entitled its holder to one vote. The holders of a majority of our outstanding common stock, or 5,750,001 votes, were required to adopt the Merger Agreement and to approve the Charter Amendment. On April 5, 2002, Technical Olympic held 9,200,000 shares of our common stock, representing 80% of our issued and outstanding common stock. Engle Holdings' board of directors approved and recommended the Merger Transactions to Engle Holdings' sole stockholder and then Engle Holdings' sole stockholder, Technical Olympic, approved the Merger, in unanimous written consents of the directors and stockholder dated April 5, 2002.

     Because Technical Olympic held and voted the requisite number of shares under Delaware corporate law and the provisions of our certificate of incorporation to approve each of the Merger Transactions, we are not calling a special meeting of the stockholders in respect of the Merger Transactions and are not asking you for a proxy or consent.

THE MERGER TRANSACTIONS


     Pursuant to the Merger Agreement, and as explained more fully below, Engle Holdings will be merged with and into us on the Effective Date, which we expect to be on or about June 24, 2002. On the Effective Date, the separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware. Engle Homes, the wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary as a result of the Merger.

     In the Merger, each outstanding share of Engle Holdings' common stock, par value $0.01 per share, will be converted into 1,724.08294 shares of our common stock, par value $0.01 per share. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock, par value $0.01 per share, issued and outstanding, all of which are held by Technical Olympic. Thus, based on the last sale price of our common stock on April 5, 2002, Engle Holdings would be valued at $243.2 million.

     We and Engle are under the common control of Technical Olympic. As a result, the Merger is being accounted for in a manner similar to a pooling-of-interests. Upon the closing of the Merger, we will initially record the assets and liabilities transferred at the amounts at which they are carried in Engle's accounts on the date of the Merger.

     The Merger is subject to certain conditions, including the closing of the Refinancing. In addition, immediately prior to the Merger, we will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisor considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle Holdings share into shares of our common stock pursuant to the Merger.

     Currently, our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. On April 5, 2002, we had 11,500,000 shares of our common stock outstanding and no shares of preferred stock outstanding. In the Merger, we will issue 16,378,787 new shares, which will result in Technical Olympic owning 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock after the Merger. Consequently, to accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

     Any federal or state regulatory requirements have been compiled with, and no regulatory approvals are necessary in connection with the Merger Transactions, other than the filing of the certificate of merger for the Merger and the Charter Amendment with the Secretary of State of the State of Delaware.

     Important Terms of the Merger:

Conditions to Closing the
Merger........................   The Merger Agreement provides that the
                                 respective obligations of each of the parties to effect the Merger are subject to the satisfaction or waiver of a number of conditions. In addition, the Merger is contingent upon the closing of the Refinancing.

Effectiveness of the Merger...   The Merger will become effective at the time a
                                 Certificate of Merger is filed with and
                                 recorded by the Secretary of State of the State of Delaware.

Consideration for the
Merger........................   On the Effective Date, Engle Holdings will be
                                 merged with and into us, and each issued and outstanding share of Engle Holdings' common stock will be converted into 1,724.08294 shares of our common stock. This exchange rate will result in Technical Olympic, which currently holds 80% of our outstanding common stock, owning 25,578,787 shares of our common stock, representing 91.75% of our common stock outstanding after the Merger.

Fractional Shares.............   No fractional shares of our common stock will
                                 be issued in the Merger. If the conversion ratio would result in a fractional number of shares of our common stock being issued, the number of shares of our common stock issuable in the Merger will be rounded down to the next whole number.

Effect of the Merger..........   Engle Holdings will be merged with and into us
                                 on the Effective Date. The separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware.
                                 Engle Homes, the wholly-owned operating
                                 subsidiary of Engle Holdings, will become our wholly-owned subsidiary as a result of the Merger. To accomplish the Merger we will need to amend our certificate of incorporation to increase authorized shares of common stock from 30,000,000 shares to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

Federal Income Tax
Consequences..................   The Merger will constitute a reorganization
                                 within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. No gain or loss will be recognized by us or our stockholders as a consequence of the Merger. A stockholder's aggregate tax basis in our common stock after the Merger will be the same as such holder's aggregate tax basis in the shares of our common stock immediately prior to the Merger.

Representations and
Warranties....................   Each party to the Merger Agreement makes
                                 representations and warranties to the other parties. The representations and warranties of each of the parties will not survive closing, except Technical Olympic's representations and warranties relating to the conduct of Engle's business since November 2000 (when Technical
                                 Olympic purchased Engle) and to Technical
                                 Olympic's lack of knowledge regarding any undisclosed Engle liabilities, which representations and warranties will survive for six months following the closing of the Merger.

Changes in Management.........   Contemporaneously with the Merger, we will make
                                 certain management changes as discussed under "The Merger -- Changes in Management" below.

Termination of the Merger
Agreement.....................   Before the closing of the Merger, the parties
                                 may agree by mutual written consent to
                                 terminate the Merger. Any of the parties may terminate the Merger Agreement if the Merger is not consummated on or before December 31, 2002, unless the failure to consummate the Merger is the result of a default by the party seeking to terminate the Merger Agreement, or if a court or governmental entity issues an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger.

Reasons for the Merger........   We believe that the Merger will expand our
                                 markets and increase our geographic
                                 diversification; increase our operating
                                 efficiencies as a result of economies of scale;
                                 improve our purchasing power with respect to subcontractors and suppliers; increase our leverage with brokers and land owners to obtain rights to the most attractive properties in our markets; strengthen our management team by combining our management with Engle Homes' management; and enhance our access to capital.


     Fairness Opinion. Deutsche Bank Securities Inc. ("DB") has delivered a written opinion dated April 4, 2002 to the Special Committee, consisting of our four independent directors, to the effect that, as of April 4, 2002 and based upon and subject to certain matters stated therein, the Conversion Ratio (as defined in the opinion) is fair, from a financial point of view, to the holders of our common stock, other than Technical Olympic. DB'S OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE AND RELATES TO THE FAIRNESS TO THE HOLDERS OF OUR COMMON STOCK (OTHER THAN TECHNICAL OLYMPIC) OF THE MERGER FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO MATTERS RELATING TO THE MERGER. The full text of the written opinion dated April 4, 2002 of DB is attached hereto as Exhibit C and details the procedures followed, assumptions made, matters considered and limitations on the review undertaken by DB in connection with such opinion. See "The Merger -- Opinion of Deutsche Bank Securities Inc., Financial Advisor to the Special Committee."


THE COMPANIES


     Newmark. We design, build and sell single-family homes, town homes and patio homes in five markets in Texas and Tennessee.


     Engle. Engle designs, builds and sells single-family homes, town homes, patio homes and condominiums in seven markets in Texas, Florida, Colorado, Virginia and Arizona.

     Technical Olympic. Technical Olympic is a wholly-owned, indirectly-held subsidiary of Technical Olympic S.A., a Greek corporation publicly traded on the Athens Stock Exchange that is engaged principally in infrastructure and real estate development in Greece and other European countries and, indirectly through Newmark and Engle, in the United States.

RECENT DEVELOPMENTS


     On April 15, 2002, we sold the stock of Westbrooke to Standard Pacific for consideration consisting of $41.0 million in cash and the repayment by Standard Pacific of $54.4 million of Westbrooke's debt, including $14.2 million of intercompany liabilities owed to Newmark. The purchase price is subject to adjustment (either upwards or downwards) within 90 days of the closing, based on Westbrooke's net income from January 1, 2002 through the closing date. For more information on the Westbrooke Sale and its impact on our business, see "Our Business -- Recent Developments" and "Financial Information."


SUMMARY OF SELECTED FINANCIAL INFORMATION

     For certain historical consolidated financial data for both Engle and us and pro forma combined financial data which gives effect to the Westbrooke Sale, the Merger and the Refinancing, see "Financial Information."

                   INTEREST OF CERTAIN PERSONS IN THE MERGER

     Engle Holdings is a wholly-owned subsidiary of Technical Olympic. Technical Olympic also owns 80% of our outstanding common stock. We were not required to solicit proxies to obtain stockholder approval for the Merger and the Charter Amendment because Technical Olympic, as our majority stockholder, approved the Merger Transactions by written consent in lieu of a stockholders' meeting.

     Technical Olympic acquired Engle at a total enterprise value equal to $390.4 million on November 20, 2000, consisting of the assumption or repayment of $183.5 million of outstanding net homebuilding debt and the payment of $206.9 million for the equity of Engle.

     We agreed to acquire Engle at total enterprise value equal to $486.8 million, which as of April 3 consisted of the assumption or repayment of $257.3 million of outstanding net homebuilding debt and the issuance of 16.4 million shares of Newmark stock, which shares were on April 2, 2002 trading at $14.01 per share and had an implied valued of $229.5 million.

                                  RISK FACTORS

     The following risk factors apply to the combined businesses of Newmark and Engle following the Merger. References to "our," "we" or "us" in this section only refer to the combined business which is the surviving corporation in the Merger. You should carefully consider each of the following factors, as well as other information contained in this Information Statement.

RISK RELATED TO OUR BUSINESS

  OUR SIGNIFICANT LEVEL OF DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR DEBT SERVICE OBLIGATIONS.


     We currently have, and after the completion of the Merger will continue to have, a significant amount of debt. As of March 31, 2002, we would have had on a pro forma basis (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing) approximately $381.8 million aggregate principal amount of outstanding debt (including Engle's 9 1/4% senior notes due 2008 with respect to which, as part of the Refinancing, we intend to deposit approximately $14.2 million with the trustee to defease or discharge the covenants thereunder and the Engle Homes Acquisition Debt that we are assuming prior to the Merger and repaying pursuant to the Refinancing; see "The
Merger -- The Refinancing"). We also would have had the capacity to borrow an additional $220.0 million under our new credit facility, provided that we meet a specified borrowing base capacity, specified net worth, fixed charge coverage and leverage ratios contained in the credit agreement, and the availability to borrow up to $33.2 million under our warehouse line of credit (including a purchase agreement) and our other credit facilities. In addition, subject to restrictions in our financing documents (including the requirement to maintain specified minimum of tangible net worth and debt to tangible net worth ratios), we may incur additional debt beyond that provided under the new credit facility and the warehouse line of credit. Based on the most restrictive reading of the restrictions of our financing documents we estimate that we would be able to incur approximately $177.4 million of additional debt beyond that outstanding at March 31, 2002.


     The level of our debt could have important consequences, including:

     - making it more difficult for us to pay interest and principal with respect to our debt;

     - requiring us to dedicate a substantial portion of our cash flow from operations for interest and principal payments on our debt and reducing our ability to use our cash flow to fund working capital, acquisitions and other general corporate requirements;

     - limiting our ability to obtain additional financing to fund working capital, acquisitions and other general corporate requirements;

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - placing us at a disadvantage compared to our competitors who are less leveraged; and

     - exposing us to fluctuations in interest rates with respect to that portion of our debt which is at a variable rate of interest.

     Our ability to meet our debt service obligations depends on our future performance as well as the housing market in general. Numerous factors outside of our control, including changes in economic or other business conditions generally or in the markets or industry in which we do business, may adversely affect our operating results and cash flows which in turn may affect our ability to meet our debt service obligations. If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our debt, seek additional equity capital or sell assets. We may be unable to restructure or refinance our debt, obtain additional financing or sell assets on satisfactory terms or at all.

  WE MAY NEED ADDITIONAL FUNDS FOR THE GROWTH AND DEVELOPMENT OF OUR BUSINESS AND IF WE ARE UNABLE TO OBTAIN THESE FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AS PLANNED, AND THIS COULD ADVERSELY EFFECT OUR RESULTS OF OPERATIONS AND FUTURE GROWTH.

     Our operations require significant amounts of cash. While we do not anticipate any need for additional sources of financing following the closing of the Refinancing to operate our existing business, if our business does not achieve the levels of profitability or generate the amount of cash that we anticipate or if we expand through acquisitions or growth through operations faster than anticipated, we may need to seek additional debt or equity financing to operate and expand our business. If we are unable to obtain sufficient capital to fund our growth and development initiatives, it could adversely affect our earnings and future growth. We may be unable to obtain additional financing on satisfactory terms or at all.

     If additional funds are raised through the incurrence of debt, we will incur increased debt service costs and may become subject to additional restrictive financial and other covenants. Moreover, the instruments governing the debt we incur pursuant to the Refinancing will contain provisions that restrict the amount of debt we may incur.

  ECONOMIC DOWNTURNS IN THE GEOGRAPHIC AREAS IN WHICH WE OPERATE WOULD ADVERSELY AFFECT OUR BUSINESS.

     Although we operate in 11 major metropolitan areas, our operations are concentrated in the southwestern and southeastern United States. Adverse economic or other business conditions in these regions or in the particular markets in which we operate, all of which are outside of our control, could have a material adverse impact on our revenues and earnings.

  WE MAY NOT BE ABLE TO ACQUIRE SUITABLE LAND AT REASONABLE PRICES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     We have experienced an increase in competition for available land and developed lots in some of our market areas as a result of the strength of the economy in many of these markets over the past few years and the availability of more capital to major homebuilders. Our ability to continue development activities over the long term depends upon our ability to locate suitable parcels of land or developed lots and acquire them to support our homebuilding operations. As competition for land increases, the cost of acquiring it may rise and the availability of suitable parcels at acceptable prices may decline. If we are unable to acquire suitable land or developed lots at reasonable prices, it could limit our ability to develop new projects or result in increased land costs which we may not be able to pass through to our customers. Both of these factors could adversely affect our earnings.

  TECHNICAL OLYMPIC, OUR MAJORITY STOCKHOLDER, WILL CONTINUE TO CONTROL US AFTER THE MERGER AND CAN CAUSE US TO TAKE CERTAIN ACTIONS OR PRECLUDE US FROM TAKING CERTAIN ACTIONS WITHOUT THE APPROVAL OF THE OTHER STOCKHOLDERS.

     Currently, Technical Olympic owns 80% of the voting power of our common stock. Following the Merger, Technical Olympic will own 25,578,787 shares of our common stock, representing 91.75% of the voting power of our common stock. As a result, Technical Olympic will retain the ability to control all fundamental matters affecting us, including with respect to the election of our directors and the outcome of any matter submitted to our board of directors or our stockholders for approval.

RISK RELATED TO OUR INDUSTRY

  CHANGES IN ECONOMIC OR OTHER BUSINESS CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The homebuilding industry historically has been cyclical and is affected significantly by adverse changes in general and local economic conditions, such as:

     - employment levels;

     - population growth;

     - consumer confidence and stability of income levels;

     - availability of financing for land acquisitions, construction and permanent mortgages;

     - interest rates;

     - inventory levels of both new and existing homes;

     - supply of rental properties; and

     - conditions in the housing resale market.

One or more of these conditions, all of which are outside of our control, could adversely affect demand and the prices for new homes in some or all of the regions in which we operate. A decline in demand or the prices we can obtain for our homes could have an adverse effect on our revenues and earnings.

  WE ARE SUBJECT TO SUBSTANTIAL RISKS WITH RESPECT TO THE LAND AND HOME INVENTORIES WE MAINTAIN.

     As a homebuilder, we must constantly locate and acquire new tracts of land for development and developed lots to support our homebuilding operations. There is often a lag time between the time we acquire land for development or developed lots and the time that we can bring the developed properties to market and sell them. As a result, we face the risk that demand for housing may decline during this period and that we will not be able to dispose of developed properties or undeveloped land or lots acquired for development at expected prices or within anticipated time frames or at all. The market value of housing inventories, undeveloped land and developed lots can fluctuate significantly because of changing market conditions. In addition, inventory carrying costs can be significant and can adversely affect our performance. Because of these factors, we may be forced to sell homes or other property at a loss or for prices that generate less profit than originally anticipated. We may also be required to make material write-downs of the book value of our real estate assets in accordance with generally accepted accounting principles if values decline.

  SUPPLY RISKS AND SHORTAGES CAN HARM OUR BUSINESS.

     The homebuilding industry from time to time has experienced significant difficulties with respect to:

     - shortages of qualified trades people and other labor;

     - inadequately capitalized local contractors;

     - shortages of materials; and

     - volatile increases in the cost of certain materials, including lumber, framing and cement, which are significant components of home construction costs.

These difficulties could cause us to take longer and pay more to build our homes. In addition, we may not be able to pass through any increased costs to our customers, particularly because in many cases we fix the price of a home at the time a sales contract is signed which may be up to one year in advance of the delivery of the home.

  FUTURE INCREASES IN INTEREST RATES COULD PREVENT POTENTIAL CUSTOMERS FROM PURCHASING OUR HOMES WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

     Virtually all of our customers finance their purchases through mortgage financing obtained from us or other sources. Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes as potential homebuyers may not be able to afford higher monthly mortgage costs. Even if our potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. Consequently, any future increases in interest rates could adversely affect our revenues and earnings.

  THE COMPETITIVE CONDITIONS IN THE HOMEBUILDING INDUSTRY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The homebuilding industry is highly competitive and fragmented. We compete in each of our markets with numerous national, regional and local builders, including some builders with greater financial resources, more experience and more established market positions than ours and who have lower costs of capital, labor and material than us and better opportunities for land acquisitions. Builders of new homes compete for homebuyers, as well as for desirable properties, raw materials and skilled subcontractors. The competitive conditions in the homebuilding industry could among other things:

     - increase our costs and reduce our revenues;

     - make it difficult for us to acquire suitable land at acceptable prices;

     - require us to increase selling commissions and other incentives;

     - result in delays in construction; and

     - result in lower sales volumes.

     We also compete with resales of existing homes, available rental housing and, to a lesser extent, condominium resales. An oversupply of attractively priced resale or rental homes in the markets in which we operate could adversely affect our ability to sell homes profitably.

     Our mortgage origination and title operations are also subject to competition from third-party providers, many of which are substantially larger and may have a lower cost of funds or overhead than we do.

  OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REGULATIONS WHICH INCREASE THE COST OF OUR DEVELOPMENT AND HOMEBUILDING PROJECTS AND MAY ADVERSELY AFFECT OUR BUSINESS.

     We are subject to extensive and complex laws and regulations that affect the development and homebuilding process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal and use of open spaces. We also are subject to a variety of local, state and federal laws and regulations concerning the protection of health and the environment. In some of the jurisdictions in which we operate, we are required to pay impact fees, use energy saving construction materials and give commitments to provide certain infrastructure such as roads and sewage systems. We must also obtain permits and approvals from local authorities to complete residential development or home construction. The laws and regulations under which we operate and our obligations to comply with them may result in delays in construction and development, cause us to incur substantial compliance and other increased costs and prohibit or severely restrict development and homebuilding activity in certain areas in which we operate.

     Our mortgage origination and title insurance operations are subject to numerous federal, state and local laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

RISKS RELATED TO THE MERGER

  WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE AND OPERATE NEWMARK AND ENGLE AS A COMBINED COMPANY OR TO REALIZE THE EXPECTED BENEFITS OF THE MERGER.

     Although Newmark and Engle have been controlled by Technical Olympic as a majority or sole stockholder since November 2000, they have been operated independently. Following the Merger, we intend to integrate the operations of the companies in order to achieve, among other things, various operating and purchasing efficiencies. In connection with the Merger, the departure of management and other key personnel or difficulties in integrating the companies' operations could cause our financial condition, results of operations and competitive position to be adversely affected. Even if we overcome these challenges and risks, we may not realize the expected benefits of the Merger.

                                   THE MERGER


     Pursuant to the Merger Agreement, and as explained more fully below, Engle Holdings will be merged with and into us on the Effective Date, which we expect to be on or about June 24, 2002. When the Merger becomes effective, the separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware. Engle Homes, the wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary as a result of the Merger.


     In the Merger, each outstanding share of Engle Holdings' common stock, par value $0.01 per share, will be converted into 1,724.08294 shares of our common stock, par value $0.01 per share. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock, par value $0.01 per share, issued and outstanding, all of which are held by Technical Olympic. Thus, based on the last sale price of our common stock on April 5, 2002, Engle Holdings would be valued at $243.2 million.

     The Merger is conditioned upon certain conditions as well as the closing of the Refinancing. In addition, immediately prior to the Merger, we will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisors considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle Holdings share into shares of our common stock pursuant to the Merger.

     Currently, our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. We have 11,500,000 shares of our common stock outstanding and no shares of preferred stock outstanding. In the Merger, we will issue 16,378,787 new shares, which will result in Technical Olympic owning 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock after the Merger. Consequently, to accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

BACKGROUND OF THE MERGER

     During late 2000 and early 2001, Technical Olympic began exploring the possibilities of merging the homebuilding operations of Newmark and Engle. Technical Olympic analyzed the financial aspects of a combination, various legal structures to accomplish such a combination, and the potential benefits that might be realized by combining Newmark and Engle. Technical Olympic's financial advisor, Banc of America Securities LLC ("BAS"), analyzed the market trends in the homebuilding industry, provided an analysis of the two companies and calculated an exchange ratio that reflected the value of each company at that time. Technical Olympic's legal counsel, Vinson & Elkins LLP ("VE"), analyzed the legal process necessary to complete a combination of us with Engle.

     On March 6, 2001, our board of directors ratified the appointment of all of the independent and outside directors of the board of directors (those directors who are not affiliated with Technical Olympic and who are not our employees or management) to the Special Committee. The Special Committee was delegated the authority by the board of directors to consider a potential merger between Engle and us and to employ or retain such consultants as necessary to advise the committee.

     On March 6, 2001, representatives of Technical Olympic met with members of the Special Committee to describe generally the proposed framework pursuant to which Engle Holdings could be merged into us in a stock-for-stock transaction. Following such meeting the Special Committee contacted DB with respect to the financial aspects and Andrews & Kurth LLP ("AK") with respect to the legal aspects about advising the Special Committee regarding a proposed merger.

     On March 6, 2001, we issued a press release that disclosed that we had formed the Special Committee to evaluate the possible merger of Engle Holdings and us and that the Special Committee was expected to engage outside counsel and other advisers to assist in the process of analyzing and evaluating the feasibility of the proposed merger.

     On or about March 8 and 13, 2001, the Special Committee retained DB and AK, respectively.

     On March 14, 2001, representatives of Technical Olympic and BAS met with members of the Special Committee and their consultants and made a presentation with respect to a proposed merger, including ranges of exchange values for each outstanding share of Engle Holdings.

     From March 14 to March 26, 2001, the Special Committee's consultants met with our management and the management of Engle Holdings, as well as consultants to Technical Olympic, and exchanged information regarding the two companies.

     On March 26, 2001, the Special Committee received a letter from Mr. Constantine Stengos, in his capacity as chairman of Technical Olympic, proposing an exchange value whereby Technical Olympic would own 96% of the combined company after the merger.

     On March 29, 2001, the Special Committee sent a letter to Mr. Stengos indicating that although the committee believed a combination of the two companies would provide certain strategic and financial advantages and would benefit the stockholders, the proposed exchange ratio was not sufficient.

     From March 26, 2001 to April 17, 2001, the Special Committee and representatives of Technical Olympic held discussions with respect to the proposed merger, exchanged and analyzed additional information, and identified points to be resolved or concluded prior to a merger.

     On April 17, 2001, the Special Committee received a letter from Technical Olympic indicating that Technical Olympic would be agreeable to an exchange ratio that would result in Technical Olympic owning 93% of the combined entity after the merger and our public shareholders owning 7%, subject to negotiations of other terms and conditions of the Merger Transactions.

     Commencing and continuing from April 17, 2001, representatives of the Special Committee and Technical Olympic considered the proposed terms of the Merger Transactions, conducted due diligence with respect to Engle and us and negotiated the terms of a merger agreement. As part of the merger negotiations, the Special Committee indicated that the proposed merger was dependent on the satisfactory resolution of the following issues:

          (i) the determination of the management of the combined business; and

          (ii) the refinancing of the debt of both Engle and us.

     From March 2001 to October 2001, Technical Olympic conducted a search for an appropriate candidate to be the Chief Executive Officer of the merged entity. On October 1, 2001, Technical Olympic hired Antonio B. Mon as its Chief Executive Officer with the expectation that Mr. Mon would become our Chief Executive Officer upon approval of the terms of his employment agreement by the Special Benefits Committee of our board of directors and consummation of the proposed merger. Tommy McAden, the Chief Financial Officer of Technical Olympic, also agreed to become our Chief Financial Officer effective upon consummation of the proposed merger. The Special Benefits Committee of our board of directors approved the economic terms for Mr. Mon and Mr. McAden on April 5, 2002. Mr. Mon's employment agreement has been finalized and executed by us and Mr. Mon. We are currently negotiating the terms of Mr. McAden's employment contract.

     On August 14, 2001, Technical Olympic retained a major investment bank to assist in arranging an aggregate of $600 million of financing for the combined business, including assumption of the Engle Homes Acquisition Debt. Since August 14, 2001, management and consultants of Technical Olympic, Engle Holdings and Newmark have been working with the bank to arrange the necessary financing of the combined business.

     Commencing in September 2001, representatives of Technical Olympic and the Special Committee began to negotiate the terms of the proposed merger to include the proposed refinancing, the assumption and repayment of the Engle Homes Acquisition Debt, and any necessary adjustment to the exchange ratio.

     On or about January 25, 2002, Technical Olympic formalized these discussions in a letter to the Special Committee, including the assumption and repayment of the Engle Homes Acquisition Debt. Based upon the revised financial structure, Technical Olympic proposed an exchange ratio which upon consummation of the merger would result in Technical Olympic owning 92.5% of the combined business.

     On or about February 5, 2002, after further negotiations, Technical Olympic agreed to an exchange ratio whereby Technical Olympic would own 91.75% of the merged entity and the public shareholders would own 8.25%. On or about April 4, 2002, after further consultation with its financial and legal advisors, the Special Committee approved and recommended to our full board of directors the Merger and the terms of a definitive Merger Agreement, subject to resolution of any due diligence questions.

     The definitive Merger Agreement that was negotiated between the Special Committee and Technical Olympic was presented to our full board of directors. Our board analyzed and reviewed with the appropriate officers and consultants of each respective company, the definitive merger agreement and considered, among other things, the various considerations set forth under "-- Reasons for the Merger."

     The Merger, the Merger Agreement and the Charter Amendment were approved by our board of directors and the Merger Transaction were recommended to our stockholders on April 5, 2002.

     On April 5, 2002, following the approval of the Merger Agreement by our board of directors, Technical Olympic, which holds 80% of our issued and outstanding common stock, entered into a written consent of the majority stockholder approving the Merger on the terms and conditions specified in the Merger Agreement and approved the Charter Amendment.

     The board of directors of Engle Holdings approved and recommended the Merger to Engle Holdings' sole stockholder and then Technical Olympic as the sole stockholder of Engle Holdings approved the Merger by unanimous written consents dated April 5, 2002.

OUR BUSINESS


     We design, build and sell single-family homes, town homes and patio homes in five markets in Texas and Tennessee. At March 31, 2002, we operated in 57 communities and had 486 homes under construction. We are also actively engaged in residential land acquisition and lot development and at March 31, 2002, owned or had under option contracts 2,467 lots available for future homebuilding.



     The homes we market under our various brand names generally differ in terms of the locations offered, price, size and degree of customization. We market homes under the names Newmark(R), Fedrick, Harris Estate Homes and Marksman Homes in our markets in Texas and Tennessee. Typically, Newmark(R) homes range in size from 1,700 square feet to over 4,500 square feet, with an average sales price of $281,893 for homes closed during the year ended March 31, 2002. The homes we market under the Fedrick, Harris Estate Homes name provide the highest degree of customization and typically range in size from 3,500 square feet to over 7,000 square feet, with an average sales price of $491,982 for homes closed during the year ended March 31, 2002. Marksman Homes typically range in size from 1,550 square feet to over 2,450 square feet, with an average sales price of $166,662 for homes closed during the year ended March 31, 2002.


     We believe we compete favorably with other homebuilders in our markets by offering a broad selection of homes with a wide range of amenities and significant design customization options. We provide homebuyers the ability to select various design features in accordance with their personal preferences. Although most design modifications are significant to the homebuyer, they typically involve relatively minor adjustments that allow us to maintain construction efficiencies and achieve greater profitability due to increased sales prices and margins. As a high-volume builder, we believe our homes offer more value than those offered by local, lower-volume custom builders, primarily due to our effective purchasing, construction and marketing programs resulting from economies of scale. We believe that our ability to meet the design tastes of prospective homebuyers at competitive prices enables us to compete effectively with many of the other builders in our markets.

     Our predecessor company was founded in Houston, Texas in 1983. In March 1995, we acquired The Adler Companies, Inc., which has operated in southern Florida from 1990 until 2000. In January 1998, we acquired Westbrooke Communities, Inc. and affiliated entities, which has operated in southern Florida area since 1976. With the acquisition of Westbrooke, the Company wound down the operations of Adler's operations by the end of 2000. We completed our initial public offering of common stock in March 1998. On December 15, 1999, Technical Olympic purchased 9,200,000 shares of our common stock from Pacific Realty Group, Inc., representing 80% of our outstanding common stock. In March 2001, we changed our state of incorporation from Nevada to Delaware. On April 15, 2002, we sold the stock of Westbrooke to Standard Pacific. For more information on the sale of Westbrooke, see "Our Business -- Recent Developments."


     Our current principal executive offices are located at 1200 Soldiers Field Drive, Sugar Land, Texas 77479 and our phone number is (281) 243-0100. After the Merger, our principal executive offices will change to 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021 and our phone number will be (954) 364-4000.


     Recent Developments. On April 15, 2002, we sold the stock of Westbrooke to Standard Pacific for consideration consisting of $41.0 million in cash and the repayment by Standard Pacific of $54.4 million of Westbrooke's debt, including $14.2 million of intercompany liabilities owed to Newmark. The purchase price is subject to adjustment (either upwards or downwards) within 90 days of the closing, based on Westbrooke's net income from January 1, 2002 through the closing date. In 2001, Westbrooke closed 919 homes and generated $196.5 million in revenue. As a result of the Westbrooke Sale, we have eliminated operating redundancies in our South Florida market and we believe that we have strengthened our financial position.



     Markets. We build homes in five markets in Texas and Tennessee. We selected these markets based on a number of factors, including regional economic conditions, projected job growth, land availability, the local land development process, consumer tastes, competition from other builders of new homes and secondary home sales activity. We continue to evaluate new markets for possible entry where we believe there are attractive opportunities for us.



     The table below shows, by region, our sales contracts executed (net of cancellations), home closed, homebuilding revenue and average sales price, in each case for the three months ended March 31, 2002, and our backlog at March 31, 2002:


                               MARKET REGION DATA
                                    NEWMARK


                                                                                BACKLOG
                                                                  AVERAGE   ----------------
                              NET SALES   HOMES    HOMEBUILDING    SALES             SALES
REGION                        CONTRACTS   CLOSED     REVENUE       PRICE    HOMES    VALUE
------                        ---------   ------   ------------   -------   -----   --------
                                                  (DOLLARS IN THOUSANDS)
Texas.......................     351       240       $69,080       $288      413    $110,780
Mid-Atlantic(1).............      62        42        14,481       $345       57      19,068
                                 ---       ---       -------                 ---    --------
  Total.....................     413       282       $83,561       $296      470    $129,848
                                 ===       ===       =======                 ===    ========


---------------


(1) This region consists of our operations in North Carolina and Tennessee.



     Our sales backlog at March 31, 2002 was 470 homes compared to 505 homes at March 31, 2001. Backlog represents home purchase contracts that have been executed and for which earnest money deposits have been received, but for which the sale has not yet closed. Home sales are not recorded as revenues until the closings occur. Historically, substantially all of the homes in our backlog at any given point in time have been sold in the following 12-month period. For example, 95% of the homes in our backlog at December 31, 2000 were closed in the year ended December 31, 2001, and 96% and 100% of the homes in our backlog at December 31, 1999 and 1998, respectively, were closed in the subsequent calendar year. Although cancellations can disrupt anticipated home closings, we believe that cancellations have not had a material negative impact on our operations or liquidity during the last several years. We attempt to reduce cancellations by reviewing each homebuyer's ability to obtain mortgage financing early in the sales process and by closely monitoring the mortgage approval process.

     Land Policies and Positions. To support our homebuilding operations, we acquire (i) lots that have sewage systems, drainage and other similar infrastructure in place (we refer to these lots as "developed lots"); and (ii) larger tracts of land having the necessary approvals for residential homebuilding (we refer to these tracts of land as "entitled land"). A developed lot is ready to have a house constructed on it. Before we build a house on entitled land, we must construct sewage systems, drainage and other infrastructure.


     We generally acquire multiple developed lots that are located adjacent to or near each other in a community. This enables us to build and market our homes more cost efficiently than if the lots were located in many separate locations. Historically, we have been able to acquire a majority of our developed lots through options rather than firm purchase contracts due to the awareness of our brand names among developers and the willingness of developers in our markets to option available lots. With the continuing strength in the housing sector, increasingly we have been required to acquire more of our developed lots under firm purchase contracts.

     We also acquire entitled land to develop lots through both options and firm purchase contracts. Before we enter into these options or contracts, we conduct extensive due diligence using our local experience and expertise, including on-site inspection and soil testing, and we confirm that the land has the required approvals for sewage systems, drainage and other infrastructure necessary for us to develop the lots and build homes on them. Occasionally, we sell a portion of the entitled land we purchase and develop to third-party builders to provide a source of additional revenue and to reduce the risk we incur by holding these lots in inventory.


     The table below shows our lot inventory by region and in total for the periods indicated.



                                                                      DECEMBER 31,
                                                      MARCH 31,   ---------------------
                                                        2002      2001    2000    1999
                                                      ---------   -----   -----   -----
Texas...............................................    2,085     2,204   2,398   1,724
Mid-Atlantic........................................      382       415     407     352
                                                        -----     -----   -----   -----
     Total(1).......................................    2,467     2,619   2,805   2,076
                                                        =====     =====   =====   =====


---------------


(1) Includes 1,344, 1,386, 2,500, and 1,682 lots under option contracts as of March 31, 2002 and December 31, 2001, 2000, and 1999, respectively.


     Design. Our home designs and floor plans are prepared by outside architects we hire in each of our markets to appeal to the local tastes and preferences of the community. Using our internal design department, we have the capability to change our standard floor plans to accommodate the individual homebuyer. While most design modifications are significant to the homebuyer, they typically involve relatively minor adjustments that allow us to maintain construction efficiencies and result in greater profitability due to increased margins.

     Centralized Purchasing. We utilize centralized purchasing to leverage our purchasing power into volume discounts, a practice that reduces costs, ensures timely deliveries and reduces the risk of supply shortages due to allocations of materials. We have negotiated favorable price arrangements with high quality national and regional suppliers such as Weyerhaeuser, National Gypsum Company, General Electric, Rheem Manufacturing, Dupont Corian, Moen, Inc., Owens Corning, Mohawk Industries, Dow Chemical, Royal Baths, Ingersoll-Rand and Sherwin-Williams for lumber, sheetrock, appliances, heating and air conditioning, counter tops, bathroom fixtures, roofing and insulation products, floor coverings, and other housing components. Other major materials, such as concrete and brick, are also centrally purchased to obtain volume discounts. There are no minimum purchase requirements for these arrangements.

     Construction. Subcontractors perform substantially all of our construction work. Our construction superintendents monitor the construction of each home, coordinate the activities of subcontractors and suppliers, subject the work of subcontractors to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained pursuant to a contract that obligates the subcontractor to complete construction at a fixed price in a workmanlike manner. In addition, under these contracts the subcontractor provides us with standard indemnifications and warranties. Typically, we work with the same subcontractors within each city, which provides us with a stable and reliable work force and better control over the costs and quality of the work performed. Although we compete with other homebuilders for qualified subcontractors, we have established long-standing relationships with many of our subcontractors.

     We typically complete the construction of a home within four to five months. Construction time for our homes depends on weather, availability of labor, materials, supplies and other factors. We do not maintain significant inventories of construction materials, except for materials related to work in progress for homes under construction. Generally, the construction materials used in our operations are readily available from numerous sources. We have favorable price arrangements or contracts with suppliers of certain of our building materials, but we are not under any specific purchasing requirements. In recent years, we have not experienced any significant delays in construction due to shortages of materials.

     Marketing and Sales. We build and market different types of homes to meet the needs of different homebuyers and the needs of different markets. For example, we sell to "first-time" homebuyers, "move-up" homebuyers who want to purchase a home that is larger and more expensive than their current home, homebuyers who are being relocated to a new city or state, homebuyers who want to move into a smaller and less expensive home and "empty-nesters" (homebuyers with grown children). We employ a variety of marketing techniques to attract potential homebuyers through numerous avenues including our Internet web site, extensive telemarketing and advertising, and other marketing programs. We advertise on television, in newspapers and other publications, through brochures and newsletters, on billboards and in brochures and newsletters produced and distributed by real estate and mortgage brokers. Certain of our suppliers participate in our advertising and promotional materials, either through co-branding, cost-sharing or through rebates.


     We typically conduct home sales from sales offices located in furnished model homes used in each community. At March 31, 2002, we conducted our marketing from 57 model homes. Our commissioned sales personnel assist prospective buyers by providing them with floor plans, price information, tours of model homes and information on the available options and other custom features. We provide our sales personnel with extensive training and we keep them updated as to the availability of financing, construction schedules and marketing and advertising plans to facilitate their marketing and sales activities. We supplement our in-house training program with training by outside sales and marketing consultants. We have also formed sales teams comprised of a sales person and other employees, who provide sales support and motivation.


     In addition to using model homes, we enhance our marketing and sales activity with a limited number of speculative homes, which we build in most communities in advance of any specific customer order or contract. We construct speculative homes to satisfy the requirements of relocated buyers, "move-up" homebuyers, and other buyers who need completed homes prior to the completion of the typical four to five month construction period. The number of speculative homes we build in any given community is influenced by local market factors, such as new employment opportunities, significant job relocations, housing demand and the length of time we have built in the market.

     We market and sell homes through commissioned sales personnel and in cooperation with independent real estate brokers. Because a significant portion of our sales originate from independent real estate brokers, we sponsor a variety of programs and events, including breakfasts, contests and other events to ensure that the brokers have the level of familiarity with our communities, homes and financing options necessary to successfully market our homes. We also offer other incentives to brokers to actively market our homes.

     Sales of our homes generally are made pursuant to a standard sales contract that is tailored to the requirements of each jurisdiction. Generally, our sales contracts require a down payment of a fixed amount (typically between $1,000 and $5,000) on our less expensive homes and as a percentage of the sales price (typically 5% to 10%) on our more expensive customized homes. The contract includes a financing contingency which permits the customer to cancel in the event mortgage financing at prevailing interest rates cannot be obtained within a specified period, typically four to six weeks from the signing, and may include other contingencies, such as the prior sale of a buyer's existing home. We estimate that the average period between the execution of a sales contract for a home and closing is approximately four to eight months for presold homes.

     Title and Mortgage Services. We provide title insurance and mortgage origination services through our financial services businesses. In 1997, we acquired a 49% interest in Pacific Title, L.C. ("Pacific Title"), which serves as a title insurance agent and provides title insurance policies and closing services to purchasers of homes built and sold by us in Texas. Our capital is not at risk beyond our limited partnership interest in Pacific Title and we assume no title insurance risk associated with these title policies. Stewart Title Company owns the balance of the interests of Pacific Title.


     In 2001, Westbrooke acquired a 49% limited partnership interest in Universal Land Title of South Florida, Ltd., which serves as a title insurance agent and provides title insurance policies and closing services to purchasers of homes Westbrooke builds and sells in Florida. Our capital is not at risk beyond our limited partnership interest and we assume no title insurance risk associated with these title policies. Engle subsidiaries, affiliates of Technical Olympic, own the balance of the partnership.

     In 2001, we also acquired a 49.99% limited partnership interest in Technical Mortgage, L.P., a mortgage origination company. TM Investments LLC and Preferred Home Mortgage Company ("PHMC"), both of which are affiliates of Technical Olympic and wholly-owned subsidiaries of Engle Homes, own the balance of the partnership. Our capital is not at risk in connection with these mortgages beyond our limited partnership interest. For more information on PHMC, see the section entitled "The Merger -- Engle Holdings, Title and Mortgage Services."

     Customer Service and Quality Control. Our operating divisions are responsible for both pre-closing quality control inspections and responding to customer's post-closing needs. We believe that the prompt, courteous response to homebuyers' needs during and after construction reduces post-closing repair costs, enhances our reputation for quality and service and ultimately leads to significant repeat and referral business. We conduct pre-closing inspections with homebuyers immediately before closing. In conjunction with the inspections, a list of items for home completion is created and outstanding issues are promptly addressed.

     An integral part of our customer service program includes post-closing interviews. In most markets, a customer service representative is sent into each home within 45 days of closing to evaluate the homeowners' satisfaction with their new home, as well as their experience with our sales personnel, construction department, and title and mortgage services. Typically, approximately a year after we sell a house we conduct another interview with the homeowner to determine the level of their continued satisfaction. These interviews provide us with a direct link to the customer's perception of the entire buying experience as well as valuable feedback on the quality of the homes we deliver and the services we provide.


     Warranty Program. We provide a two-year limited warranty of workmanship and materials with each of our homes. We subcontract homebuilding work to subcontractors who provide us with an indemnity and a certificate of insurance before receiving payments for their work and, therefore, claims relating to workmanship and materials are the primary responsibility of our subcontractors. In all markets we provide an additional eight-year limited homeowners' warranty covering major structural defects through an agreement with the Residential Warranty Corporation, an unaffiliated insurance company. An appropriate warranty reserve is established to cover anticipated warranty expenses not borne by our subcontractors. Our historical experience is that warranty expenses generally are within the reserve we have established. We generally have not had any material litigation or claims regarding warranties or latent defects with respect to construction of homes. Current claims and litigation are expected to be substantially covered by our reserve or insurance. After we sell a house, all warranty requests are processed through our customer service departments located in each of our markets. In most instances, a customer service manager inspects the warranty request within 48 hours of receipt. If a warranty repair is necessary, the construction superintendent who built the particular home manages and supervises the repair to ensure that the appropriate subcontractor takes prompt and appropriate corrective action.


     Governmental Regulation and Environmental Matters. We are subject to extensive and complex laws and regulations that affect the development and homebuilding process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal, use of open spaces and the protection of health and the environment. We must also obtain permits and approvals from local authorities to complete residential development or home construction. Our mortgage financing and title insurance operations are subject to numerous federal, state and local laws and regulations, including applicable insurance laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

     Competition and Market Forces. The development and sale of residential properties is a highly competitive business with many competitors. We compete in each of our markets with numerous national, regional and local builders. Builders of new homes compete for homebuyers, as well as for desirable properties, raw materials and reliable, skilled subcontractors. We also compete with resales of existing homes, available rental housing and, to a lesser extent, with resales of condominiums.

     We believe we generally compare favorably to other builders in the markets in which we operate, due primarily to:

          (a) our experience within our geographic markets;

          (b) the ability of our local managers to identify and quickly respond to local market conditions; and

          (c) our reputation for service and quality.

     Our mortgage origination and title operations focus primarily on providing services to buyers of our homes. Thus, although we compete with other third-party providers of such financial services with respect to purchasers of our homes, we generally do not compete directly with such providers, many of whose sole business involves these operations with respect to homes we do not build. We believe marketing these services to our homebuilding clients provides us with a competitive advantage compared to those providers marketing such services without an established relationship.


     Employees. At March 31, 2002, we employed 347 persons, of whom 110 were sales and marketing personnel, 152 were executive, administrative and clerical personnel, and 85 were construction personnel. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.



     Corporate Properties. We own a 19,000 square foot facility in Sugar Land, Texas for both our Houston homebuilding operations and a design center, which allows a prospective homebuyer to view samples of some of the products and features we offer in our homes in Houston. We lease an aggregate of approximately 28,000 square feet in Dallas, Austin, San Antonio and Nashville for our homebuilding operations in these markets. We believe our existing facilities are adequate for our current and planned levels of operations.


     Legal Proceedings. We are involved in various claims and legal actions arising in the ordinary course of business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our financial condition or results of operations.

     Subsequent to our press release on March 6, 2001 regarding the possibility of a merger with Engle, we were notified of the filing of two class action suits challenging any transaction between us and Engle Holdings as a violation of fiduciary duty. The first case was filed in the District Court, Clark County, Nevada and is entitled: Cause No. A431555; Barry Feldman v. Michael J. Poulos, Yannis Delikanakis, Michael S. Stevens, Constantinos Stengos, Georgios Stengos, Andreas Stengos, James M. Carr, William A. Hasler, Larry D. Horner, Lonnie M. Fedrick, Engle Holdings Corp. and Newmark Homes Corp. The second case was filed in the 80th Judicial District Court of Harris County, Texas and is entitled:
Cause No. 2001-14194; and Michael Gormley v. Michael J. Poulos, Yannis Delikanakis, Michael S. Stevens, Constantinos Stengos, Georgios Stengos, Andreas Stengos, James M. Carr, William A. Hasler, Larry D. Horner, Lonnie M. Fedrick, Engle Holdings Corp. and Newmark Homes Corp.

     The first class action lawsuit filed in Nevada has been stayed indefinitely pending the resolution of the second class action lawsuit filed in Texas. Our obligation to answer the complaint in the second class action lawsuit was deferred until the plaintiffs requested in writing that we answer the complaint pursuant to an agreement with the plaintiffs.

     Subsequent to the filing of the class action lawsuit in Texas, two intervenors filed interventions in the Texas class action: Intervention by Plaintiff Barry Feldman; Cause No. 2001-14194; Michael Gormley, on behalf of himself and all others similarly situated v. Michael J. Poulos, et al; in the 80th Judicial District Court Harris County, Texas, filed March 23, 2001; and Intervention by Plaintiff William F. Ring; Cause No. 2001-14194; Michael Gormley, on behalf of himself and all others similarly situated v. Michael J. Poulos, et al; in the 80th Judicial District Court Harris County, Texas, filed March 29, 2001.

     In March 2002, we reached an agreement in principle with representatives for the plaintiffs for the proposed settlement of the class actions, as well as the interventions. Under the terms of the settlement, we have agreed to pay the plaintiffs' attorneys' fees and expenses in an amount not to exceed $350,000 in the aggregate. The settlement is subject to a number of conditions, including the closing of the Merger, providing notice to the class, conducting confirmatory discovery, executing a definitive settlement agreement and obtaining final approval by the court.

     Market for Our Common Equity and Related Stockholder Matters. Our common stock commenced trading on the Nasdaq National Market on March 12, 1998 under the trading symbol "NHCH". The range of high and low closing sales prices per share by quarter for calendar years 1999, 2000 and 2001, as well as for the first quarter of 2002, as reported by the Nasdaq National Market, appear in the following table. These prices are what a securities dealer would pay for a share of our common stock and do not include any commissions you might have to pay or any retail mark-ups or mark-downs.

                                                                         RANGE
                                                                    ---------------
YEAR                            QUARTER                              HIGH     LOW
----                            -------                             ------   ------
1999  First.......................................................  $ 8.50   $ 6.25
      Second......................................................    6.75     5.00
      Third.......................................................    8.13     5.25
      Fourth......................................................    7.50     5.00
2000  First.......................................................  $ 6.50   $ 5.50
      Second......................................................    6.50     5.06
      Third.......................................................    8.75     6.38
      Fourth......................................................   11.50     8.31
2001  First.......................................................  $12.38   $ 9.11
      Second......................................................   17.00    10.52
      Third.......................................................   13.29     8.75
      Fourth......................................................   14.50     9.60
2002  First.......................................................  $17.84   $13.09

     As of December 31, 2001, there were 37 shareholders of record. We believe there are approximately 800 beneficial owners of our common stock.

     We did not declare any cash dividends on our common stock in 2000. We declared a dividend on March 6, 2001 of $0.54 per share of common stock to record holders of March 31, 2001, which was paid May 15, 2001.

     Our credit agreements generally contain covenants that limit the amount of dividends or distributions we can pay on our common stock and the amount of stock we can repurchase.

ENGLE'S BUSINESS


     Engle designs, builds and sells single-family homes, town homes, patio homes and condominiums in seven markets in Texas, Florida, Colorado, Virginia and Arizona. At March 31, 2002, Engle operated in 89 communities and had 1,293 homes under construction. Engle is also actively engaged in residential land acquisition and lot development and at March 31, 2002, owned or had under option contracts 10,839 lots available for future building. Engle markets homes under the Engle name only, but it offers a variety of home styles, with an average sales price of approximately $253,000 for the three months ended March 31, 2002.


     Engle believes that it competes favorably with other homebuilders in its markets by offering a wide variety of homes styles. Engle believes that its market oriented approach, coupled with its emphasis on product and price diversification, permits it to sell to many different types of homebuyers, including "first-time" homebuyers, "move-up" homebuyers, homebuyers who are being relocated to a new city or state and empty-nesters, and enables Engle to respond rapidly to changing market conditions and the cyclical nature of the homebuilding industry.

     On November 22, 2000, Engle Homes became a wholly-owned subsidiary of Engle Holdings, a wholly-owned subsidiary of Technical Olympic, pursuant to a merger agreement dated October 12, 2000. Prior to its acquisition by Technical Olympic, Engle Homes' fiscal year ended on October 31. On November 22, 2000, Engle Homes changed its fiscal year from October 31 to December 31. Following the merger, the common stock of Engle Homes ceased to be publicly traded.

     Engle's principal executive office is located at 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, and its phone number is (561) 391-4012.

     Markets. Engle builds homes in seven markets in Texas, Florida, Colorado, Virginia and Arizona. Engle selected these markets based on a number of factors, including regional economic conditions, projected job growth, land availability, the local land development process, consumer tastes, competition from other builders of new homes and secondary home sales activity. Engle continues to evaluate new markets for possible entry where it believes there are attractive opportunities.


     The table below shows, by region, for Engle sales contracts executed (net of cancellations), home sales closed, homebuilding revenue and average sales price, in each case for the three months ended March 31, 2002 and its backlog at March 31, 2002:


                               MARKET REGION DATA
                                     ENGLE


                                                                 AVERAGE         BACKLOG
MARKET                       NET SALES   HOMES    HOMEBUILDING    SALES    -------------------
REGION                       CONTRACTS   CLOSED     REVENUE       PRICE    HOMES   SALES VALUE
------                       ---------   ------   ------------   -------   -----   -----------
                                                  (DOLLARS IN THOUSANDS)
Texas......................      89        64       $ 12,634      $197      125     $ 24,924
Florida....................     473       489        117,454      $240     1,257     328,097
Mid-Atlantic(1)............     130       328         29,849      $328      171       65,258
West(2)....................     303       220         58,480      $266      388      103,146
                                ---       ---       --------               -----    --------
  Total....................     995       864       $218,417      $253     1,941    $521,425
                                ===       ===       ========               =====    ========


---------------

(1) This region consists of Engle's operations in Virginia.

(2) This region consists of Engle's operations in Colorado and Arizona.


     Engle's sales backlog at March 31, 2002 was 1,941 homes, compared to 2,369 homes at March 31, 2001. Backlog represents home purchase contracts that have been executed and for which earnest money deposits have been received, but for which the sale has not yet closed. Home sales are not recorded as revenues until the closings occur. Although cancellations can disrupt anticipated home closings, Engle does not believe that cancellations have had a material negative impact on its operations or liquidity during the last several years. Engle attempts to reduce cancellations by reviewing each homebuyer's ability to obtain mortgage financing early in the sales process and by closely monitoring the mortgage approval process.


     Land Policies and Positions. Engle supports its homebuilding operations by acquiring (i) developed lots and (ii) entitled land for development. Engle generally acquires multiple developed lots that are located adjacent to or near each other in a community. This enables Engle to build and market its houses more cost efficiently than if the lots were located in many separate locations. Historically, Engle has been able to acquire a substantial portion of its developed lots through options rather than through firm purchase contracts due to the awareness of its brand name among developers and the willingness of developers in its markets to option available lots. With the continuing strength in the housing sector, increasingly Engle has been required to acquire more of its developed lots under firm purchase contracts.

     Engle also acquires entitled land to develop lots through both options and firm purchase contracts. Before Engle enters into such options or contracts it conducts extensive due diligence using its local experience and expertise, including on-site inspection and soil testing, and Engle confirms that the development has the approvals for sewage systems, drainage and other infrastructure necessary for Engle to develop the lots and build houses on them. Occasionally, Engle sells a portion of the entitled land it purchases and develops to third-party builders to provide a source of additional revenue and to reduce the risk it incurs by holding these lots in inventory.


     The table below shows Engle's lot inventory by region and in total for periods indicated.



                                                                             OCTOBER 31,
                                                MARCH 31,   DECEMBER 31,   ---------------
                                                  2002          2001        2000     1999
                                                ---------   ------------   ------   ------
Texas.........................................    1,057         1,058       1,351    1,256
Florida.......................................    4,540         3,761       4,755    6,306
Mid-Atlantic..................................    1,603         1,510       1,357    1,663
West..........................................    3,639         3,711       3,675    4,143
                                                 ------        ------      ------   ------
     Total(1).................................   10,839        10,040      11,138   13,368
                                                 ======        ======      ======   ======


---------------


(1) Includes 7,161, 6,146, 4,562, and 5,874 lots under option contracts as of March 31, 2002, December 31, 2001, October 31, 2000 and 1999, respectively. Lot inventory excludes lots upon which construction has commenced.


     Construction. Subcontractors perform substantially all of Engle's construction work. Engle's construction superintendents monitor the construction of each home, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained pursuant to a contract that obligates the subcontractor to complete construction at a fixed price in a workmanlike manner. In addition, under these contracts the subcontractor provides Engle with standard indemnifications and warranties. Typically, Engle works with the same subcontractors within each city, which provides Engle with a stable and reliable work force and better control over the costs and quality of the work performed. Although Engle competes with other homebuilders for qualified subcontractors, Engle has an established long-standing relationship with many of its subcontractors.

     Engle typically completes the construction of a home within four to five months. Construction time for its homes depends on weather, availability of labor, materials, supplies and other factors. Engle does not maintain significant inventories of construction materials, except for materials related to work in progress for homes under construction. Generally, the construction materials used in its operations are readily available from numerous sources. Engle has favorable price arrangements or contracts with suppliers of certain of its building materials, but it is not under specific purchasing requirements. In recent years, Engle has not experienced any significant delays in construction due to shortages of materials.

     Marketing and Sales. Engle uses a variety of marketing techniques to attract potential homebuyers, including the Internet, extensive telemarketing and advertising, and other marketing programs. Engle advertises on television, in newspapers and other publications, through brochures and newsletters, on billboards and in brochures and newsletters produced by real estate and mortgage brokers. Engle also uses a cross-referral program that encourages its personnel to direct customers to other Engle communities, as necessary to meet the customer's needs.

     Engle sells its homes primarily through commissioned sales personnel, as well as in cooperation with independent brokers. In all instances, Engle's sales personnel are available to assist prospective buyers by providing them with floor plans, price information, tours of model homes and the selection of various options and upgrades. Engle trains its sales personnel and they receive additional training from outside sales and marketing consultants. Engle keeps its sales personnel informed as to the availability of financing, construction schedules and marketing and advertising plans to facilitate their marketing and sales activities.

     Engle generally sells its homes pursuant to a standard sales contract that is tailored to the requirements of each jurisdiction in which it operates. Generally, Engle's sales contracts require a down payment of up to 10% of the sales price. The contract includes a financing contingency which permits the customer to cancel in the event mortgage financing at prevailing interest rates cannot be obtained within a specified period, typically four to six weeks from signing, and may include other contingencies, such as the prior sale of a buyer's existing home. Engle estimates that the average period between the execution of a sales contract for a home and closing is approximately six months.

     Title and Mortgage Services. Engle Homes provides title insurance and mortgage origination services through its financial services business. Universal Land Title, Inc. ("ULT"), a wholly-owned subsidiary of Engle Homes, currently provides title services to Engle's homebuyers in its Florida, Colorado and Texas markets, as well as to buyers of houses built by other homebuilders. At December 31, 2001, ULT was operating 19 offices in Florida, 1 office in Colorado, and 1 office in Texas.

     PHMC, a wholly-owned subsidiary of Engle Homes, is a mortgage origination company that underwrites, originates and sells mortgages for homes built by Engle and, to a lesser extent, homes built by other homebuilders. In addition, PHMC refinances homes as well. PHMC is an approved lender by the Federal National Mortgage Association ("FNMA") to deliver loan origination to FNMA and to other investors and to service such loans. During 2001, PHMC sold a total of approximately $489 million in mortgage loans (including servicing rights), representing most of the loans made by PHMC. Substantially all of PHMC's revenues are derived from mortgages on homes built by Engle. At December 31, 2001, PHMC was originating mortgages in all Engle homebuilding divisions.

     Customer Service and Quality Control. Engle's customer service department is responsible for pre-closing and post-closing customer needs. Before closing, an Engle employee accompanies the buyer on a home orientation and inspection tour. In conjunction with the inspections, a list of items for home completion is created and outstanding issues are properly addressed.

     Warranty Program. Engle provides each homebuyer with a one-year limited warranty of workmanship and materials and a ten-year structural warranty. Engle subcontracts homebuilding work to subcontractors who provide it with an indemnity and a certificate of insurance before receiving payments for their work and, therefore, claims relating to workmanship and materials are the primary responsibility of its subcontractors. Engle generally has not had any material litigation or claims regarding warranties or latent defects with respect to construction of homes. Current claims and litigation are expected to be substantially covered by Engle's reserve or insurance.

     Governmental Regulation and Environmental Matters. Engle is subject to extensive and complex laws and regulations that affect the development and homebuilding process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal, use of open spaces and the protection of health and the environment. Engle must also obtain permits and approvals from local authorities to complete residential development or home construction. Engle's mortgage financing and title insurance operations are subject to numerous federal, state and local laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

     Competition and Market Forces. The development and sale of residential properties is a highly competitive and fragmented business. Engle competes in each of its markets with numerous national, regional and local builders. Builders of new homes compete for homebuyers, as well as for desirable properties, raw materials and reliable, skilled subcontractors. Engle also competes with resales of existing homes, available rental housing and, to a lesser extent, with resales of condominiums.

     Engle believes it generally compares favorably to other builders in the markets in which it operates, due primarily to:

          (a) Engle's experience within its geographic markets;

          (b) the ability of Engle's local managers to identify and quickly respond to local market conditions; and

          (c) Engle's reputation for service and quality.

     Engle's mortgage origination and title operations focus on providing services to customers of its homebuilding operations. Thus, although Engle competes with other third-party providers of such financial services with respect to purchasers of its homes, Engle generally does not compete directly with such providers, many of whose sole business involves these operations with respect to homes it does not build.


     Employees. At March 31, 2002, Engle Homes employed 874 persons, of whom 176 were sales and marketing personnel, 576 were executive, administrative and clerical personnel, and 122 were construction personnel. None of Engle Homes' employees are covered by collective bargaining agreements. Engle Homes believes that its relations with its employees are good.


     Corporate Properties. Engle's corporate office is located at 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, where Engle leases 9,356 square feet of office space for a term expiring in August 2006. Engle's building divisions, PHMC and ULT branch operations lease additional office space at various locations for their day-to-day operations. Management of Engle believes that the current leased offices are adequate for its needs for the near future.

     Legal Proceedings. Engle is involved in various claims and legal actions arising in the ordinary course of business. Engle does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial condition or results of operations. Engle is also a defendant in the two class action lawsuits and interventions described under "The Merger -- Our Business, Legal Proceedings."


     In early February 2002, Alec Engelstein, Chief Executive Officer of Engle Homes, and David Shapiro, Vice President-Chief Financial Officer of Engle Homes, resigned from their executive positions with Engle Homes and alleged that they were entitled to receive severance packages in the aggregate of $9,404,895, plus other benefits, including a monthly retirement benefit equal to one-twelfth of Mr. Engelstein's annual Base Salary at the time of the termination, such payments to continue for a period of 60 consecutive months. Engle Homes has advised them that it disputes their claims, but there can be no assurance that, if litigated or arbitrated, Engle Homes will prevail. However, Engle Homes has included amounts sufficient to cover the alleged payments due to Mr. Engelstein and Mr. Shapiro in the restructuring charges reflected in the pro forma financial statements.


     Market for Engle Holdings' Common Equity and Related Stockholder
Matters. There is no current trading market for the common stock of either Engle Holdings or Engle Homes. Technical Olympic owns all the outstanding common stock of Engle Holdings, which owns all the outstanding common stock of Engle Homes.

     Technical Olympic acquired Engle Homes in November 2000 through a merger with a subsidiary of Technical Olympic's wholly-owned subsidiary, Engle Holdings. As a result, the common stock of Engle Homes ceased to be publicly traded and was therefore delisted from the Nasdaq National Market. Thus, neither Engle Holdings nor Engle Homes is subject to the reporting requirements of the Exchange Act. However, under the terms of indentures dated February 2, 1998 and June 12, 1998, respectively, under which Engle Homes issued certain debt while it was publicly traded, Engle Homes is contractually obligated to file annual and quarterly reports with the SEC while that debt remains outstanding.

     Market for Common Equity and Related Stockholder Matters. On November 22, 2000, the outstanding shares of Engle Homes' common stock ceased trading as a result of the merger with a subsidiary of Technical

Olympic. Since such date, all shares of Engle Homes' common stock have been beneficially owned by Engle Holdings and none have traded.

                                                                YEAR ENDED
                                                 ----------------------------------------
                                                 DECEMBER 31, 2001      OCTOBER 31, 2000
                                                 ------------------     -----------------
                                                  HIGH        LOW        HIGH       LOW
                                                 -------     ------     ------     ------
First Quarter.................................     N/A        N/A       $13.63     $10.31
Second Quarter................................     N/A        N/A       $11.00     $ 9.13
Third Quarter.................................     N/A        N/A       $10.56     $ 9.13
Fourth........................................     N/A        N/A       $18.94     $ 9.56

     For the fiscal year October 31, 2000, Engle declared and paid per share dividends as set forth in the following table:

                                                               CASH DIVIDENDS
                                                               --------------
                                                                    2000
                                                               --------------
First Quarter...............................................       $0.06
Second Quarter..............................................       $0.06
Third Quarter...............................................       $0.06

     In November 2000 Technical Olympic acquired Engle Homes, which then became a wholly-owned subsidiary of Technical Olympic. During the twelve months ended December 31, 2001, Engle made distributions to its parent company of approximately $29.5 million.

     The payment of future cash dividends will be at the discretion of Engle's board of directors and will depend upon, among other things, results of operations, capital requirements, Engle's financial condition, debt covenant restrictions and such other factors as Engle's board of directors may consider.

     The indentures for Engle's 9 1/4% Senior Notes due 2008 contain restrictions on the payment of dividends, dependent, in part, on the Engle's net income earned since February 1, 1998. Engle's bank credit agreement also restricts it from declaring or paying dividends with certain exceptions.

     Changes in and Disagreements with Accountants. On October 1, 2001, Engle dismissed BDO Seidman, LLP as its independent accountants. Engle's board of directors approved the dismissal of BDO Seidman, LLP as its independent accountants. Engle engaged Ernst & Young, LLP as its new independent certified public accountants as of October 1, 2001. Engle had not consulted Ernst & Young, LLP on any accounting issues.

     The reports of BDO Seidman, LLP on Engle's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     In connection with its audits for the two most recent fiscal years ending on December 31, 2000 and October 31, 1999 and during the subsequent interim period through October 1, 2001, there have been no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO Seidman, LLP would have caused them to make reference thereto in their report on the financial statements for such years.

     Engle has previously filed a letter from BDO Seidman, LLP addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated October 8, 2001 and filed with the SEC on Engle's Form 8-K filed on October 9, 2001, is filed as Exhibit D to this Information Statement.

COMBINED OPERATIONS

     Upon completion of the Merger, we will be a geographically diversified, national homebuilder that is the twelfth largest homebuilder in the United States based on the number of homes closed in 2001, according to Builder Magazine's list of the top 100 homebuilders in the United States. We will operate in 11 metropolitan markets located in four major geographic regions: Texas, Florida, the West (Arizona and Colorado) and the Mid-Atlantic (Virginia and Tennessee). For the year ended March 31, 2002, on a pro forma combined basis (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing), we would have delivered 5,224 new homes and generated approximately $1.4 billion in revenues and $187.5 million in EBITDA before one time charges.


     We will continue to design, construct, and market single-family residences, town homes, and condominiums principally targeting "first-time" homebuyers, "move-up" homebuyers, homebuyers who are being relocated to a new city or state, second home seasonal buyers and empty-nesters. We will continue to offer a variety of home styles and sizes under the brand names: Newmark(R), Fedrick, Harris Estate Homes, Marksman and Engle. We will also continue to offer financial services, including mortgage financing, title insurance and closing services, to buyers of our homes in the majority of our markets, as well as to buyers of homes built by other homebuilders.


     Upon completion of the Merger, we will operate in seven of the twenty fastest growing housing markets in the nation based on single-family housing starts in the ten months ended October 31, 2001. We believe that significant growth opportunities exist in the majority of these markets. As of March 31, 2002, on a pro forma combined basis (after giving effect to the Westbrooke
Sale), we owned or had under option contracts 13,306 lots, and we were actively building or marketing in 146 communities. Our backlog of homes at March 31, 2002 (on a pro forma combined basis after giving effect to the Westbrooke Sale) would have been 2,411 homes under contract, representing approximately $651.3 million in revenues.


     Our business strategy upon completion of the Merger, will include the following:

     Expand in existing and new markets. We have successfully expanded operations in new and existing markets through internal growth, start-up operations, and selected acquisitions. Within our existing markets, we intend to further expand our market share by increasing the number of residential homes we build, thereby leveraging our management structure and enhancing profitability by achieving further economies of scale. Over time, we also intend to diversify further geographically by expanding into new markets that have favorable characteristics, including significant single-family home permit activity, substantial job growth, a diversified economy and an availability of strong management with local market expertise. We believe this diversification will enable us to minimize our exposure to adverse conditions in individual local markets.

     Selectively acquire and manage lot inventory. We intend to continue to pursue a lot acquisition and inventory management policy that is designed to enhance both profitability and return on capital while minimizing the risks associated with investments in lots. We intend to continue to identify and acquire attractive locations to support our homebuilding operations in our markets and offer our customers a variety of communities with diverse products and prices. Wherever possible, we intend to continue to acquire lots to support our homebuilding operations through options to purchase rather than outright purchases. We generally also will seek to acquire improved residential lots ready for construction in order to minimize lot delivery issues and timing risks. To support our homebuilding operations we also expect to continue to acquire tracts of land that require site improvements before the start of home construction when we believe opportunities available outweigh the development risks and in markets demanding land development due to a shortage of available completed lots. In addition, we intend to continue to pursue partnership or joint venture agreements with other major homebuilders and investors, to purchase and develop well located parcels of land.


     Provide superior quality and customer service. We intend to continue to focus on building high quality homes and achieving high customer satisfaction because we believe they have been, and will continue to be, critical to our success. We will continue to provide prompt, courteous responses to homebuyers' needs throughout the homebuying process and after the closing because we believe it reduces post-closing repair costs, enhances our reputation for quality and service, and further leads to significant repeat and referral business.

     Grow our financial services businesses. We believe that the Merger provides us with attractive opportunities to grow our financial services business by:



     - increasing the number of homebuyers who use our financial services;


     - marketing our financial services more aggressively to buyers of homes built by other homebuilders, including smaller homebuilders that do not provide their own financial services;


     - offering services that compliment our existing financial services business, such as homeowners' insurance and mortgage refinancing, in all our markets; and



     - targeting our financial services to the general residential real estate market.


MERGER AGREEMENT AND RELATED MATTERS

     Conditions to Closing the Merger. The Merger Agreement provides that the respective obligations of each of the parties to effect the Merger are subject to the satisfaction or waiver of customary conditions, including the condition that no injunction, restraining order or decree issued or entered by any governmental authority, or other legal restraint or prohibition, will be in effect preventing or materially restraining consummation of the Merger Agreement. The Merger is also contingent upon the completion of the Refinancing. See "The Refinancing" below.

     Effectiveness of the Merger. The Merger will become effective at the time a Certificate of Merger is recorded by the Secretary of State of the State of Delaware.

     Consideration for the Merger. As explained more fully in the Merger Agreement, on the Effective Date, Engle Holdings will be merged with and into us and each issued and outstanding share of Engle Holdings' common stock will be converted into 1,724.08294 shares of our common stock. In addition, immediately prior to the Merger we will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisors considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle Holdings share into shares of our common stock pursuant to the Merger.

     Fractional Shares. No fractional shares of our common stock will be issued in the Merger. To the extent that the conversion ratio would result in a fractional number of shares of our common stock being issued, the number of shares of our common stock issuable in the Merger will be rounded down to the next whole number.

     Effect of the Merger. Engle Holdings will be merged with and into us on the Effective Date. The separate existence of Engle Holdings will cease and we will survive the Merger and continue to be governed by the laws of Delaware. Engle Homes will become our wholly-owned subsidiary as a result of the Merger. To accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc." We will continue to conduct our existing business and to possess all of our assets, rights, powers and property, and be subject to all our debts, liabilities and obligations as constituted at and as of the Effective Date.

     We will succeed to all of Engle Holdings' assets, rights, powers and property, as well as its debts, liabilities and obligations. As a result, Engle Homes, the wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary.


     Changes in Management. Upon consummation of the Merger, Antonio B. Mon will become a director of Newmark. All of our other existing directors will continue in office following the Merger. Upon consummation of the Merger, our Chief Executive Officer will be Antonio B. Mon and our Chief Financial Officer will be Tommy McAden. See "Management."

     Representations and Warranties. Each party to the Merger Agreement makes representations and warranties to the other parties, including its qualification to do business, and its ability and authorization to enter into the Merger Agreement. The representations and warranties of each of the parties will not survive closing, except Technical Olympic's representations and warranties relating to the conduct of Engle's business since November 2000 (when Technical Olympic purchased Engle) and to Technical Olympic's lack of knowledge regarding any undisclosed Engle liabilities, which representations and warranties will survive for six months following the closing of the Merger.

     Termination of the Merger Agreement. Before the closing of the Merger, the parties may agree by mutual written consent to terminate the Merger. Any of the parties may terminate the Merger Agreement in writing to the other parties if the Merger is not consummated on or before December 31, 2002, unless the failure to consummate the Merger is the result of a default by the party seeking to terminate the Merger Agreement, or if a court or governmental entity issues an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger. We may terminate the Merger Agreement if Engle Holdings or Technical Olympic is in material default of any provision of the Merger Agreement and such default continues for 10 days after we give notice of the default. Similarly, Engle Holdings or Technical Olympic may terminate the Merger Agreement, if we are in material default of any provision of the Merger Agreement and such default continues for 10 days after either Engle Holdings or Technical Olympic gives notice of the default.

     Indemnification. Our certificate of incorporation provides that we will indemnify the members of our board of directors to the fullest extent permitted by law. In addition, we have entered into indemnification agreements with our directors to clarify their indemnification pursuant to their membership on the board of directors and to establish a procedure for indemnification and the advancement of expenses.

REASONS FOR THE MERGER


     We believe that the Merger provides an opportunity to improve our operating and financial performance. The combined entity will create one of the largest homebuilding companies in the United States, with pro forma combined revenue (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing) of approximately $1.4 billion for the year ended March 31, 2002. The addition of Engle will also significantly increase our market penetration. Based on annual job growth, we currently operate in three of the top twenty residential markets in the United States and Engle operates in six of the top twenty residential markets in the United States. With the acquisition of Engle, we will increase our presence to seven of the top twenty fastest growing housing markets in the nation based on single-family housing starts in the ten months ended October 31, 2001.


     We also believe the merger with Engle will:

     - expand our markets and increase our geographic diversification;

     - increase our operating efficiencies as a result of economies of scale;

     - improve our purchasing power with respect to subcontractors and suppliers;

     - increase our leverage with brokers and land owners to obtain rights to the most attractive properties in our markets;

     - enhance our management team and homebuilding expertise through the addition of Engle Homes' management and key employees; and

     - enhance our access to capital.

For these reasons, the Special Committee and our board of directors believe that the Merger Transactions are in the best interest of our company and our stockholders. In reaching their conclusions, the Special Committee and our board of directors considered:

     - the judgment, advice and analyses of our management with respect to the strategic, financial and potential operational benefits of the Merger, based in part on the business, financial and legal due diligence investigations performed with respect to Engle;

     - the accretive effect of the Merger on our pro forma combined earnings per share;

     - the reputation of Engle, including the reputation and experience of its management team;

     - the advice of, and financial analyses prepared by, DB;

     - the opinion of DB regarding the fairness from a financial point of view of the Conversion Ratio to the holders of Newmark's common stock, other than Technical Olympic; and

     - the advice of counsel that the Merger should be tax-free to us and our stockholders for federal income tax purposes.

OWNERSHIP AFTER THE MERGER

     After the Merger, our stockholders will continue to own their existing shares. We will issue 16,378,787 new shares of our common stock to Technical Olympic, which owns all the outstanding stock of Engle Holdings, in the Merger. Upon completion of the Merger, stockholders other than Technical Olympic will own 8.25% of our outstanding common stock and Technical Olympic will own 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock.


OPINION OF DEUTSCHE BANK SECURITIES INC., FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE


     DB has acted as financial advisor to the Special Committee in connection with the proposed Merger pursuant to the Merger Agreement. As set forth more fully in the Merger Agreement, Engle Holdings will be merged with and into Newmark. Each share of Engle Holding's common stock, $0.01 par value, issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be changed and converted into fully paid and nonassessable shares of common stock, par value $0.01 per share, of Newmark ("Newmark Common Stock") at the Conversion Ratio (as defined below). The conversion ratio ("Conversion Ratio") shall be the ratio of 1,724.08294 Newmark Shares to one Engle Holdings Share. At the April 4, 2002 meeting of the Special Committee, DB delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Special Committee to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DB, the Conversion Ratio to be applied in the Merger was fair, from a financial point of view, to the stockholders of Newmark, other than Technical Olympic.

     THE FULL TEXT OF DB'S WRITTEN OPINION, DATED APRIL 4, 2002, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DB IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT C TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. OUR STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with DB's role as financial advisor to the Special Committee, and in arriving at its opinion, DB has, among other things, reviewed certain publicly available financial and other information concerning Newmark and Engle Holdings and certain internal analyses and other information furnished to it by Newmark and Engle Holdings. DB has also held discussions with members of the senior management of Newmark and Engle Holdings regarding the business and general future prospects of Newmark and Engle Holdings. In addition, DB has (i) reviewed the reported prices and trading activity for Newmark Common Stock, (ii) compared certain financial and stock market information for Newmark and Engle Holdings, as appropriate, with similar information for certain other companies whose securities are publicly traded,

(iii) reviewed the terms of the draft Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, DB did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Newmark or Engle Holdings, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DB assumed and relied upon the accuracy and completeness of all such information and DB did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Newmark or Engle Holdings. With respect to the financial forecasts and projections made available to DB and used in its analyses, DB assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Newmark or Engle Holdings as to the matters covered thereby. In rendering its opinion, DB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

     For purposes of rendering its opinion, DB has assumed that, in all respects material to its analysis, the draft Merger Agreement reviewed by DB and the executed Merger Agreement will not be materially different, the representations and warranties of Newmark, Engle Holdings and Technical Olympic contained in the Merger Agreement are true and correct and that Newmark, Engle Holdings and Technical Olympic will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Newmark, Engle Holdings and Technical Olympic to consummate the Merger will be satisfied without any waiver thereof. DB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of Engle Holdings, Technical Olympic and Newmark is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Engle Holdings, Technical Olympic or Newmark or materially reduce the contemplated benefits of the Merger to Newmark or the holders of Newmark Common Stock, other than Engle Holdings and its affiliates. For purposes of rendering its opinion, DB has assumed that the Merger will be tax-free to each of Newmark and Engle and their respective stockholders.

     Set forth below is a brief summary of certain financial analyses performed by DB in connection with its opinion and reviewed with the Special Committee at its meeting on April 4, 2002.

     Accretion/dilution analysis. DB conducted an analysis of the expected Newmark earnings per share ("EPS") in the absence of the Merger, and determined the extent to which that expectation would change following the Merger. DB conducted the analysis on a pro forma basis as if the Merger had occurred as of the beginning of 2001 using the actual results for the fiscal years ended for Newmark and Engle. In addition, DB analyzed the expected impact for the fiscal years 2002 and 2003 on the basis of the projections delivered to DB, taking into account certain adjustments relating to the Merger, including the impact of the proposed sale of Westbrooke. The following table summarizes the results of the DB analysis:

                     ACCRETION/DILUTION ANALYSIS -- SUMMARY

                                                EPS    PRO FORMA EPS   ACCRETION/ DILUTION
                                               -----   -------------   -------------------
2001.........................................  $2.11       $3.27                     54.6%
2002E........................................   1.70        2.76                     63.0
2003E........................................   2.44        3.60                     47.5

     Financial contribution analysis. DB reviewed and analyzed the relative financial contribution of both Newmark and Engle Holdings on both historic and prospective bases, and compared the percentage contributions from Newmark to the level of pro forma ownership that is provided to current stockholders of

Newmark following consummation of the Merger (41.25%). In doing so, the analysis assumes that each of the two companies operated, and would continue to operate, as a separate entity, in order to determine the level of contribution (defined as a percentage of the total) that each company provides. As the following chart summarizes, the analysis compared revenue, EBITDA (defined as earnings before interest, taxes, depreciation and amortization), net income and tangible book value for each of three calendar years ending 2001, 2002E and 2003E.

                        FINANCIAL CONTRIBUTION ANALYSIS

                                             2001                2002E                2003E
                                      ------------------   ------------------   ------------------
                                                 ENGLE                ENGLE                ENGLE
                                      NEWMARK   HOLDINGS   NEWMARK   HOLDINGS   NEWMARK   HOLDINGS
                                      -------   --------   -------   --------   -------   --------
Revenue.............................   38.3%      61.7%     32.2%      67.8%     33.0%      67.0%
EBITDA..............................   27.1       72.9      24.9       75.1      24.6       75.4
Net income..........................   25.6       74.4      25.2       74.8      27.0       73.0
Tangible book value.................   31.0       69.0      37.9       62.1      35.1       64.9

     Analysis of Selected Publicly Traded Companies. DB reviewed certain financial information and calculated commonly used valuation measurements for Newmark and Engle Holdings (as applicable) to corresponding information and measurements for a group of four publicly traded companies in the homebuilding industry consisting of: Beazer Homes USA Inc., Hovnanian Enterprises Inc., Meritage Corporation, and M/I Schottenstein Homes Inc. Such financial information and valuation measurements included, among other things:

     - current equity market valuation and 52 week range;

     - total enterprise value (the sum of equity market valuation and net debt);

     - ratios of total enterprise value to revenues, EBITDA, and earnings before interest and taxes ("EBIT");

     - ratios of current equity market valuation to latest twelve months' reported net income; and

     - ratios of current equity market valuation to tangible book value.

     To determine the total enterprise value and equity value for Engle Holdings, DB used the Conversion Ratio and Newmark's share price as of April 2, 2002. To calculate the trading multiples for Newmark and the selected companies, DB used information provided by Newmark and publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. The results can be summarized as follows:

                      TRADING COMPANY ANALYSIS -- SUMMARY

                                                           HIGH   LOW   MEAN   MEDIAN
                                                           ----   ---   ----   ------
LAST TWELVE MONTHS
  Total enterprise value/EBITDA..........................  5.8x   5.0x  5.4x    5.4x
  Total enterprise value/EBIT............................  6.1    5.3   5.7     5.6
  Equity value/tangible book value.......................  2.5    1.5   2.0     2.0
  Market price/EPS.......................................  8.0    6.4   7.2     7.2
  Market price/2002E EPS.................................  8.0    7.0   7.6     7.8

                             MULTIPLES AT MERGER(1)

                                                                             NEWMARK AND
                                                            NEWMARK,       ENGLE HOLDINGS
                                                           STAND-ALONE   COMBINED, PRO FORMA
                                                           -----------   -------------------
LAST TWELVE MONTHS
  Total enterprise value/EBITDA..........................      4.7x              3.7x
  Total enterprise value/EBIT............................      5.2               4.0
  Equity value/net income................................      6.6               4.3
  Equity value/tangible book value.......................      1.5               1.4

---------------

(1) Based on the total enterprise value of Newmark as of April 2, 2002.

     None of the companies utilized in the trading company analysis is identical to Newmark or Engle Holdings. Accordingly, DB believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DB's opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

     The foregoing summary describes the analyses and factors that DB deemed material in its presentation to the Special Committee, but is not a comprehensive description of all analyses performed and factors considered by DB in connection with preparing its opinion. The preparation of a financial advisor's fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. DB believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its opinion, DB did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinion, DB utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling DB to provide its opinion to the Special Committee as to the fairness, from a financial point of view, of the Conversion Ratio to stockholders of Newmark, other than Technical Olympic, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DB made, and was provided by Newmark management and the Special Committee, with numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Newmark's control. These analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Newmark or its advisors, neither Newmark, the Special Committee nor DB nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The exchange ratio pursuant to the Merger Agreement and other terms of the Merger Agreement were determined through negotiations between Technical Olympic and the Special Committee. Although DB provided advice to the Special Committee relating to the Merger, the decision to recommend the Merger was solely that of the Special Committee and Newmark's Board of Directors. As described above, the opinion and presentation of DB to the Special Committee were only one of a number of factors taken into consideration by the Special Committee and Newmark's Board of Directors in making their determinations to recommend the Merger. DB's opinion was rendered to the Special Committee to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Newmark Common Stock.

     The Special Committee and Newmark selected DB as financial advisor to the Special Committee in connection with the Merger based on DB's qualifications, expertise, reputation and experience in mergers and acquisitions. The Special Committee has retained DB pursuant to a letter agreement dated as of March 8, 2001. As compensation for DB's services in connection with the Merger, DB was paid a cash retainer fee of

$100,000 and, upon delivery of its opinion, is entitled to be paid an additional cash fee of $400,000. In the event that the Merger is consummated, Newmark has agreed to pay DB an additional fee of $250,000. Regardless of whether the Merger is consummated, subject to certain limitations, Newmark has agreed to reimburse DB for all reasonable fees and disbursements of DB's counsel and all of DB's reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of DB under the letter agreement. Newmark has also agreed to indemnify DB and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws, arising out of or related to its engagement or the Merger.

     DB is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DB is an affiliate of Deutsche Bank AG (together with its affiliates, the "Deutsche Bank Group"). In the ordinary course of business, members of the Deutsche Bank Group may actively trade in the securities and other instruments and obligations of Newmark or Engle Holdings for their own accounts and for the accounts of their customers. Accordingly, the Deutsche Bank Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, a member of the DB Group, as of April 4, 2002, was considering but had not yet committed to a role in the financing required to consummate the Merger. Such role, if assumed, would result in additional fees payable to the DB Group upon the provision of such financing and consummation of the Merger.

NO APPRAISAL RIGHTS

     Our stockholders will have no appraisal rights in connection with the Merger due to a Delaware statutory exemption for companies whose securities are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

THE REFINANCING


     The Merger is conditioned upon the simultaneous completion of the Refinancing, pursuant to which we expect to (i) enter into a $220 million credit facility (the "Bank Facility"); (ii) issue $350 million aggregate principal amount of one or more series of senior and senior subordinated notes in a private placement (the "Notes Offering"); (iii) repay the Engle Homes Acquisition Debt; (iv) repay, defease or discharge an aggregate of $214.9 million of outstanding Engle debt; and (v) repay an aggregate of $50.9 million of outstanding Newmark debt.


     The Bank Facility is anticipated to be a $220 million revolving credit facility. The Bank Facility is expected to expire three years from the effective date of the Merger and includes, at our option, two one-year extensions. The Bank Facility is expected to contain financial covenants and provisions that may, under some circumstances, limit the amount we may borrow. Based on our leverage ratio as defined under the Bank Facility, the interest rate is anticipated to vary based on LIBOR or a base rate plus an applicable margin to be agreed.

     In the Notes Offering, we expect to issue $350 million aggregate principal amount of one or more series of senior and senior subordinated notes. The terms of the notes issued in the Notes Offering, including the maturities, ranking and aggregate principal amount will be negotiated by us with the initial purchasers of the notes immediately prior to the completion of the Refinancing. The Notes Offering will not be registered under the Securities Act of 1933 or any state securities laws and will be offered and sold to Qualified Institutional Buyers (as defined under Rule 144A under the Securities Act) and outside of the United States in accordance with Regulation S under the Securities Act. The information in this Information Statement regarding the Notes Offering is not complete and may be changed. This Information Statement is not an offer to sell the securities to be issued in the Notes Offering and it is not soliciting an offer to buy these securities issued in the Notes Offering in any state where the offer or sale is not permitted.

     We intend to use the net proceeds from the Notes Offering to repay, defease or discharge outstanding Newmark and Engle loans, credit facilities, notes and other debt, as well as to repay the Engle Homes Acquisition Debt. The Bank Facility will be available to fund our working capital requirements after completion of the Merger Transactions.


         SOURCES OF FUNDS                                    USES OF FUNDS
         ----------------                                    -------------
                                    (DOLLARS IN THOUSANDS)
Proceeds of the offering of the                    Repay Newmark debt(1).............  $ 50,944
  notes...........................  $350,000
Cash on hand......................     3,047       Repay Engle credit facility(2)....   202,000
                                                   Repay Engle Homes acquisition
                                                     debt(3).........................    71,981
                                                   Defease or discharge Engle 9 1/4%
                                                     Senior Notes due 2008(4)........    14,157
                                                   Expenses of the offering of the
                                                     notes...........................    13,965
                                    --------                                           --------
Total sources.....................  $353,047       Total uses(5).....................  $353,047
                                    ========                                           ========


---------------

(1) Represents: (i) amounts outstanding under loans to finance the purchase of lots and construction of homes, which are collateralized by the lots and homes, bear interest at varying rates from LIBOR plus a spread (4.20% per annum at March 31, 2002) to the prime rate (4.75% per annum at March 31,
    2002) and mature, in each case, upon the earlier of the sale of the financed home or the termination of the facility, with the facility maturing on June 27, 2003; (ii) amounts outstanding under a loan used to finance the purchase of Newmark's current corporate office, which bears interest at 7.45% per annum and matures on August 1, 2008; and (iii) amounts outstanding under a mortgage on a company condominium in Miami, Florida, which bears interest at the prime rate and matures on March 15, 2031.



(2) Represents amounts outstanding under a credit facility, consisting of term and revolving loans, entered into in connection with Engle's acquisition by Technical Olympic on November 22, 2000. The term loan bears interest, at Engle's option, at either LIBOR plus a spread or prime rate plus a spread (4.16% per annum at March 31, 2002) and the revolving loans bear interest at LIBOR plus a spread or prime rate plus a spread (4.91% per annum at March 31, 2002). The loans under the credit facility mature on November 22, 2002.



(3) Represents a $72.0 million obligation of Technical Olympic incurred in connection with its acquisition of Engle on November 22, 2000, which bears interest at 14.875% per annum. The obligation consists of two notes: (i) a $60.0 million note that matures on September 30, 2004; and (ii) an $11.0 million note that matures on June 30, 2003. Commencing on January 1, 2002, pursuant to the terms of the notes, cash interest is paid at a rate of 10% per annum. All interest accruing in excess of the 10% payment rate is capitalized and added to the principal amounts of the notes. As of March 31, 2002, $1.0 million of accrued interest in excess of interest paid has been capitalized.



(4) Represents the estimated amount required to defease or discharge the outstanding $12.9 million principal amount of the Engle 9 1/4% Senior Notes due 2008.



(5) Includes the principal amounts of the debt we will repay with the net proceeds from the Notes Offering and cash on hand. In addition, we will also be required to repay accrued and unpaid interest through the date of the closing (approximately $3.3 million assuming a closing on June 14, 2002).

                             FINANCIAL INFORMATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA FOR NEWMARK


     The following selected historical consolidated financial data of Newmark are derived from Newmark's consolidated financial statements and the related notes included elsewhere in this Information Statement or incorporated by reference. Westbrooke is accounted for as a discontinued operation of Newmark for all periods discussed below and, therefore, the operating and financial data below do not include Westbrooke. These historical results are not necessarily indicative of the results of operations or financial condition to be expected in the future. You should read the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Newmark and the related notes to those financial statements included elsewhere in this Information Statement or incorporated by reference.



                                 THREE MONTHS ENDED
                                     MARCH 31,                          YEAR ENDED DECEMBER 31,
                                --------------------    --------------------------------------------------------
                                  2002        2001        2001        2000      1999(1)       1998        1997
                                --------    --------    --------    --------    --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues(2)...................  $ 84,656    $ 95,900    $424,288    $462,293    $420,748    $289,752    $215,360
Cost of sales(3)..............    68,571      75,902     338,521     375,121     348,617     236,621     175,300
Equity from unconsolidated
  subsidiaries................       268         140         918         729         725         812         465
Selling, general and
  administrative expense......    11,685      12,466      52,534      51,888      44,478      36,849      26,512
Income from continuing
  operations before income
  taxes.......................     4,417       5,875      28,591      30,278      24,547      14,025      10,927
Income tax expense............     1,393       2,001      10,150      10,908       8,721       5,166       4,272
Income from continuing
  operations..................     3,024       3,874      18,441      19,370      15,826       8,859       6,655
Income from discontinued
  operations, net of income
  taxes.......................       641       1,179       6,272       6,321       1,559       3,936          --
Net income....................     3,665       5,053      24,713      25,691      17,385      12,795       6,655
OPERATING AND FINANCIAL DATA:
Homes closed..................       282         329       1,411       1,638       1,620       1,205         972
Average sales price per home
  closed......................  $    296    $    289    $    295    $    279    $    255    $    239    $    219
New sales contracts, net of
  cancellations...............       413         442       1,358       1,490       1,569       1,517         984
Backlog at end of period,
  number of homes.............       470         505         339         392         540         591         279
Backlog at end of period,
  sales value.................  $129,848    $149,561    $ 97,675    $116,448    $137,582    $141,643    $ 60,048
BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents:
  Unrestricted................  $ 11,878    $ 16,051    $  9,719    $  6,173    $  7,586    $  3,664    $    746
Inventories...................   165,746     154,906     162,233     149,305     166,676     141,069     102,547
Total assets..................   335,989     336,562     342,087     327,022     328,892     245,337     139,213
Total homebuilding debt(4)....    91,377      87,425      87,428      75,402      97,587      83,932      66,100
Total debt(5).................    95,062      92,859      92,862      82,052     105,876      84,681      67,875
Stockholders' equity..........   157,477     134,152     153,812     135,309     109,618      90,112      55,691


---------------

(1) Technical Olympic acquired 80% of Newmark's common stock on December 15, 1999. Consequently, Newmark's audited financial statements for 1999 present the results of operations in two columns on a predecessor and successor basis. The predecessor column includes the results of operations from January 1, 1999 to December 15, 1999. The successor column includes the results of operations from December 16, 1999 to December 31, 1999. In this table, the financial and operating data reflects the operations of Newmark on a full-year basis, which represents the total of the predecessor and successor columns.



(2) Represents revenues from homebuilding and land sales.

(3) Represents homebuilding and land cost of sales.



(4) Total homebuilding debt does not include acquisition notes payable and debt related to discontinued operations.



(5) Total debt does not include debt related to discontinued operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA FOR ENGLE



     The following selected historical consolidated financial data of Engle are derived from Engle's consolidated financial statements and the related notes included elsewhere in this Information Statement and other financial data of Engle. These historical results are not necessarily indicative of the results of operations or financial condition to be expected in the future. You should read the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Engle and the related notes to those financial statements included elsewhere in this Information Statement.



                                   THREE MONTHS ENDED                    TWO MONTHS
                                        MARCH 31,         YEAR ENDED       ENDED                YEAR ENDED OCTOBER 31,
                                   -------------------   DECEMBER 31,   DECEMBER 31,   -----------------------------------------
                                     2002       2001         2001           2000         2000       1999       1998       1997
                                   --------   --------   ------------   ------------   --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues(1)......................  $228,027   $222,581    $1,006,695      $114,892     $844,011   $741,940   $536,040   $425,295
Cost of sales(2).................   173,983    173,380       773,347        91,168      686,223    603,705    438,921    352,390
Selling, general and
  administrative expense.........    25,011     20,970        95,947        12,973       79,158     71,079     52,815     39,620
Merger related expenses..........    13,748         --         1,864        20,118           --         --         --         --
Income (loss) before income
  taxes..........................     9,485     22,555       111,392       (13,014)      57,198     45,645     28,370     21,899
Income tax expense...............     3,581      8,402        42,068        (3,185)      21,534     17,619     10,922      8,431
Income (loss) before
  extraordinary items............     5,904     14,153        69,324        (9,829)      35,664     28,026     17,448     13,468
Extraordinary items, net.........        --         --            --            --           --         --     (2,612)        --
Net income (loss)................     5,904     14,153        69,324        (9,829)      35,664     28,026     14,836     13,468
OPERATING DATA:
Homes closed.....................       864        897         3,893           469        3,573      3,514      2,605      1,992
Average sales price per home
  closed.........................  $    253   $    238    $      246      $    232     $    222   $    201   $    192   $    203
New sales contracts, net of
  cancellations..................       995      1,172         3,609           498        3,778      3,753      3,357      1,845
Backlog at end of period, number
  of homes.......................     1,941      2,369         1,810         2,094        2,065      1,860      1,621        869
Backlog at end of period, sales
  value..........................  $521,400   $596,400    $  475,700      $512,855     $497,800   $411,100   $324,000   $174,000
BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents:
  Unrestricted...................  $ 74,260   $ 42,815    $   65,417      $ 18,078     $ 68,102   $ 60,944   $ 20,041   $ 15,565
  Restricted(3)..................    24,189      6,930        27,343        10,205        3,714      2,092      1,074        981
Inventories......................   470,054    422,128       456,303       444,070      409,458    386,804    352,620    230,108
Total assets.....................   635,386    556,732       654,848       539,563      542,697    514,893    431,428    288,412
Total homebuilding debt(4).......   214,897    256,110       215,835       255,597      251,606    253,635    205,137    152,064
Financial services borrowings....    13,933     20,379        38,689         9,071       17,857     26,776     25,770     14,529
Land bank obligations............    29,578         --        30,022            --           --         --         --         --
Total debt(5)....................   258,408    276,489       284,546       264,668      269,463    280,411    230,907    166,593
Stockholder's equity.............   262,450    214,840       259,558       219,750      217,691    186,432    161,724     93,180


---------------

(1) Represents primarily revenues from homebuilding sales, land sales and financial services.



(2) Represents homebuilding and land cost of sales.



(3) Restricted cash and cash equivalents represents deposits held in escrow by our title subsidiaries pursuant to purchase contracts or required by law and compensating balances under letters of credit.



(4) Total homebuilding debt does not include financial services borrowings and consolidated land bank obligations. For more information on consolidated land bank obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Engle -- Critical Accounting Policies."

(5) Total debt does not include consolidated land bank obligations. For more information on consolidated land bank obligations, see "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Engle -- Critical Accounting Policies."

TECHNICAL OLYMPIC USA, INC. PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


     The following unaudited pro forma consolidated financial statements give effect to the Westbrooke Sale, the Merger Transactions and the Refinancing. In the Westbrooke Sale, Newmark sold all the stock of Westbrooke for consideration consisting of $41.0 million in cash and the repayment by Standard Pacific of $54.4 million of Westbrooke's debt, including $14.2 million of intercompany liabilities owed to Newmark. The purchase price is subject to adjustment (either upwards or downwards) within 90 days of the closing, based on Westbrooke's net income from January 1, 2002 through the closing date.


     In the Merger, each issued and outstanding share of Engle Holdings common stock will be exchanged for 1,724.082935 shares of Newmark common stock. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock issued and outstanding, all of which are held by Technical Olympic. As a result of the Merger, Newmark will issue 16,378,787 shares of common stock. In addition, prior to the Merger, Newmark will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. Technical Olympic USA, Inc. (TOUSA) will be the name of the combined businesses after the Merger Transactions are closed.

     Both Newmark and Engle are under the common control of Technical Olympic, and consequently the Merger is being accounted for in a manner similar to a pooling-of-interests, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations." Pursuant to SFAS No. 141, when accounting for the exchange of shares between entities under common control, the entity that receives the equity interests (Newmark) will recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity (Engle) at the date of transfer.


     The Merger is conditioned upon the simultaneous completion of the Refinancing, pursuant to which TOUSA expects to (i) enter into the Bank Facility; (ii) issue approximately $350 million aggregate principal amount of one or more series and senior or senior subordinated notes in the Notes Offering; (iii) repay the Engle Homes Acquisition Debt; (iv) repay, defease or discharge an aggregate of $214.9 million of Engle debt outstanding as of December 31, 2001; and (v) repay an aggregate of $50.9 million of Newmark debt outstanding as of December 31, 2001.


     The Bank Facility is anticipated to be a $220 million revolving credit facility. The Bank Facility is expected to expire three years from the effective date of the Merger and includes, at TOUSA's option, two one-year extensions. The Bank Facility is expected to contain financial covenants and provisions that may, under some circumstances, limit the amount TOUSA may borrow. As determined by its leverage ratio as defined under the Bank Facility, the interest rate is anticipated to vary based on LIBOR or a base rate plus an applicable margin to be agreed. TOUSA intends to use the net proceeds from the Notes Offering to defease or repay outstanding loans, credit facilities, notes and other debt, as well as to repay the Engle Homes Acquisition Debt. For more information on the Bank Facility, see "The Merger -- The Refinancing."

     The unaudited pro forma consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and should be read in conjunction with the historical consolidated financial statements of Newmark and Engle including the notes thereto.

     The accompanying unaudited pro forma information is presented for illustrative purposes only and is based on certain assumptions and adjustments described in the notes thereto. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the Westbrooke Sale, the Merger Transactions and the Refinancing been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies. No effect has been given in the unaudited pro forma consolidated financial statements for operating and synergistic benefits that may be realized through the Merger Transactions, except for the reduction in executive compensation which will be realized based on employment contracts. In addition, the unaudited pro forma consolidated financial statements do not reflect any of the initial, non-recurring costs associated with the Westbrooke Sale or the Merger Transactions, because those costs cannot currently be estimated.


     The accompanying unaudited Pro Forma Consolidated Statement of Financial Condition gives effect to the Westbrooke Sale, the Merger and the Refinancing as if they had occurred on March 31, 2002, combining the Consolidated Statement of Financial Condition of Newmark and the Consolidated Statement of Financial Condition of Engle Homes, each at March 31, 2002. The accompanying unaudited Pro Forma Consolidated Statements of Income give effect to the sale of Westbrooke, the Merger and the Refinancing as if they had occurred on January 1, 2001, combining the results of operations for Newmark and Engle Homes for the three months ended March 31, 2002 and for the year ended December 31, 2001.



     As both Newmark and Engle are under common control of Technical Olympic, the Merger is being accounted for as a reorganization of entities under common control as described above. As required, we are providing an unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 2000, which represents the earliest year that both entities were under common control. This pro forma statement of income gives effect to the Merger as if it occurred on November 22, 2000, the date at which Engle was acquired by Technical Olympic.


     THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) DO NOT PURPORT TO REPRESENT WHAT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS OF TECHNICAL OLYMPIC USA, INC. WOULD ACTUALLY HAVE BEEN IF THE WESTBROOKE SALE, THE REFINANCING AND THE MERGER HAD IN FACT OCCURRED ON THE DATES INDICATED OR TO PROJECT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

                          TECHNICAL OLYMPIC USA, INC.

      PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)

                                 MARCH 31, 2002



                                                                                                 TECHNICAL
                                                          NEWMARK                               OLYMPIC USA,
                                NEWMARK     WESTBROOKE   PRO FORMA                REFINANCING       INC.
                              AS REPORTED    SALE(1)     ADJUSTED     ENGLE       AND MERGER    CONSOLIDATED
                              -----------   ----------   ---------   --------     -----------   ------------
                                                          (DOLLARS IN THOUSANDS)
Assets:
  Cash -- unrestricted......   $ 11,878     $  14,192    $ 26,070    $ 74,260(2)   $ (3,047)      $ 97,283
  Cash -- restricted........         --                        --      24,189(2)     14,157         38,346
  Mortgage loans held for
     sale...................         --                        --      28,719                       28,719
  Inventory.................    165,746                   165,746     470,054                      635,800
  Property, premises and
     equipment, net.........      5,859                     5,859       5,172                       11,031
  Other assets, net.........      8,599        (4,992)      3,607      18,179(2)     13,965         35,751
  Goodwill, net.............     42,914                    42,914      14,813                       57,727
  Westbrooke assets held for
     sale...................    100,993      (100,993)         --          --                           --
                               --------                  --------    --------                     --------
Total assets................   $335,989                  $244,196    $635,386                     $904,657
                               ========                  ========    ========                     ========

Liabilities and stockholders' equity:
  Accounts payable and
     accrued liabilities....   $ 16,928                  $ 16,928    $ 61,443(3)   $ 11,452       $ 89,823
  Other liabilities.........      5,783         3,150       8,933      21,687                       30,620
  Borrowings................     95,062       (41,000)     55,872     214,897(4)     71,981        367,825
                                                1,810                        (2)     25,075
  Consolidated land bank
     obligation.............         --                        --      29,578                       29,578
  Financial services
     borrowings.............         --                        --      13,933                       13,933
  Westbrooke liabilities
     associated with assets
     held for sale..........     60,640       (60,640)         --          --                           --
                               --------                  --------    --------                     --------
Total liabilities...........    178,413                    81,733     341,538                      531,779
Minority interest...........         99                        99      31,398                       31,497
Stockholders' equity:
  Common stock..............        115                       115          --(3)        164            279
  Additional
     paid-in-capital........    106,855                   106,855     215,709(3)       (164)       250,419
                                                               --            (4)    (71,981)
  Retained earnings.........     50,507         4,887      55,394      46,741(3)    (11,452)        90,683
                               --------                  --------    --------                     --------
Total stockholders'
  equity....................    157,477                   162,364     262,450                      341,381
                               --------                  --------    --------                     --------
Total liabilities and
  stockholders' equity......   $335,989                  $244,196    $635,386                     $904,657
                               ========                  ========    ========                     ========

                          TECHNICAL OLYMPIC USA, INC.



            PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                   FOR THE THREE MONTHS ENDED MARCH 31, 2002





                                                                                        TECHNICAL
                                                                                       OLYMPIC USA,
                                                 NEWMARK     ENGLE AS    REFINANCING       INC.
                                               AS REPORTED   REPORTED    AND MERGER    CONSOLIDATED
                                               -----------   --------    -----------   ------------
                                                              (DOLLARS IN THOUSANDS)
Revenues:
  Homebuilding...............................  $    83,561   $218,417                      301,978
  Land sales.................................        1,095        215                        1,310
  Financial services.........................           --      8,083                        8,083
  Other......................................          276      1,312                        1,588
                                               -----------   --------                  -----------
Total revenues...............................       84,932    228,027                      312,959
Expenses:
  Cost of sales..............................       68,571    173,983(5)       1,886       244,440
  Selling, general & administration..........       11,685     25,011(6)        (781)       35,915
  Depreciation and amortization..............          192      1,440                        1,632
  Financial services expenses................           --      4,360                        4,360
  Interest expense...........................           67         --                           67
  Merger and related expenses................           --     13,748                       13,748
                                               -----------   --------                  -----------
Total expenses...............................       80,515    218,542                      300,162
                                               -----------   --------                  -----------
Income from continuing operations before
  income taxes...............................        4,417      9,485                       12,797
Income taxes.................................        1,393      3,581(7)        (408)        4,566
                                               -----------   --------                  -----------
Income from continuing operations before
  nonrecurring adjustments...................        3,024      5,904                        8,231
                                               ===========   ========                  ===========
Basic and diluted earnings per common share:
  Income from continuing operations..........  $      0.26                             $      0.30
                                               ===========                             ===========
Weighted average number of shares
  outstanding:
  Basic and diluted..........................   11,500,000           (8)  16,378,787    27,878,787
                                               ===========                             ===========

                          TECHNICAL OLYMPIC USA, INC.


            PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                      FOR THE YEAR ENDED DECEMBER 31, 2001





                                                                                         TECHNICAL
                                                                                        OLYMPIC USA,
                                                                           PRO FORMA        INC.
                                                NEWMARK       ENGLE       ADJUSTMENTS   CONSOLIDATED
                                              -----------   ----------    -----------   ------------
Revenues:
  Homebuilding..............................  $   416,426   $  958,125                  $ 1,374,551
  Land sales................................        7,862       10,499                       18,361
  Financial services........................           --       32,659                       32,659
  Other.....................................         (384)       5,412                        5,028
                                              -----------   ----------                  -----------
Total revenues..............................      423,904    1,006,695                    1,430,599
Expenses:
  Cost of sales.............................      338,521      773,347(5)       6,459     1,118,327
  Selling, general & administration.........       52,534       95,947(6)      (3,129)      145,352
  Depreciation and amortization.............        2,392        6,457                        8,849
  Financial services expenses...............           --       17,688                       17,688
  Interest expense..........................        1,087           --                        1,087
  Merger and related expenses...............          779        1,864                        2,643
                                              -----------   ----------                  -----------
Total expenses..............................      395,313      895,303                    1,293,946
                                              -----------   ----------                  -----------
Income from continuing operations before
  income taxes..............................       28,591      111,392                      136,653
Income taxes................................       10,150       42,068(7)      (1,232)       50,986
                                              -----------   ----------                  -----------
Income from continuing operations before
  nonrecurring adjustments..................       18,441       69,324                       85,667
                                              ===========   ==========                  ===========
Basic and diluted earnings per common share:
  Income from continuing operations.........  $      1.60                               $      3.07
                                              ===========                               ===========
Weighted average number of shares
  outstanding:
  Basic and diluted.........................   11,500,000             (8)  16,378,787    27,878,787
                                              ===========                               ===========

                          TECHNICAL OLYMPIC USA, INC.



            PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                      FOR THE YEAR ENDED DECEMBER 31, 2000



                                                              ENGLE
                                                           AS REPORTED
                                                           (PERIOD FROM
                                                           NOVEMBER 22                     TECHNICAL
                                                           2000 THROUGH                  OLYMPIC USA,
                                               NEWMARK     DECEMBER 31,     PRO FORMA        INC.
                                             AS REPORTED       2000        ADJUSTMENTS   CONSOLIDATED
                                             -----------   ------------    -----------   -------------
Revenues:
  Homebuilding.............................  $   456,778     $82,999                      $   539,777
  Land sales...............................        5,515       1,374                            6,889
  Financial services.......................           --       2,562                            2,562
  Other....................................          667         351                            1,018
                                             -----------     -------                      -----------
Total revenues.............................      462,960      87,286                          550,246

Expenses:
  Cost of sales............................      375,121      69,515(9)           521         445,157
  Selling, general & administration........       51,888       8,247                           60,135
  Depreciation and amortization............        2,391         721                            3,112
  Financial services expenses..............           --       1,635                            1,635
  Interest expense.........................        3,282          --                            3,282
                                             -----------     -------                      -----------
Total expenses.............................      432,682      80,118                          513,321
                                             -----------     -------                      -----------

Income from continuing operations
  before income taxes......................       30,278       7,168                           36,925
Income taxes...............................       10,908       2,764(10)         (193)         13,479
                                             -----------     -------                      -----------
Income from continuing operations..........       19,370       4,404                           23,446
                                             ===========     =======                      ===========

Basic and diluted earnings per common
  share:
  Income from continuing operations........  $      1.68                                  $      1.77
                                             ===========                                  ===========

Weighted average number of shares
  outstanding:
  Basic and diluted........................   11,500,000            (11)    1,750,062      13,250,062
                                             ===========                                  ===========

                          TECHNICAL OLYMPIC USA, INC.


        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

           (DOLLARS IN THOUSANDS, EXCEPT SHARE OR PER SHARE AMOUNTS)


     The pro forma adjustments to the Pro Forma Consolidated Statement of Financial Condition as of March 31, 2002 are as follows:



      (1) In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the effect of the sale of Westbrooke and the application of the proceeds therefrom have been reflected in Newmark's Consolidated Statements of Financial Condition as follows:



Gross cash proceeds from Westbrooke sale used to repay
  additional existing Newmark debt..........................  $  41,000
Initial purchase price adjustment on the Westbrooke sale
  through the closing date..................................     (1,810)
Sale of Westbrooke assets...................................   (100,993)
Sale of Westbrooke liabilities..............................     60,640
Cash received for Westbrooke intercompany receivable and
  Westbrooke portion of income taxes under tax sharing
  agreement.................................................     14,192
Westbrooke income tax receivable under tax sharing
  agreement, reflected under the caption "Other assets".....     (4,992)
Deferred tax liability resulting from the Westbrooke sale...     (3,150)
                                                              ---------
Gain on Westbrooke sale.....................................  $   4,887
                                                              =========



      (2) To record the application of the gross proceeds of the Notes Offering and cash on hand as described under "Use of Proceeds:"



Principal amount of notes...................................  $ 350,000
Repayment of Newmark debt...................................    (50,944)
Repayment of Engle credit facility..........................   (202,000)
Repayment of Engle acquisition debt.........................    (71,981)
                                                              ---------
Net increase in debt........................................     25,075
Deferred financing costs....................................    (13,965)
                                                              ---------
Net proceeds from offering..................................     11,110
Defeasance or discharge of Engle 9 1/4% Senior Notes due
  2008......................................................    (14,157)
                                                              ---------
Cash on hand used...........................................  $  (3,047)
                                                              =========



      (3) To reflect the issuance of 16,378,787 new shares of common stock at $0.01 par value and accrue severance and merger related costs of $11,452. Severance costs approximate $3,949 and relate to the departure of certain executives pursuant to their employment contracts in connection with the Merger. Merger related charges approximate $7,503 and relate primarily to attorney's fees, advisory fees, accountant's fees and include a $2,000 early termination fee in connection with the Company's early repayment of certain debt as a result of the change in control. These nonrecurring charges were not considered in the pro forma statement of income. Approximately $3,000 of the severance charges will be recognized in income during April in connection with the departure of one of the executives. The remaining $949 will be recognized upon consummation of the Merger. The merger related charges of $7,503, including the early termination fee of $2,000, will be recognized in income upon consummation of the Merger and Refinancing.



      (4) To record the repayment of a $71,981 obligation of Technical Olympic incurred in connection with its acquisition of Engle in November 2000.

                          TECHNICAL OLYMPIC USA, INC.

     The pro forma adjustments to the Pro Forma Consolidated Statements of Income for the three months ended March 31, 2002 and the year ended December 31, 2001 are as follows:



      (5) To record the net increase in cost of sales as a result of the interest expected to be incurred resulting from the issuance of $200,000 aggregate principal amount of senior notes due 2010 and $150,000 aggregate principal amount of senior subordinated notes due 2012. Interest is calculated assuming 8 3/4% and 9.55% on the senior and senior subordinated notes, respectively. For each 1/8% change in interest rates assumed for the new notes to be issued, pro forma interest included in cost of sales will change by approximately $47 and $308 for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.



      (6) To record the decrease in selling, general and administrative expenses due to the departures of certain officers and key employees in connection with the Merger, net of the addition of new officers and key employees.



      (7) To reflect the tax effect of the adjustments set forth in (5) and (6) above.



      (8) To reflect the issuance of 16,378,787 new shares of common stock in the Merger, which for pro forma purposes are assumed to be outstanding for the three months ended March 31, 2002 and for the year ended December 31, 2001.



     The pro forma adjustments to the Pro Forma Consolidated Statements of Income for the year ended December 31, 2000 are as follows:



      (9) To record the net increase in cost of sales due to the increase in interest resulting from the assumption of $71,981 of debt incurred by Technical Olympic in connection with the acquisition of Engle on November 22, 2000.



     (10) To reflect the tax effect of the adjustment set forth in (9) above.



     (11) To reflect the weighted average shares outstanding for the period from November 22, 2000 through December 31, 2000.

CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2002 on a pro forma consolidated basis to give effect to the Westbrooke Sale, the Merger Transactions and the Refinancing as if they occurred on March 31, 2002. You should read our pro forma financial statements and notes that are included in this Information Statement.



                                                                PRO FORMA
                                                               CONSOLIDATED
                                                                  AS OF
                                                              MARCH 31, 2002
                                                              --------------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Cash and cash equivalents:
  Unrestricted..............................................     $ 97,283
  Restricted(1).............................................       38,346
                                                                 --------
     Total cash and cash equivalents........................     $135,629
                                                                 ========
Debt:
  New revolving credit facility(2)..........................     $     --
  Senior notes offered hereby...............................      200,000
  Senior subordinated notes offered hereby..................      150,000
  Construction and lot loans(3).............................        4,928
                                                                 --------
     Total homebuilding debt(4).............................      354,928
  Engle 9 1/4% Senior Notes due 2008(5).....................       12,897
  Financial services borrowings(6)..........................       13,933
                                                                 --------
     Total debt(7)..........................................      381,758
Stockholders' equity........................................      341,381
                                                                 --------
Total capitalization........................................     $723,139
                                                                 ========


---------------

(1) Represents deposits held in escrow by our title subsidiaries pursuant to purchase contracts or as required by law, compensating balances under letters of credit and treasury securities placed on deposit to defease or discharge the outstanding $12.9 million aggregate principal amount of the Engle 9 1/4% Senior Notes due 2008.



(2) In connection with the Notes Offering, we will enter into the Bank Facility that we expect will provide for revolving loans of up to $220.0 million and which will be available to fund our working capital requirements after completion of the Merger Transactions.



(3) Represents construction and lot loans from financial institutions.



(4) Total homebuilding debt does not include the outstanding $12.9 million aggregate principal amount of Engle's 9 1/4% Senior Notes due 2008 to be defeased or discharged in connection with the Notes Offering, $13.9 million aggregate principal amount of financial services borrowings and $29.6 million aggregate principal amount of consolidated land bank obligations. For information concerning the consolidated land bank obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Engle -- Critical Accounting Policies."



(5) Represents the outstanding aggregate principal amount of the Engle 9 1/4% Senior Notes due 2008 that will be defeased or discharged.



(6) Represents a warehouse line of credit used to provide financing for the origination of mortgage loans.



(7) Total debt does not include the $29.6 million of consolidated land bank obligations. For information concerning the consolidated land bank obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Engle -- Critical Accounting Policies."

FEDERAL INCOME TAX TREATMENT OF THE MERGER

     For Federal income tax purposes

          (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended,

          (ii) no gain or loss will be recognized by our stockholders as a consequence of the Merger,

          (iii) a stockholder's aggregate tax basis in our common stock after the Merger will be the same as the holder's aggregate tax basis in the shares of our common stock immediately prior to the Merger and

          (iv) no gain or loss will be recognized by us as a consequence of the Merger.

THE DISCUSSION SET FORTH ABOVE CONCERNING CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM WHICH COULD RESULT FROM THE MERGER.

           MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION


     The following discussion and analysis of the financial condition and results of operations of Newmark and Engle should be read in conjunction with the section "Selected Historical Consolidated Financial and Operating Data of Newmark" and "Selected Historical Consolidated Financial and Operating Data of Engle Homes" and the consolidated financial statements and related notes included elsewhere in this Information Statement or incorporated by reference.



     The information in this discussion under the caption "Newmark" relates only to Newmark and its consolidated subsidiaries on a stand-alone basis and the information in this discussion under the caption "Engle Homes" relates only to Engle Homes and its consolidated subsidiaries on a stand-alone basis. Westbrooke is accounted for as a discontinued operation of Newmark for all periods discussed below and, therefore, the results of operations and other information below do not include Westbrooke. The information in this discussion under the caption "Technical Olympic USA, Inc." relates to the combined enterprise following the Merger. Unless the context indicates otherwise, the terms "we," "ours" and "us" refer to the combined enterprise that is the surviving corporation after giving effect to the Merger.


NEWMARK


     Newmark designs, builds and sells single-family homes, town homes and patio homes in five markets in Texas and Tennessee. At March 31, 2002, Newmark operated in 57 communities in its markets and had 486 homes under construction. Newmark is also engaged in residential land acquisition and lot development and at March 31, 2002, Newmark owned, or had under option contracts, 2,467 lots available for future home building.



     Newmark's predecessor company was founded in Houston, Texas in 1983. In March 1995, Newmark acquired The Adler Companies, Inc., which operated in southern Florida from 1990 until 2000. In January 1998, Newmark acquired Westbrooke, which has operated in the Miami, Florida area since 1976. With the acquisition of Westbrooke, Newmark wound down Adler's operations by the end of 2000. Newmark completed its initial public offering of common stock in March 1998. On December 15, 1999, Technical Olympic purchased 80% of Newmark's outstanding common stock from Pacific Realty Group, Inc.



     On April 15, 2002, Newmark sold all the stock of Westbrooke, its Florida operations, to Standard Pacific Corp. for consideration consisting of $41.0 million in cash and the repayment by Standard Pacific of $54.4 million of Westbrooke's debt, including $14.2 million of intercompany liabilities owed to Newmark. The purchase price is subject to adjustment (either upwards or downwards) within 90 days of the closing, based on Westbrooke's net income from January 1, 2002 through the closing date. In connection with the Merger, Newmark sold Westbrooke to eliminate operating redundancies in its South Florida markets and to strengthen its financial position.



RESULTS OF OPERATIONS



     Newmark derives its revenues primarily from two sources: (i) sales of homes and (ii) sales of land. The following table sets forth Newmark's revenue by source and in total for the periods indicated:



                                           THREE MONTHS
                                         ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                        ------------------    --------------------------------
SOURCE                                   2002       2001        2001        2000        1999
------                                  -------    -------    --------    --------    --------
                                                        (DOLLARS IN THOUSANDS)
Sales of homes........................  $83,561    $95,225    $416,426    $456,778    $413,780
Sales of land.........................    1,095        675       7,862       5,515       6,968
                                        -------    -------    --------    --------    --------
     Total............................  $84,656    $95,900    $424,288    $462,293    $420,748
                                        =======    =======    ========    ========    ========



     Newmark's principal expenses are (i) cost of sales and (ii) selling, general and administrative expenses, or SG&A. Cost of sales reflects the cost of home construction and land purchases (including, in each case, capitalized interest and financing costs). SG&A includes administrative costs, advertising expenses, on-site marketing expenses and commission costs. The following table sets forth Newmark's principal expenses by category and in total for the periods indicated:



                                           THREE MONTHS ENDED
                                                MARCH 31,            YEAR ENDED DECEMBER 31,
                                           -------------------   --------------------------------
EXPENSES                                     2002       2001       2001        2000        1999
--------                                   --------   --------   --------    --------    --------
                                                           (DOLLARS IN THOUSANDS)
Cost of sales............................  $68,571    $75,902    $338,521    $375,121    $348,617
SG&A.....................................   11,685     12,466      52,534      51,888      44,478
                                           -------    -------    --------    --------    --------
     Total...............................  $80,256    $88,368    $391,055    $427,009    $393,095
                                           =======    =======    ========    ========    ========



     The following table sets forth certain historical operating data for Newmark as a percentage of revenues:



                                                          THREE MONTHS
                                                             ENDED
                                                           MARCH 31,      YEAR ENDED DECEMBER 31,
                                                          ------------    -----------------------
                                                          2002    2001    2001     2000     1999
                                                          ----    ----    -----    -----    -----
Cost of sales...........................................  81.0%   79.1%   79.8%    81.1%    82.9%
Gross profit............................................  19.0%   20.9%   20.2%    18.9%    17.1%
SG&A....................................................  13.8%   13.0%   12.4%    11.2%    10.6%
Income from continuing operations before income taxes...   5.2%    6.1%    6.7%     6.5%     5.8%
Income taxes(1).........................................  31.5%   34.1%   35.5%    36.0%    35.5%
Net income..............................................   4.3%    5.3%    5.8%     5.6%     4.1%


---------------

(1) As a percentage of income from continuing operations before income taxes.



  THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31,
2001



     Revenues decreased by $11.2 million, or 11.7%, to $84.7 million in the three months ended March 31, 2002 from $95.9 million in the three months ended March 31, 2001. This decrease was primarily due to a decrease in the number of homes closed offset in part by an increase in the average selling price of homes closed and an increase in revenues from land sales. The number of homes closed declined by 47 homes, or 14.3%, to 282 in the three months ended March 31, 2002 from 329 in the three months ended March 31, 2001 due to general market conditions. The average selling price of homes closed increased by $7,000, or 2.4%, to $296,000 in the three months ended March 31, 2002 from $289,000 in the three months ended March 31, 2001. Revenue from home sales decreased by $11.6 million, or 12.2%, to $83.6 million in the three months ended March 31, 2002 from $95.2 million in the three months ended March 31, 2001, primarily as a result of a decline in homes closed in Texas. Revenue from land sales increased by $0.4 million, or 57.1%, to $1.1 million in the three months ended March 31, 2002 from $0.7 million in the three months ended March 31, 2001, primarily as a result of an increase in land sold in Texas.



     New net sales contracts decreased by 29 homes, or 6.6%, to 413 homes for the three months ended March 31, 2002 from 442 homes for the three months ended March 31, 2001 due to the general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $12.6 million, or 9.8%, to $115.7 million in the three months ended March 31, 2002 from $128.3 million in the three months ended March 31, 2001.



     Newmark operated in 57 subdivisions at March 31, 2002 compared to 51 subdivisions at March 31, 2001. As of March 31, 2002, Newmark's backlog of sales contracts was 470 homes, a 6.9% decrease from 505 homes at March 31, 2001.



     Cost of sales decreased by $7.3 million, or 9.6%, to $68.6 million, in the three months ended March 31, 2002 from $75.9 million in the three months ended March 31, 2001, primarily due to a decrease in revenue. As a percentage of revenues, cost of sales for the three months ended March 31, 2002 increased to 81.0% from 79.1% in the three months ended March 31, 2001. This increase in cost of sales as a percentage of revenues was due to a shift in the product mix of homes closed to lower margin homes. Cost of home sales decreased by $7.7 million, or 10.2%, to $67.6 million in the three months ended March 31, 2002 from $75.3 million in the three months ended March 31, 2001, primarily due to a decline in homes closed in Texas. Cost of land sales increased by $0.4 million, or 66.7%, to $1.0 million in the three months ended March 31, 2002 from $0.6 million in the three months ended March 31, 2001, primarily due to a decline in land sales in Texas.



     Equity in earnings from unconsolidated subsidiaries, which are primarily earnings from mortgage origination and title operations in which Newmark has an ownership interest of less than 50%, increased by $0.2 million, or 200%, to $0.3 million in the three months ended March 31, 2002 from $0.1 million in the three months ended March 31, 2001 due to increased earnings from mortgage origination and title operations and land development joint ventures.



     SG&A decreased by $0.8 million, or 6.3%, to $11.7 million in the three months ended March 31, 2002 from $12.5 million in the three months ended March 31, 2001, primarily due to decreased commissions. As a percentage of revenues, SG&A remained relatively constant, increasing to 13.8% in the three months ended March 31, 2002 from 13.0% in the three months ended March 31, 2001.



     Income from continuing operations before income taxes decreased by $1.5 million, or 24.8%, to $4.4 million in the three months ended March 31, 2002 from $5.9 million in the three months ended March 31, 2001, primarily due to a decline in homes closed in Texas.



     Newmark's provision for income taxes decreased as a percentage of income from continuing operations before taxes to 31.6% in the three months ended March 31, 2002 compared to 34.1% in the three months ended March 31, 2001. The decrease was primarily a result of the timing difference associated with the deductibility of the amortization of goodwill for tax purposes and the result of no amortization of goodwill for the three months ended March 31, 2002 in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142.



     Net income decreased by $1.4 million, or 20.5%, to $3.7 million, in the three months ended March 31, 2002 from $5.1 million for the three months ended March 31, 2001, primarily due to the decrease in home closings as described above.



  TWELVE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2000



     Revenues decreased by $38.0 million, or 8.2%, to $424.3 million in 2001 from $462.3 million in 2000. This decrease was primarily due to a decrease in the number of homes closed offset in part by an increase in the average selling price and an increase in revenues from land sales. The number of homes closed declined by 227 homes, or 13.9%, to 1,411 homes in 2001 from 1,638 homes in 2000 due to a decline in the demand for homes in some of our Texas markets. The average selling price of homes closed increased by $16,000, or 5.7%, to $295,000 in 2001 from $279,000 in 2000 due to general market conditions. Revenue from home sales decreased by $40.4 million, or 8.8%, to $416.4 million in 2001 from $456.8 million in 2000, primarily due to a decline in homes closed in Texas and the Mid-Atlantic markets. Revenue from land sales in 2001 increased by $2.4 million, or 43.6%, to $7.9 million from $5.5 million in 2000, primarily due to an increase in land sold in Texas.



     New net sales contracts decreased by 132 homes, or 8.9%, to 1,358 homes in 2001 from 1,490 homes in 2000 due to the general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $38.1 million, or 8.7%, to $397.7 million in 2001 from $435.6 million in 2002.



     Newmark operated in 59 subdivisions at December 31, 2001 compared to 54 subdivisions at December 31, 2000. As of December 31, 2001, Newmark's backlog of sales contracts was 339 homes, a 13.5% decrease from December 31, 2000.



     Cost of sales decreased by $36.6 million, or 9.8%, to $338.5 million in 2001 from $375.1 million in 2000. As a percentage of revenues, cost of sales for 2001 decreased to 79.8% from 81.1% in 2000. The decrease in cost of sales in both dollar amount and percentage was primarily due to the decrease in revenue and a shift in the product mix of homes closed to higher margin homes. Cost of home sales decreased by $38.3 million, or

10.4%, to $331.5 million in 2001 from $369.8 million in 2000, primarily due to a decline in homes closed in Texas and the Mid-Atlantic. Cost of land sales increased by $1.7 million, or 32.1%, to $7.0 million, in 2001 from $5.3 million in 2000, primarily due to the increase in land sold in Texas.



     Equity in earnings from unconsolidated subsidiaries increased by $0.2 million, or 25.8%, to $0.9 million in 2001 from $0.7 million in 2000 due to increased earnings from the land development joint ventures.



     SG&A increased by $0.6 million, or 1.2%, to $52.5 million in 2001 from $51.9 million in 2000. As a percentage of revenues, SG&A increased to 12.4% in 2001 from 11.2% in 2000. The increase in SG&A was primarily due to the expansion of Newmark's operations in some of its Texas markets. In addition, Newmark incurred approximately $0.8 million in legal and related costs in connection with the Merger.



     Income from continuing operations before income taxes decreased by $1.7 million, or 5.6%, to $28.6 million in 2001 from $30.3 million in 2000, primarily due to a decline in homes closed in Texas and the Mid-Atlantic.



     Newmark's provision for income taxes remained relatively consistent as a percentage of income from continuing operations before taxes at 35.5% in 2001 compared to 36.0% in 2000.



     Net income decreased by 3.8%, primarily due to the decrease in home closings as described above.



 TWELVE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1999



     Revenues increased by $41.5 million, or 9.9%, to $462.3 million in 2000 from $420.8 million in 1999. This increase was primarily due to an increase in the average selling price of homes. The average selling price of homes increased by $24,000, or 9.4%, to $279,000 in 2000 from $255,000 in 1999, which was primarily due to market conditions and the mix of homes sold. Revenues from home sales increased by $43.0 million, or 10.4%, to $456.8 million in 2000 from $413.8 million in 1999, primarily due to an increase in the average selling price of homes. The overall increase in revenues was slightly offset by a decrease in revenue from land sales, which decreased by $1.5 million, or 20.9%, to $5.5 million in 2000 from $7.0 million in 1999. This decrease in revenue from land sales was primarily due to a decline in land sales during 2000, principally in Newmark's markets in Texas.



     New net sales contracts decreased by 79 homes, or 5.0%, to 1,490 homes in 2000 from 1,569 homes in 1999 due to the general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $25.9 million, or 6.3%, to $435.6 million in 2000 from $409.7 million in 1999.



     Newmark operated in 54 subdivisions at December 31, 2000 compared to 48 subdivisions at December 31, 1999. As of December 31, 2000, Newmark's backlog of sales contracts was 392 homes, a 27.4% decrease from 540 homes at December 31, 1999.



     Cost of sales increased by $26.5 million, or 7.6%, to $375.1 million in 2000 from $348.6 million in 1999 primarily due to the increase in revenues from home sales closed as described above. Cost of home sales increased by $27.6 million, or 8.1%, to $369.8 million in 2000 from $342.2 million in 1999. Cost of land sales for 2000 decreased by $1.1 million, or 16.4%, to $5.3 million from $6.4 million in 1999. This decrease in the cost of land sales was primarily due to a decline in land sales during 2000, primarily in Newmark's markets in Texas. As a percentage of revenues, cost of sales for 2000 decreased to 81.1% from 82.9% in 1999 primarily due to a shift in product mix of home sales closed to higher margin homes.



     Equity in earnings from unconsolidated subsidiaries remained relatively constant at $0.7 million in 2000 and 1999.



     SG&A increased by $7.4 million, or 16.7%, to $51.9 million in 2000 from $44.5 million in 1999. This increase in SG&A resulted primarily from the expansion into new markets in Tennessee and North Carolina, as well as the expansion in existing markets in Texas. As a percentage of revenues, SG&A increased to 11.2% in 2000 from 10.6% in 1999.



     Income from continuing operations before income taxes increased by $5.7 million, or 23.3%, to $30.3 million in 2000 from $24.5 million in 1999, primarily due to an increase in homes closed in Texas.

     Newmark's provision for income taxes remained relatively constant as a percentage of income from continuing operations before taxes at 36.0% in 2000 compared to 35.5% in 1999.



     Net income increased by $8.3 million, or 47.8%, to $25.7 million in 2000 from $17.4 million in 1999, primarily due to the increase in homes closed, as described above.



LIQUIDITY AND CAPITAL RESOURCES



     Newmark's financing needs historically have varied based primarily on its operations, sales volume, inventory levels, inventory turnover and land acquisitions. Newmark's cash needs historically have been provided by cash flows from operations, unsecured bank borrowings and, from time to time, notes issued in the debt markets. At March 31, 2002, Newmark had cash and cash equivalents of $11.9 million. Inventories (including finished homes and construction in progress, developed lots and other land) at March 31, 2002 were $165.7 million, an increase of $3.5 million from $162.2 million at December 31, 2001. This increase results from general growth in Newmark's business. Newmark's ratio of homebuilding debt to total assets was 27.2% at March 31, 2002 and 25.6% at December 31, 2001. The equity to total assets ratio increased during the three months to 46.9% at March 31, 2002 from 45.0% at December 31, 2001, primarily due to an increase in equity from earnings.



  CASH FROM OPERATING ACTIVITIES



     Cash provided by operating activities increased by $1.2 million to $0.7 million in three months ended March 31, 2002 from a use of cash of $0.5 million in three months ended March 31, 2001, primarily due to a $3.5 million increase in inventory in the three months ended March 31, 2002 compared to a $5.4 million increase in inventory in the three months ended March 31, 2001.



     Cash provided by operating activities decreased by $25.9 million to a use of funds of $0.9 million in 2001 from a source of funds of $25.0 million in 2000, primarily due to a $12.9 million increase in inventory in 2001 compared to a $17.2 million decrease in 2000 that was a result of lot and land acquisitions in Texas.



     Cash provided by operating activities increased by $30.7 million in 2000 to $25.0 million from a use of cash of $5.7 million in 1999, primarily due to a $17.2 million decrease in inventory in 2000 compared to a $25.1 increase in inventory in 1999. The decrease in inventory in 2000 was a result of decreased home construction in Texas.



  CASH FROM INVESTING ACTIVITIES



     Net cash used in investing activities increased by $2.8 million to $2.8 million in three months ended March 31, 2002 compared to zero in three months ended March 31, 2001. Funds used in investments in unconsolidated subsidiaries increased by $2.2 million to $2.3 million for the three months ended March 31, 2002 from $0.1 million in the three months ended March 31, 2001. Net purchases of property, premises and equipment increased by $0.6 million to $0.8 million in the three months ended March 31, 2002 from $0.2 million in the three months ended March 31, 2001, primarily due to the construction costs incurred on Newmark's 19,000 square foot office facility. This facility was completed in the first quarter of 2002 and accommodates Newmark's Houston division operations and a design center.



     Net cash used in investing activities remained relatively stable at $2.1 million in 2001 compared to $3.3 million in 2000. In 2001, net purchases of property, premises and equipment totaled $3.0 million in 2001 compared to $1.5 million in 2000, primarily due to the construction costs incurred on Newmark's 19,000 square foot office facility.



     Net cash used in investing activities increased to $3.3 million in 2000 compared to zero in 1999. Additional purchase price paid for Westbrooke was $1.2 million for the twelve months ended December 31, 2000 compared to zero for the twelve months ended December 31, 1999. Cash used for purchases of property premises and equipment was $1.5 million in 2000 compared to $0.7 million in 1999.

  CASH FROM FINANCING ACTIVITIES



     Net cash from financing activities decreased by $2.4 million to $2.2 million in the three months ended March 31, 2002 from $4.6 million in the three months ended March 31, 2001. Proceeds from advances on construction loans payable decreased by $17.3 million to $29.5 million in the three months ended March 31, 2002 from $46.8 million in three months ended March 31, 2001. Principal payments on construction loans decreased to $25.5 million in the three months ended March 31, 2002 from $34.8 million in the three months ended March 31, 2001. Dividends paid decreased to zero in the three months ended March 31, 2002 from $6.2 million in the three months ended March 31, 2001.



     Net cash from financing activities increased by $28.5 million to $4.7 million in 2001 from a use of cash of $23.8 million in 2000. Proceeds from advances on construction loans payable decreased to $163.2 million in 2001 from $211.9 million in 2000. Principal payments on construction loans payable decreased to $151.1 million in 2001 from $234.8 million in 2000. The decreases in both the proceed advances and principal payments were due to the conversion to a borrowing base revolver from construction and lot loans on June 27, 2000. Construction and lot loans are generally repaid as individual homes are closed. The revolver is typically repaid when excess cash becomes available. This flexibility decreases the number of payoffs required and the number of times it is necessary to draw on the loan. Dividends paid increased to $6.2 million in 2001 from zero in 2000.



     Net cash from financing activities decreased by $45.9 million to $23.8 million in 2000 from a source of cash of $22.1 million in 1999. Proceeds from advances on construction loans payable decreased to $211.9 million in 2000 from $276.6 million in 1999. Principal payments on construction loans payable decreased to $234.8 million in 2000 from $262.1 million in 1999. The decreases in both the proceed advances and principal payments were due to the conversion to a borrowing base revolver from construction and lot loans on June 27, 2000.



  INDEBTEDNESS



     Except for ordinary expenditures for the construction of homes and, to a limited extent, the acquisition of land and lots for development and sales of homes, at March 31, 2002 Newmark had no material commitments for capital expenditures.



     On June 27, 2000, Newmark entered into a $150 million secured revolving credit facility with six banks which matures on June 27, 2003, with annual options for one-year extensions. This credit facility has been used to finance the acquisition and development of residential communities, the purchase of developed lots and the construction of homes in Newmark's markets in Texas, Tennessee and North Carolina. As of March 31, 2002, Newmark had borrowings of $85.9 million outstanding under this facility. Newmark intends to repay a portion of the debt outstanding under this facility with the net proceeds from the sale of Westbrooke and will repay the remaining portion with the net proceeds from this offering.



     In addition to the secured revolving credit facility, Newmark is a party from time to time to other agreements providing for construction, lot and other loans. As of March 31, 2002, Newmark had $5.5 million of debt outstanding under these loans.

     The following table sets forth the maturities on Newmark's construction and lot development loans at March 31, 2002:



                                                      AMOUNT
YEAR ENDED                                          -----------
DECEMBER 31,                                        (DOLLARS IN
------------                                        THOUSANDS)
2002..............................................   $ 90,918
2003..............................................        100
2004..............................................        107
2005..............................................        114
Thereafter........................................        138
                                                     --------
     Total........................................   $ 91,377
                                                     ========



     At March 31, 2002, Newmark owed approximately $3.7 million under promissory notes issued in connection with the acquisition of Westbrooke. Newmark repaid these notes with the net proceeds from the sale of Westbrooke.



DIVIDENDS



     Newmark did not pay any cash dividends on its common stock in 2000. Newmark paid a dividend of $0.54 per share of common stock in 2001.



CRITICAL ACCOUNTING POLICIES



     In the preparation of its financial statements, Newmark applies accounting principles generally accepted in the United States. The application of generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.



     Housing and other real estate sales are recognized when title passes to the buyer and certain other conditions are met. As a result, Newmark's revenue recognition process does not involve significant judgments or estimates. However, Newmark does rely on certain estimates to determine the related construction and land costs and resulting gross margins associated with revenues recognized. Newmark's construction and land costs are comprised of direct and allocated costs, including estimated costs for future warranties and indemnities. Land, land improvements and other common costs are generally allocated on a relative fair value basis to units within a parcel or subdivision. Land and land development costs generally include related interest and property taxes incurred until development is substantially completed.



     Newmark had goodwill in the amount of $42.9 million at March 31, 2002. Newmark periodically evaluates goodwill for impairment by determining whether the carrying amount can be recovered through future undiscounted cash flows. Newmark's estimates of future cash flows are based on reasonable and supportable assumptions and represent Newmark's best estimates of the cash flows expected to result from the use of the corresponding assets and their eventual disposition.



     During March 2002, Newmark's management committed to a plan to dispose of Westbrooke. Pursuant to this plan of disposition, Newmark would sell 100% of the common stock of Westbrooke. On April 15, 2002, Newmark completed the sale of Westbrooke to Standard Pacific. Accordingly, as of March 31, 2002, management has determined that in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the criteria to classify the Westbrooke assets as held for sale were met. Results of Westbrooke's operations have been classified as discontinued operations and prior periods have been restated. For additional information concerning SFAS 144 see "Technical Olympic USA, Inc. -- Impact of New Accounting Standards."



     Newmark is involved in litigation incidental to its business, the disposition of which is expected to have no material effect on Newmark's financial position or results of operations. It is possible, however, that future results of operations for any particular period could be materially affected by changes in Newmark's assumptions related to these proceedings. Newmark accrues its best estimate of the probable cost for the resolution of legal claims. Such estimates are developed in consultation with outside counsel handling these matters and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or Newmark's strategies change, it is possible that Newmark's best estimate of its probable liability in these matters may change.



ENGLE



     Engle designs, builds and sells single-family homes, town homes and condominiums in seven markets in Texas, Florida, Colorado, Virginia and Arizona. At March 31, 2002, Engle operated in 89 communities in its markets and had 1,293 homes under construction. Engle is also actively engaged in residential land acquisition and lot development and at March 31, 2002, owned, or had under option contracts, 10,839 lots available for future building.



     On November 22, 2000, Engle became a wholly-owned subsidiary of Technical Olympic. Prior to its acquisition by Technical Olympic, Engle Homes, Inc.'s fiscal year ended on October 31, and information with respect to Engle is presented below for the years ended October 31, 1999 and 2000. On November 22, 2000, Engle changed its fiscal year from October 31 to December 31. Engle did not recast the data for prior years to reflect this change in fiscal years. Information with respect to Engle is also presented below for the year ended December 31, 2001.



RESULTS OF OPERATIONS



     Engle derives its revenue from three principal sources: (i) sales of homes;
(ii) sales of land; and (iii) provision of financial services consisting of mortgage origination and title services. The following table sets forth Engle's revenue by source and in total for the periods indicated:



                                     THREE MONTHS ENDED      YEAR ENDED
                                         MARCH 31,          DECEMBER 31,    YEAR ENDED OCTOBER 31,
                                    --------------------    ------------    ----------------------
                                      2002        2001          2001          2000         1999
                                    --------    --------    ------------    ---------    ---------
                                                        (DOLLARS IN THOUSANDS)
SOURCE
Sales of homes....................  $218,417    $213,581     $  958,125     $794,445     $704,563
Sales of land.....................       215         688         10,499       24,053       11,236
Financial services................     8,083       6,395         32,659       22,130       22,691
Other(1)..........................     1,312       1,917          5,412        3,383        3,450
                                    --------    --------     ----------     --------     --------
     Total........................  $228,027    $222,581     $1,006,695     $844,011     $741,940
                                    ========    ========     ==========     ========     ========


---------------

(1) Represents revenue primarily derived from rent of office subleases.



     Engle's principal expenses are: (i) the cost of sales and (ii) SG&A. Costs of sales reflects the cost of home construction and land purchases (including, in each case, capitalized interest and financing costs). SG&A includes administrative costs, advertising expenses, on-site marketing expenses, commission costs and closing costs. The following table sets forth Engle's principal expenses by category and in total for the periods indicated:



                                     THREE MONTHS ENDED      YEAR ENDED
                                         MARCH 31,          DECEMBER 31,    YEAR ENDED OCTOBER 31,
                                    --------------------    ------------    ----------------------
                                      2002        2001          2001          2000         1999
                                    --------    --------    ------------    ---------    ---------
                                                        (DOLLARS IN THOUSANDS)
EXPENSE
Cost of sales.....................  $173,984    $173,380      $773,347      $686,223     $603,705
SG&A..............................    25,010      20,970        95,947        79,158       71,079
                                    --------    --------      --------      --------     --------
     Total........................  $198,994    $194,350      $869,294      $765,381     $674,784
                                    ========    ========      ========      ========     ========

     The following table sets forth certain historical operating data for Engle as a percentage of total revenues:



                                                    THREE MONTHS
                                                       ENDED         YEAR ENDED      YEAR ENDED
                                                     MARCH 31,      DECEMBER 31,    OCTOBER 31,
                                                    ------------    ------------    ------------
                                                    2002    2001        2001        2000    1999
                                                    ----    ----        ----        ----    ----
Cost of sales.....................................  76.3%   77.9%       76.8%       81.2%   81.4%
Gross profit......................................  23.7%   22.1%       24.1%       18.8%   18.6%
SG&A..............................................  11.0%    9.4%        9.5%        9.4%    9.6%
Income before income taxes........................   4.2%   10.1%       11.1%        6.8%    6.2%
Income taxes(1)...................................  37.8%   37.3%       37.8%       37.6%   38.6%
Net Income........................................   2.6%    6.4%        6.9%        4.2%    3.8%


---------------

(1) As a percentage of income before income taxes.



  THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31,
2001



     Total revenues increased by $5.4 million, or 2.4%, to $228.0 million in the three months ended March 31, 2002 from $222.6 million in the three months ended March 31, 2001, primarily due to an increase in revenues from home sales and financial services revenues.



     Revenues from home sales increased by $4.8 million, or 2.3%, to $218.4 million in the three months ended March 31, 2002 from $213.6 million in the three months ended March 31, 2001. This increase was primarily due to an increase in the average selling price per home offset in part by a decrease in the number of homes closed. The number of homes closed decreased by 33 homes, or 3.7%, to 864 homes in the three months ended March 31, 2002 from 897 homes in the three months ended March 31, 2001. The average selling price of homes closed increased by approximately $15,000, or 6.3%, to approximately $253,000 in the three months ended March 31, 2002 from approximately $238,000 in the three months ended March 31, 2001 due to general market conditions.



     Revenues from land sales decreased by $0.5 million, or 68.8%, to $0.2 million in the three months ended March 31, 2002 from $0.7 million in the three months ended March 31, 2001, primarily due to a decrease in land sales in Florida and Virginia.



     Revenues from financial services increased $1.7 million, or 26.4%, to $8.1 million in the three months ended March 31, 2002 from $6.4 million in the three months ended March 31, 2001, primarily due to an increase in mortgage origination and title services provided in conjunction with the increase in the number of homes closed.



     New net sales contracts decreased by 177 homes, or 15.1%, to 995 homes for the three months ended March 31, 2002 from 1,172 homes for the three months ended March 31, 2001 due to the general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $33.0 million, or 11.1%, to $264.1 million in the three months ended March 31, 2002.



     Engle operated in 89 communities at March 31, 2002 compared to 113 communities at March 31, 2001. As of March 31, 2002, Engle's backlog of sales contracts was 1,941 homes, a 18.1% decrease from March 31, 2001.



     Cost of sales increased by $0.6 million, or 0.3%, to $174.0 million in the three months ended March 31, 2002 from $173.4 million in the three months ended March 31, 2001. Cost of home sales increased by $0.9 million, or 0.5%, to $173.8 million in the three months ended March 31, 2002 from $172.9 million in the three months ended March 31, 2001, primarily due to the increase in home sale revenues. Cost of home sales as a percentage of home sales revenue decreased to 79.6% from 81.0% as a result of the product mix of homes delivered. Cost of land sales decreased by $0.3 million, or 60.0%, to $0.2 million in the three months ended March 31, 2002 from $0.5 million in the three months ended March 31, 2001, primarily due to a decline in land sales in Florida and Virginia. Cost of financial services increased by $0.4 million, or 9.4%, to $4.4 million in the three months ended March 31, 2002 from $4.0 million in the three months ended March 31, 2001, primarily due to an increase in financial services revenue.



     SG&A increased by $4.0 million, or 19.3%, to $25.0 million in the three months ended March 31, 2002 from $21.0 million in the three months ended March 31, 2001. SG&A as a percentage of total revenues increased to 11.0% from 9.4%. The increase in SG&A in dollar amount as well as in percentage of total revenue is primarily due to higher information technology expenditures and performance compensation accrual.



     Income before income taxes increased by $13.1 million, or 57.9%, to $9.5 million in the three months ended March 31, 2002 from $22.6 million in the three months ended March 31, 2001, primarily due to the decrease in revenues from severance charges.



     Engle's provision for income taxes remained relatively constant as a percentage of income before taxes at 37.8% in the three months ended March 31, 2002 compared to 37.3% in the three months ended March 31, 2001.



     Net income decreased by $8.2 million, or 58.3%, to $5.9 million in the three months ended March 31, 2002 from $14.1 million in the three months ended March 31, 2001, primarily as a result of the increase in severance charges.



  TWELVE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO THE TWELVE MONTHS ENDED OCTOBER 31, 2000



     Total revenues increased by $162.7 million, or 19.3%, to $1,006.7 million in the twelve months ended December 31, 2001 from $844.0 million in the twelve months ended October 31, 2000, primarily due to an increase in home sales and financial services revenues.



     Revenues from home sales increased by $163.7 million, or 20.6%, to $958.1 million in the twelve months ended December 31, 2001 from $794.4 million in the twelve months ended October 31, 2000. This increase was primarily due to an increase in the number of homes closed. The number of homes closed increased by 320 homes, or 9.0%, to 3,893 homes in the twelve months ended December 31, 2001 from 3,573 homes in the twelve months ended October 31, 2001. The average selling price of homes closed increased by approximately $24,000, or 10.8%, to approximately $246,000 in the twelve months ended December 31, 2001 from approximately $222,000 in the twelve months ended October 31, 2000 due to general market conditions.



     Revenues from land sales decreased by $13.6 million, or 56.4%, to $10.5 million in the twelve months ended December 31, 2001 from $24.1 million in the twelve months ended October 31, 2000, primarily as a result of a decrease in land sales in Florida and Virginia.



     Revenues from financial services increased $10.5 million, or 47.6%, to $32.7 million for the twelve months ended December 31, 2001 from $22.1 million in the twelve months ended October 31, 2000, primarily due to increased mortgage and title services provided in conjunction with the increase in the number of homes closed.



     New net sales contracts decreased by 169 homes, or 4.5%, to 3,609 homes in 2001 from 3,778 homes in 2000 due to the general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $39.9 million, or 4.5%, to $921.0 million in 2001.



     Engle operated in 92 communities at December 31, 2001 compared to 107 communities at October 31, 2000. As of December 31, 2001, Engle's backlog of sales contracts was 1,810 homes, a 12.3% decrease from 2,065 homes at October 31, 2000.



     Cost of sales increased by $87.1 million, or 12.7%, to $773.3 million in the twelve months ended December 31, 2001 from $686.2 million in the twelve months ended October 31, 2000. This increase was primarily due to an increase in cost of home sales offset, in part, by a decline in cost of land sales. Cost of home sales increased by $98.9 million, or 14.9%, to $763.7 million in the twelve months ended December 31, 2001 from $664.8 million in the twelve months ended October 31, 2000. The increase in the cost of home sales was primarily due to the related increase in home sales revenue. Cost of land sales decreased by $11.8 million, or 55.0%, to $9.6 million in the twelve months ended December 31, 2001 from $21.4 million in the twelve months ended October 31, 2000, primarily due to the related decrease in land sales revenue. Cost of financial services increased $2.4 million, or 15.7%, to $17.7 million in the twelve months ended December 31, 2001 from $15.3 million in the twelve months ended October 31, 2000, primarily due to the related increase in financial services revenue.



     SG&A increased by $16.8 million, or 21.2%, to $95.9 million in the twelve months ended December 31, 2001 from $79.2 million in the twelve months ended October 31, 2000. As a percentage of revenues, SG&A increased slightly to 9.5% from 9.4%.



     Income before income taxes increased by $54.2 million, or 94.7%, to $111.4 million in the twelve months ended December 31, 2001 from $57.2 million in the twelve months ended October 31, 2000, primarily due to the increase in revenues from home sales and a decrease in cost of home sales as a percentage of home sales revenue.



     Engle's provision for income taxes remained relatively constant at 37.8% in twelve months ended December 31, 2001 compared to 37.6% in twelve months ended October 31, 2000.



     Net income increased $33.7 million, or 94.4%, to $69.3 million in the twelve months ended December 31, 2001 from $35.7 million in the twelve months ended October 31, 2000.



  TWELVE MONTHS ENDED OCTOBER 31, 2000 COMPARED TO TWELVE MONTHS ENDED OCTOBER 31, 1999



     Total revenues increased by $102.1 million, or 13.8%, to $844.0 million in the twelve months ended October 31, 2000 from $741.9 million in the twelve months ended October 31, 1999, primarily due to an increase in revenues from home and land sales.



     Revenues from home sales increased by $89.9 million, or 12.8%, to $794.4 million in the twelve months ended October 31, 2000 from $704.5 million in the twelve months ended October 31, 1999, primarily due to an increase in the average selling price of homes closed. The number of homes closed increased by 59 homes, or 1.7%, to 3,573 homes in the twelve months ended October 31, 2000 from 3,514 homes in the twelve months ended October 31, 1999. The average selling price of homes closed increased by $21,000, or 10.5%, to $222,000 in the twelve months ended October 31, 2000 from $201,000 in the twelve months ended October 31, 1999.



     Revenues from land sales increased by $12.8 million, or 114%, to $24.1 million in the twelve months ended October 31, 2000 from $11.2 million in the twelve months ended October 31, 1999, primarily as a result of an increase in land sales in Florida and Virginia.



     Revenues from financial services decreased slightly by $0.6 million, or 2.5%, to $22.1 million in the twelve months ended October 31, 2000 from $22.7 million in the twelve months ended October 31, 1999.



     New net sales contracts increased by 25 homes, or 0.7%, to 3,778 homes in 2000 from 3,753 homes in 1999 due to general economic conditions in our markets. The dollar amount of new net sales contracts decreased by $89.5 million, or 11.3%, to $881.1 million in 2000 from $791.7 million in 1999.



     Engle operated in 107 communities at December 31, 2000 compared to 100 communities at October 31, 1999. As of December 31, 2000, Engle's backlog of sales contracts was 2,065 homes, an 11.0% increase from October 31, 1999.



     Cost of sales increased by $82.5 million, or 13.7%, to $686.2 million in the twelve months ended October 31, 2000 from $603.7 million in the twelve months ended October 31, 1999, primarily due to an increase in cost of home sales. Cost of home sales increased by $71.8 million, or 12.1%, to $664.8 million in the twelve months ended October 31, 2000 from $593.0 million in the twelve months ended October 31, 1999, primarily as result of an increase in home sales revenues. Cost of land sales increased by $10.7 million, or 101%, to $21.4 million in the twelve months ended October 31, 2000 from $10.7 million in the twelve months ended October 31, 1999, primarily due to an increase in land sales. Cost of financial services decreased $0.6 million, or 3.7%, to $15.3 million in the twelve months ended October 31, 2000 from $15.9 million in the twelve months ended October 31, 1999, primarily due to the related decrease in financial service revenues.

     SG&A increased by $8.1 million, or 11.4%, to $79.2 million in the twelve months ended October 31, 2000 from $71.1 million in the twelve months ended October 31, 1999, primarily due to an increase in revenues. SG&A as a percentage of total revenues was constant with the twelve months ended October 31, 1999.



     Income before income taxes increased by $11.6 million, or 25.3%, to $57.2 million in the twelve months ended October 31, 2000 from $45.6 million in the twelve months ended October 31, 1999, primarily due to the increase in revenues from home sales and a decrease in cost of home sales as a percentage of home sales revenue.



     Engle's provision for income taxes remained relatively constant at 37.6% in the twelve months ended October 31, 2000 compared to 38.6% in the twelve months ended October 31, 1999.



     Net income increased $7.6 million, or 27.3%, to $35.7 million in the twelve months ended October 31, 2000 from $28.0 million in the twelve months ended October 31, 1999, primarily due to an increase in homes closed and an increase in the average price per home closed.



LIQUIDITY AND CAPITAL RESOURCES



     Engle's financing needs historically have varied based primarily on its operations, sales volume, inventory levels, inventory turnover and land acquisitions. Engle's cash needs historically have been provided by cash flows from operations, unsecured bank borrowings and, from time to time, notes issued in the debt markets. At March 31, 2002, Engle had cash and cash equivalents of $98.4 million. Inventories (including land and improvements held for development and residential homes under construction) at March 31, 2002 were $470.1 million, an increase of $13.8 million, or 3.0%, from $456.3 million at March 31, 2001. This increase resulted from general growth in Engle's business.



  CASH FROM OPERATING ACTIVITIES



     Cash provided by operating activities decreased by $1.1 million to $43.0 million for the three months ended March 31, 2002 from $44.1 million for the three months ended March 31, 2001. Cash provided from net income decreased by $8.2 million to $5.9 million in the three months ended March 31, 2002 from $14.2 million for the three months ended March 31, 2001. The primary reason for the decrease in net income was a severance charge of approximately $13.7 million in the three months ended March 31, 2002. Cash used for inventory increased by $35.7 million to $13.8 million for the three months ended March 31, 2002 from a source of cash of $21.9 million in the three months ended March 31, 2001. The increases in inventory were related to increases in homes under construction in the majority of Engle's markets. Cash flows provided by mortgages held for sale increased by $34.2 million to $22.2 million for the three months ended March 31, 2002 compared to $12.0 million provided in the three months ended March 31, 2001, due to the timing of the mortgages closing at the end of the period and when they are sold.



     Cash provided by operating activities decreased by $2.5 million to $25.3 million for the twelve months ended December 31, 2001 from $27.8 million for the twelve months ended October 31, 2000. Cash provided from net income increased by $33.6 million to $69.3 million in the twelve months ended December 31, 2001 from $35.7 million for the twelve months ended October 31, 2000. Net income increased due to a 9.0% increase in homes closed, a 10.8% increase in average sales price and an improvement in the gross profit to 24.1% in 2001 compared to 18.8% in 2000. Cash flows for mortgages held for sale decreased by $41.5 million to a use of $36.5 million for twelve months ended December 31, 2001 from $5.0 million provided in the twelve months ended October 31, 2000, primarily due to the timing of the mortgages closing at the end of the period and when they were sold.



     Cash provided by operating activities increased by $23.7 million to $27.8 million for the twelve months ended October 31, 2000 from $4.1 million for the twelve months ended October 31, 1999. Cash provided from net income increased $7.7 million to $35.7 million in the twelve months ended October 31, 2000 from $28.0 million for the twelve months ended October 31, 1999. Net income increased due to a 10.5% increase in average sales price and to a lesser degree a 1.7% increase in homes closed and an improvement in the homebuilding gross profit to 16.3% in the twelve months ended October 31, 2000 compared to 15.8% for the twelve months ended October 31, 1999. Increase in inventories used $26.6 million in cash for the twelve months ended October 31, 2000 compared to $36.9 million in the twelve months ended October 31, 1999, primarily due to increases in both land and improvements for residential homes under development as well as residential homes under construction. Cash flows from mortgages held for sale was $5.0 million for twelve months ended October 31, 2000 compared to a use of $1.6 million in the twelve months ended October 31, 1999, primarily due to the timing of the mortgages closing at the end of the period and when they are sold.



  CASH FROM INVESTING ACTIVITIES



     Cash flows used for investing activities decreased to $0.7 million for the three months ended March 31, 2002 from $0.8 million for the three months ended March 31, 2001. These cash flows were used for acquisition of property and equipment.



     Cash flows used in investing activities remained relatively stable at $4.0 million for the twelve months ended December 31, 2001 from $3.8 million for the twelve months ended October 31, 2000. These cash flows were used for acquisition of property and equipment.



     Cash flows used in investing activities decreased to $3.8 million for the twelve months ended October 31, 2000 from $6.2 million for the twelve months ended October 31, 1999. These cash flows were used for acquisition of property and equipment.



  CASH FROM FINANCING ACTIVITIES



     Cash flows used in financing activities increased by $14.8 million to $33.4 million for the three months ended March 31, 2002 from $18.6 million for the three months ended March 31, 2001. Repayment of borrowings declined as a use of funds by $25.6 million to $0.9 million in the three months ended March 31, 2002 from a use of funds of $26.5 million for the three months ended March 31, 2001. Funds provided by borrowings decreased by $51.8 million using $24.8 million for the three months ended March 31, 2002 from $27.0 million provided by increased borrowings for the three months ended March 31, 2001. Distributions to Engle's parent company decreased by $16.1 million to $3.0 million in the three months ended March 31, 2002 from $19.1 million used in the three months ended March 31, 2001. A decrease in minority interest used $4.3 million in the three months ended March 31, 2002 compared to zero in the three months ended March 31, 2001. The minority interest represents the equity of investors in the land bank consolidation.



     Cash flows from financing activities increased by $42.9 million to $26.1 million for the twelve months ended December 31, 2001 from a use of $16.8 million for the twelve months ended October 31, 2000. Distributions to Engle's parent company in the twelve months ended December 31, 2001 used funds of $29.5 million compared to zero in the twelve months ended October 31, 2000. Financial service borrowings for the twelve months ended December 31, 2001 provided $29.6 million in funds compared to a use of funds of $8.9 million for the twelve months ended October 31, 2000. Financial service borrowings increased due to the increase in financial service revenue which increased by 47.6% in the twelve months ended December 31, 2001 compared to the twelve months ended October 31, 2000. The cash provided by an increase in minority interest and consolidated land bank obligation for twelve months ended December 31, 2001 were $35.7 million and $30.0 million, respectively, compared to zero for both of these categories in the twelve months ended October 31, 2000. The minority interest represents the equity of investors in the land bank consolidation.



     Cash flows used in financing activities increased to a use of funds of $16.8 million in the twelve months ended October 31, 2000 from a source of funds of $43.0 million provided in the twelve months ended October 31, 1999. Proceeds from borrowings plus proceeds from issuance of senior debt totaled $118.6 million for the twelve months ended October 31, 1999 compared to zero in the twelve months ending October 31, 2000. Repayment of borrowings were $2.2 million in the twelve months ended October 31, 2000 compared to $72.4 million for the twelve months ended October 31, 1999. The changes in proceeds from borrowing and repayment of borrowing were primarily due to the issuance of senior debt in the twelve months ended October 31, 1999. Financial service borrowings for the twelve months ended October 31, 2000 used $8.9 million in funds compared to $1.0 million funds provided for the twelve months ended October 31, 1999. This was primarily due to the increase in mortgages held for sale.

  INDEBTEDNESS



     At March 31, 2002, Engle had homebuilding borrowings of approximately $214.9 million outstanding and an aggregate of $57.1 million in letters of credit and payment and performance bonds outstanding. Outstanding homebuilding borrowings at March 31, 2002 consisted of $202.0 million aggregate principal amount of unsecured borrowings from financial institutions, $12.9 million of the Engle 9 1/4% Senior Notes due 2008. The letters of credit and payment and performance bonds are required for certain development activities, such as deposits on land and lot purchase contract deposits. Deposits for future purchases of land totaled $25.9 million at March 31, 2002.



     To fund the origination of residential mortgage loans, our subsidiary, PHMC, entered into a $40.0 million warehouse line of credit. The facility is guaranteed by Engle and secured by the mortgage loans held for sale. The line of credit bears interest at the federal funds rate plus 1.375% (2.895% at December 31, 2001) and matures July 5, 2002. PHMC is required by the terms of the line of credit to fund 2.0% of all mortgages originated and to sell all funded mortgages within 90 days. At March 31, 2002, the outstanding balance on the warehouse line of credit was $13.9 million.



     In connection with the acquisition of Engle by Technical Olympic on November 22, 2000, Engle entered into a credit agreement providing for a $100.0 million term loan and a $275.0 million revolving credit facility (subject to reduction based upon periodic determinations of a borrowing base). Proceeds from the term loan and the revolving credit facility were used to finance Engle's required offer to repurchase the then outstanding $250.0 million principal amount of its 9 1/4% Senior Notes due 2008. In connection with this offer $12.9 million of Engle's 9 1/4% Senior Notes due 2008 were not tendered and remain outstanding as of March 31, 2002. In addition, the revolving credit facility provides working capital and credit support for the issuance of letters of credit needed from time to time. The term loan and revolving credit facility mature on November 22, 2002 whereupon all amounts outstanding become due. At March 31, 2002, $100.0 million under the term notes and $102.0 million under the revolving credit facility were outstanding.



     The following table sets forth the maturities of Engle's borrowings as of March 31, 2002:



YEAR ENDED
DECEMBER 31,                                        AMOUNT
------------                                ----------------------
                                            (DOLLARS IN THOUSANDS)
2002......................................         $202,000
2003......................................               --
2004......................................               --
2005......................................               --
Thereafter................................           12,897
                                                   --------
Total.....................................         $214,897
                                                   ========



DIVIDENDS



     Engle paid dividends to its parent company of $2.6 million in the twelve months ended October 31, 2000 and $29.5 million in the twelve months ended December 31, 2001. During the three months ended March 31, 2002, Engle paid dividends to its parent company of $3.0 million.



CRITICAL ACCOUNTING POLICIES



     In the preparation of its financial statements, Engle applies accounting principles generally accepted in the United States. The application of generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.



     Housing and other real estate sales are recognized when title passes to the buyer and certain other conditions are met. As a result, Engle's revenue recognition process does not involve significant judgments or estimates. However, Engle does rely on certain estimates to determine the related construction and land costs and resulting gross margins associated with revenues recognized. Engle's construction and land costs are comprised of direct and allocated costs, including estimated costs for future warranties and amenities. Land, land improvements and other common costs are generally allocated on a relative fair value basis to units within a parcel or subdivision. Land and land development costs generally include related interest and property taxes incurred until development is substantially completed.



     Engle had goodwill in the amount of $14.8 million at March 31, 2002. Engle periodically evaluates goodwill for impairment by determining whether the carrying amount can be recovered through future undiscounted cash flows. Engle's estimates of future cash flows are based on reasonable and supportable assumptions and represent Engle's best estimates of the cash flows expected to result from the use of the corresponding assets and their eventual disposition.



     Engle enters into option agreements with third parties to acquire developed lots. From time to time to leverage its ability to acquire and finance the development of these lots, Engle transfers its option right to a special purpose entity owned by third parties, including current and former officers or trusts related to them. These special purpose entities incur debt to finance the acquisition and development of the lots and grant Engle an option to acquire their assets. In consideration for these options, Engle makes a non-refundable deposit, typically less than 20% of the option price. Engle does not have legal title to the special purpose entities or their assets and has not guaranteed their liabilities. However, because Engle has the right to exercise the options, it may be deemed to have certain rights of ownership over these entities' assets. As a result, Engle is required to include the assets of these entities and their corresponding liabilities in its financial statements under the caption "Consolidated land bank obligations." Accordingly, Engle included on its statement of financial position assets of $61.0 million, representing inventory and land deposits, minority interests of $31.4 million, representing the equity of investors, and Consolidated land bank obligations of $29.6 million, representing the liabilities of these entities.



     Engle is involved in litigation incidental to its business, the disposition of which is expected to have no material effect on Engle's financial position or results of operations. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in Engle's assumptions related to these proceedings. Engle accrues its best estimate of the probable cost for the resolution of legal claims. Such estimates are developed in consultation with outside counsel handling these matters and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or Engle's strategies change, it is possible that Engle's best estimate of its probable liability in these matters may change.



TECHNICAL OLYMPIC USA, INC.



  IMPACT OF NEW ACCOUNTING STANDARDS



     In June 1998, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the object of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedge risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, Newmark and Engle have not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, neither Newmark nor Engle expects the adoption of the new standard on January 1, 2001 to affect their respective financial statements.



     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 140 replaces SFAS 125 and is effective for transfers and servicing of financial assets and extinguishments occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ended after December 15, 2000. The adoption of SFAS 140 did not materially affect either Engle's or Newmark's earnings or financial position.



     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires companies to recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that companies reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141. The adoption of SFAS No. 141 did not have a material impact on the consolidated financial statements of either Newmark or Engle.



     SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead review goodwill for impairment at least annually. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase, required to be completed by June 30, 2002, screens for impairment. The second phase (if necessary), required to be completed by December 31, 2002, measures the impairment. The impairment loss is the amount, if any, by which the implied fair value of goodwill is less than the book carrying value. In addition, SFAS 142 requires companies to identify reporting units for the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. Companies are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.



     Both Newmark and Engle adopted SFAS 142 as of January 1, 2002 and have accounted for previous business combinations using the purchase method. As of March 31, 2002, the net carrying amount of goodwill for Newmark and Engle is $42.9 million and $14.8 million, respectively. Newmark and Engle both completed the first phase impairment analysis during the second quarter and found no instances of impairment on their recorded goodwill. Accordingly, the second testing phase, absent future indicators of impairment, is not necessary during 2002.



     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes the rules on asset impairment under SFAS No. 121, "Accounting for Long Lived Assets and for Long Lived Assets to Be Disposed Of," but retains many of its fundamental provisions. Additionally this Statement expands the scope of discontinued operations to include more disposal transactions. SFAS 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the periods in which the losses are incurred, rather than as of the measurement date as previously required. The provisions of this Statement are effective for financial statements issued beginning after December 15, 2001. The adoption of SFAS 144 on January 1, 2002 by both Newmark and Engle did not have a material impact on the consolidated financial statements either company.



     In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145 prevents gains or losses on extinguishment of debt not meeting the criteria of APB 30 to be treated as extraordinary. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to eliminate inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, SFAS 145 rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers" and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS 145 by both Newmark and Engle does not have a material impact on previously issued financial statements of either company. However, the adoption of SFAS 145 could impact the financial statements of subsequent periods of Newmark and Engle, although it is not expected to be material.



  SEASONALITY OF OPERATIONS



     The homebuilding industry tends to be seasonal, as generally there are more homes sold in the spring and summer months when the weather is good, resulting in more home closings in the fall. After the Merger we will continue to operate primarily in the southwest and southeast, where weather conditions are more suitable to a year-round construction process than in other parts of the country. We also believe the geographic diversity of our operations after the Merger will reduce our exposure to the cyclical nature of the homebuilding industry to some extent, with adverse economic conditions associated with certain of our markets often being offset by more favorable economic conditions in other markets. The school term also affects our operations because, in general, homebuyers do not move during the school term. Following the Merger, we expect to continue experiencing more sales in the spring and summer months, and more closings in the fall.



  PRO FORMA COMBINED LIQUIDITY AND CAPITAL RESOURCES


     Our combined company will require significant amounts of cash. We anticipate that our future home construction, purchases of developed lots and entitled land, mortgage lending operations and debt service obligations will be funded from internally generated cash from operations, and our new Bank Facility to be provided as part of the Refinancing.


     The Merger is conditioned upon the simultaneous completion of the Refinancing, pursuant to which we expect to (i) enter into the $220 million Bank Facility; and (ii) issue $350 million aggregate principal amount of one or more series and senior or senior subordinated notes in the Notes Offering. We intend to use the net proceeds from the Notes Offering to (i) repay the Engle Homes Acquisition Debt; (ii) repay, defease or discharge an aggregate of $214.9 million of outstanding Engle debt; and (iii) repay an aggregate of $50.9 million of outstanding Newmark debt. For more information on the Refinancing, see "The Refinancing."



     The Bank Facility is anticipated to be a $220 million revolving credit facility. The Bank Facility is expected to expire three years after the effective date of the Merger and includes, at our options, two one-year extensions. The Bank Facility is expected to contain financial covenants and provisions that may, under some circumstances, limit the amount we may borrow. Based on its leverage ratio as defined under the Bank Facility, the interest rate is anticipated to vary based on LIBOR or a base rate plus an applicable margin to be agreed. We also have a warehouse line of credit (and a purchase agreement), providing for borrowings up to $40.0 million available to fund our origination of residential mortgage loans.


     We believe following the completion of the Merger Transactions and the Refinancing we will have adequate financial resources, including cash from operations and availability under our new Bank Facility and warehouse line of credit, to meet our current working capital and land acquisition and development needs based on current market conditions through at least May 31, 2003. However, there can be no assurance that the amounts available from such sources will be sufficient. If we identify significant new acquisition opportunities, or if our operations do not generate sufficient cash from operations at levels currently anticipated, we may need to seek additional debt or equity financing to operate and expand our business. If we are unable to obtain sufficient capital to fund our growth and development initiatives, it could adversely affect our earnings and future growth. We may be unable to obtain additional financing on satisfactory terms or at all. If additional funds are raised through the incurrence of debt, we will incur increased debt service costs and may become subject to additional restrictive financial and other covenants. Moreover, the instruments governing the debt we incur pursuant to the Refinancing will contain provisions that restrict the amount of debt we may incur.

  PRO FORMA QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risk primarily related to potential adverse changes in interest rates. We expect our exposure to market risks to relate primarily to changes in the interest rates applicable to borrowings under our new credit agreement. We have not entered into and currently do not intend to enter into, derivative financial instruments for trading or speculative purposes. We expect the interest rates relative to our bank loans to fluctuate with the prime and LIBOR lending rates, both upwards and downwards. On a pro forma basis giving effect to the Merger and the Refinancing, we would have an aggregate of approximately $4.9 million as of March 31, 2002 drawn under our bank loan arrangements that is subject to changes in interest rates.


     Interest Rates. Our operations are interest rate sensitive. Overall housing demand is adversely affected by increases in interest rates. If mortgage interest rates increase significantly, this may negatively affect the ability of homebuyers to secure adequate financing. Higher interest rates will adversely affect our revenues, gross margins and net income. Higher interest rates also increase our borrowing costs because, as indicated above, our bank loans will fluctuate with the prime and LIBOR lending rates, both upwards and downwards.

     Inflation. We may be adversely affected during periods of high inflation, primarily because of higher land and construction costs. In addition, inflation may result in higher mortgage interest rates, which may significantly affect the affordability of permanent mortgage financing for prospective purchasers. Inflation also increases our interest costs. We attempt to pass through to our customers any increases in our costs through increased selling prices and, to date, inflation has not had a material adverse effect on our results of operations. However, there is no assurance that inflation will not have a material adverse impact on our future results of operations.

                   RELATED PARTY AGREEMENTS AND TRANSACTIONS

TAX ALLOCATION AGREEMENTS

     Pursuant to a Tax Allocation Agreement between Technical Olympic and us dated March 15, 2000 and effective as of December 16, 1999, our earnings may be included in the consolidated federal income tax returns filed by Technical Olympic. The amount of our liability to (or entitlement to payment from) Technical Olympic will equal the amount of taxes that we would owe (or refund that we would receive) had we prepared our federal tax returns on a stand-alone basis. In addition, under federal income tax law, each member of a consolidated group (as determined for federal income tax purposes) is also jointly and severally liable for the federal income tax liability of the consolidated group. Pursuant to the Tax Allocation Agreement, Technical Olympic has agreed to indemnify us for payments which Technical Olympic has already received from us or with respect to any tax liabilities of Technical Olympic or its affiliated entities other than us. We have made payments totaling $12.8 million during and for the year ending December 31, 2001 related to this agreement.

     Pursuant to a similar Tax Allocation Agreement between Technical Olympic and Engle Homes dated March 22, 2000 and effective as of March 15, 2000, Engle Homes' earnings may be included in the consolidated federal income tax returns filed by Technical Olympic. The amount of Engle Homes' liability to (or entitlement to payment from) Technical Olympic will equal the amount of taxes that Engle Homes would owe (or refund that it would receive) had it prepared its federal tax returns on a stand-alone basis. In addition, under federal income tax law, each member of a consolidated group (as determined for federal income tax purposes) is also jointly and severally liable for the federal income tax liability of the consolidated group. Pursuant to the Tax Allocation Agreement, Technical Olympic has agreed to indemnify Engle Homes for payments which Technical Olympic has already received from Engle Homes or with respect to any tax liabilities of Technical Olympic or its affiliated entities other than Engle Homes. Engle Homes made payments totaling $34.5 million during and for the year ending December 31, 2001 related to this agreement. After the Merger, this agreement will be terminated.

MANAGEMENT SERVICES AGREEMENT

     Technical Olympic, through its subsidiary Techolym, L.P., provided certain corporate and staff support and management services to and for us in fiscal year 2001. Functions that were performed by Technical Olympic included consultation with and assistance to our board of directors and management in connection with issues involving any and all matters of our business affairs. Functions as of January 1, 2001 include plan administration of a self-funded group medical and dental plan for us and our subsidiaries. We made payments totaling $1.9 and $1.5 million during and for the years ending December 31, 2001 and 2000, respectively, related to this agreement.

MORTGAGE COMPANY BUSINESS

     On March 9, 2001, we acquired for nominal consideration a 49.99% limited partnership interest in Technical Mortgage, L.P., a mortgage origination company owned jointly with TM Investments LLC and PHMC, both of which are affiliates of Technical Olympic and wholly-owned subsidiaries of Engle Homes. Our capital is not at risk in connection with these mortgages beyond our limited partnership interest. For more information, see "The Merger -- Our Business, Title and Mortgage Services" and "The Merger -- Engle Homes, Title and Mortgage Services."

TITLE COMPANY BUSINESS

     On April 1, 2001, Westbrooke acquired for $10,000 a 49% limited partnership interest and Engle Homes acquired for $20,000 a 50% limited partnership interest and a 1% general partnership interest (through affiliates) in Universal Land Title of South Florida, Ltd., a title insurance business. Neither our capital nor Engle Homes' capital is at risk beyond our respective limited partnership interest and we assume no title insurance risk associated with the title policies. For more information, see "The Merger -- Our Business, Title and Mortgage Services" and "The Merger -- Engle Homes, Title and Mortgage Services."

CONTRACTOR AGREEMENTS

     On November 6, 2000, we entered into a Contractor Agreement with Technical Olympic S.A. ("TOSA"), an affiliate of Technical Olympic. TOSA agreed to provide certain construction services and to purchase such materials, supplies and labor on our behalf pursuant to certain third-party contracts assigned to TOSA by us or our subsidiaries, all in an effort to consolidate the purchasing function. We maintained the right to contract directly for any construction services and purchase any goods and services from any vendors in our own free unlimited discretion. Although TOSA would incur certain franchise tax expense, we and our subsidiaries are not liable for such additional purchasing liability. We paid on behalf of TOSA, for goods and services pursuant to this Contractor Agreement, $137 million and $51.0 million during the fiscal years ending December 31, 2001 and 2000, respectively.

     On November 22, 2000, Engle Homes entered into a similar Contractor Agreement with TOSA. TOSA agreed to provide certain construction services and to purchase such materials, supplies and labor on behalf of Engle Homes pursuant to certain third-party contracts assigned to TOSA by Engle Homes or its subsidiaries, all in an effort to consolidate the purchasing function. Engle Homes maintained the right to contract directly for any construction services and purchase any goods and services from any vendors in its own free unlimited discretion. Although TOSA would incur certain franchise tax expense, Engle Homes and its subsidiaries are not liable for such additional purchasing liability. Engle Homes paid on behalf of TOSA, for goods and services pursuant to this Contractor Agreement, $205.6 million during the fiscal year ending December 31, 2001.

                                   MANAGEMENT

OUR BOARD OF DIRECTORS

     Upon consummation of the Merger, our board of directors will consist of all of our existing directors and Antonio B. Mon. Set forth below is certain information regarding our directors following the Merger:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Constantine Stengos....................  66    Chairman of the Board
Antonio B. Mon.........................  56    Executive Vice Chairman, Chief
                                               Executive Officer, President and
                                               Director
Yannis Delikanakis.....................  35    Executive Vice Chairman and Director
Lonnie M. Fedrick......................  57    Emeritus Vice Chairman and Director
Andreas Stengos........................  40    Director
George Stengos.........................  35    Director
Larry D. Horner........................  67    Director
William A. Hasler......................  60    Director
Michael J. Poulos......................  71    Director
Michael S. Stevens.....................  52    Director

     Constantine Stengos has been our Chairman of the Board since December 15, 1999. Mr. Stengos has also been a director and the President of Technical Olympic and a director of Technical Olympic (UK) PLC, since November 1999. Technical Olympic is a wholly owned subsidiary of Technical Olympic (UK) PLC. Technical Olympic (UK) PLC is a wholly owned subsidiary of Technical Olympic S.A. Mr. Stengos formed Technical Olympic S.A. in 1965 and serves as a director, the Chairman of its board of directors and its Managing Director. Mr. Stengos owns more than 5% of the outstanding equity of Technical Olympic S.A. Technical Olympic, Technical Olympic (UK) PLC, and Technical Olympic S.A. are all affiliates of Newmark.

     Antonio B. Mon will become one of our directors, and our Executive Vice Chairman, Chief Executive Officer and President upon consummation of the Merger. Since October 2001, Mr. Mon has served as the Chief Executive Officer of Technical Olympic and since February 2002 Mr. Mon has served as Chief Executive Officer and President of Engle Homes. From May 2001 to October 2001, Mr. Mon was a consultant to Technical Olympic. From 1997 to 2001, Mr. Mon was the Chairman of Maywood Investment Company, LLC, a private firm engaged in private equity investments and general consulting. In 1991, Mr. Mon co-founded Pacific Greystone Corporation, a west-coast homebuilder that merged with Lennar Corporation in 1997 and served as its Vice Chairman from 1991 to 1997. Prior to 1991, Mr. Mon worked in various positions for The Ryland Group, Inc. (a national homebuilder), M.J. Brock Corporation (a California homebuilder) and Cigna Corporation (a financial services corporation).

     Yannis Delikanakis has been one of our directors since 1999 and has also served as a director and Vice President of Technical Olympic since 1999. Mr. Delikanakis has been the Real Estate and Housing Director of Technical Olympic S.A. since 1999. Mr. Delikanakis was a director and the manager of the Real Estate Development and Project Management Departments of Lambert Smith Hampton S.A. from 1994 to 1999.

     Lonnie M. Fedrick has been one of our directors since 1998 and is serving as our President and Chief Executive Officer from 1997 until consummation of the Merger. Mr. Fedrick has been President and Chief Executive Officer of Newmark Home Corporation, our wholly owned subsidiary, since 1994 and was Executive Vice President from 1984 to 1994.

     Andreas Stengos has been one of our directors since 1999, has served as a director and Treasurer of Technical Olympic since 1999, and has been a director and the General Director of Technical Olympic (UK) PLC since 1997. Mr. Stengos has also been a director of Technical Olympic S.A. since 1989, has served as its Managing Director from 1989 to 1995 and has been its General Manager since 1995.

     George Stengos has been one of our directors since 1999, has served as a director of Technical Olympic since November 1999 and has been a director and the Corporate Secretary of Technical Olympic (UK) PLC since 1997. Mr. Stengos has been the Stock Market & Purchasing Director of Technical Olympic S.A. since 1996.

     Larry D. Horner has been one of our directors since 1998. Mr. Horner served as Chairman of Pacific USA Holdings Corp. from 1994 to 2001 and was Chairman of the Board of Asia Pacific Wire & Cable Corporation Limited, a telecommunications corporation, with operations in Southeast Asia, which is publicly traded on the New York Stock Exchange until 2001. He is also a director of Phillips Petroleum Company, Atlantis Plastics Corp., UT Starcom, Inc., Biological and Popular Cultures, Inc., and New River Pharmaceuticals, Inc. Mr. Horner was formerly associated with KPMG LLP, a professional services firm, for 35 years, retiring as Chairman and Chief Executive Officer of both the U.S. and International firms in 1991. He is a certified public accountant.

     William A. Hasler has been one of our directors since 1998 and has served as Vice Chair and Co-Chief Executive Officer of Aphton Corporation since July 1998. Aphton Corporation is a biotechnology products company. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP, a professional services firm. Mr. Hasler also serves on the boards of Mission West, Walker Interactive, Solectron Corp., DiTech Communications Schwab Funds and DMC Strategy. Mr. Hasler is a trustee of Pomona College.

     Michael J. Poulos has been one of our directors since 2000. Mr. Poulos has also served as an advisory director of Greystone Capital Partners I, LP and a trustee of Century Shares Trust. Mr. Poulos had been Chairman, President, and Chief Executive Officer of Western National Corporation from 1993 until 1998 when he retired. Mr. Poulos worked for American General Corporation, from 1970 to 1993, and served as its Vice Chairman from 1991 to 1993.

     Michael S. Stevens has been one of our directors since 2000. Mr. Stevens has been the Chairman and owner of Michael Stevens Interests, Inc., a real estate development company, since 1981, as well as the owner and director of various affiliated companies. Mr. Stevens serves on the board of directors of the Greater Houston Partnership, the Memorial Hermann Foundation, the Houston Convention Center Hotel Corporation, the Houston 2012 Foundation and the Texas Exile Foundation.

FAMILY RELATIONSHIPS

     Constantine Stengos is the father of both Andreas Stengos and George Stengos. Yannis Delikanakis is the son-in-law of Constantine Stengos and the brother-in-law of Andreas Stengos and George Stengos. We have no other familial relationships among the executive officers and directors.

COMPENSATION OF DIRECTORS

     Our independent or non-affiliate directors receive an annual fee of $15,000 and $2,000 per board meeting attended and are reimbursed for reasonable out-of-pocket expenses incurred for attendance at meetings.

OUR MANAGEMENT

     Upon consummation of the Merger our management will consist of the following individuals:


NAME                                        AGE                    POSITION
----                                        ---                    --------
TECHNICAL OLYMPIC USA, INC.
  Antonio B. Mon..........................  56    Executive Vice Chairman, President and
                                                  Chief Executive Officer
  Tommy McAden............................  40    Vice President -- Finance and
                                                  Administration and Chief Financial Officer

NAME                                        AGE                    POSITION
----                                        ---                    --------
NEWMARK HOMES, LP
  Eric Rome...............................  42    Chief Operating Officer
  Steve Von Hofe..........................  41    Senior Vice President -- Houston Division
  Bryan Shields...........................  42    Senior Vice President -- Central Texas
                                                  Division
  Jeff Buell..............................  35    Senior Vice President -- San Antonio
                                                  Division
  Steve Treece............................  50    Executive Vice President -- North Texas
                                                  Division
  Mike Moody..............................  34    Senior Vice President -- Nashville
                                                  Division
  Rick Robideau...........................  40    MIS Director
  Mike Beckett............................  42    Executive Vice President -- Purchasing and
                                                  Product Development
ENGLE HOMES
  Bill Carmichael.........................  53    President -- Orlando Division
  Ron Yuter...............................  53    President -- Broward/Pembroke Division
  David Cobb..............................  46    President -- Southwest Division
  Bruce Leinberger........................  47    President -- Virginia Division
  Rich Alberque...........................  52    President -- Texas Division
  Eric Eckberg............................  41    President -- Colorado Division
  Mark Upton..............................  44    President -- Arizona Division
  Paul Leikert............................  46    President -- PHMC, Chief Accounting
                                                  Officer -- Engle
  Harry Engelstein........................  66    Vice President -- Construction
  John Kraynick...........................  47    Vice President
  Larry Shaw..............................  46    Vice President -- Sales and Marketing
  Mike Glass..............................  43    President -- Universal Land Title Division

     For information regarding Antonio B. Mon, see "Management -- Our Board of Directors."

     Tommy McAden will become our Chief Financial Officer and Vice President - Finance and Administration upon consummation of the Merger. Since February 2002, Mr. McAden has served as Chief Financial Officer of Engle Homes. Mr. McAden has served as a director, Vice President and Chief Financial Officer of Technical Olympic since January 2000. From 1994 to December 1999, Mr. McAden was Chief Financial Officer of Pacific Realty Group, Inc., which was the former 80% shareholder of Newmark.

EMPLOYMENT AGREEMENTS

     Upon the consummation of the Merger, Antonio B. Mon will become our Chief Executive Officer, President and Executive Vice-Chairman, as well as one of our directors. Under the terms of the employment agreement between Mr. Mon and us, which is attached as Exhibit E, to become effective upon consummation of the Merger, Mr. Mon will receive a minimum base salary of $800,000 for the first year with an increase of 10% per year thereafter until the agreement expires or is terminated as discussed below. In addition, Mr. Mon will receive an annual bonus ("Incentive Compensation") under the Newmark Annual and Long-Term Incentive Plan as follows: (i) for the period ending on December 31, 2002, an annual bonus of not less than $1,000,000, payable monthly; provided, however, that the payment of the bonus for any month is contingent on the "Results of Operation" (as defined in the agreement) for such month being positive (greater than or equal to zero) and (ii) additional Incentive Compensation as determined by the board of directors in its sole discretion. Upon implementation of the Newmark Annual and Long-Term Incentive Plan and subject to consummation of the Merger, Mr. Mon will also receive options to purchase approximately 2,020,000 shares of our common stock (representing approximately 7% of the Company after the Merger) that consists of the following: (i) a vested sign-on option grant,
(ii) a front-end option one-third of which vests on each January 1,

2003, 2004 and 2005 and (iii) a performance vesting option that vests on the seventh anniversary of the option grant date unless certain performance criteria are achieved that will allow for earlier vesting.

     In the event of an involuntary termination, Mr. Mon will receive (a) the greater of (i) three times the sum of his base salary, his highest annual cash bonus, and the value of his fringe benefits or (ii) the aggregate amount of his base salary, his annual cash bonuses and the value of the fringe benefits that would be payable for the remainder of the employment term; and (b) continued health plan coverage until age 65 or until he becomes covered under another plan. If severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. Mon becomes liable for any tax penalties imposed thereon, we will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The employment agreement contains noncompete provisions in the event of Mr. Mon's termination of employment. Mr. Mon's employment agreement expires on December 31, 2006.

              VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

     As of April 5, 2002, there were 11,500,000 shares of our common stock outstanding and upon completion of the Merger, we will have 27,878,787 shares of our common stock outstanding. The following table sets forth certain information regarding beneficial ownership of our common stock upon completion of the Merger, by (i) each person (or group of affiliated persons) who we know to beneficially own more that 5% of the outstanding shares of our common stock,
(ii) each of our current directors and executive officers, and (iii) all of our current executive officers and directors as a group.


NAME AND ADDRESS OF                                    AMOUNT AND NATURE OF
BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP   PERCENT OWNED
-------------------                                    --------------------   -------------
Technical Olympic, Inc...............................       25,578,787            91.75%
  1200 Soldiers Field Drive
  Sugar Land, Texas 77479(1)
Lonnie M. Fedrick....................................           42,900                *
Constantine Stengos..................................           25,000                *
Andreas Stengos......................................               --                *
George Stengos.......................................               --                *
Yannis Delikanakis...................................               --                *
Larry D. Horner......................................               --                *
William A. Hasler....................................               --                *
Michael J. Poulos....................................               --                *
Michael S. Stevens...................................               --                *
Antonio B. Mon.......................................          262,452(2)           1.0%
Tommy L. McAden......................................           65,613(2)             *
All directors and executive officers as a group (11
  persons)...........................................          395,965              1.5%


---------------

 *  Less than one percent.

(1) Technical Olympic, Inc. is a subsidiary of Technical Olympic (UK) PLC, which is a subsidiary of Technical Olympic S.A. Mr. Constantine Stengos owns more than 5% of the outstanding stock of Technical Olympic S.A.


(2) Consists of shares issuable upon exercise of stock options that have already vested or will vest within 60 days.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. Pursuant to the terms of indentures dated February 2, 1998 and June 12, 1998, under which Engle Homes is the issuer of certain debt, Engle Homes is contractually obligated to file annual and quarterly reports with the SEC. You may read and copy this information at, or obtain copies by mail at prescribed rates from, the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us and Engle Homes, who file reports electronically. The address of that site is http://www.sec.gov.

           DOCUMENTS INCORPORATED BY REFERENCE AND PROVIDED HEREWITH

     We hereby incorporate by reference in this Information Statement:


     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 25, 2002;



     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed on May 15, 2002; and



     - our Current Report on Form 8-K filed on May 31, 2002.



     Accompanying this Information Statement are our Annual Report on Form 10-K for fiscal year ended December 31, 2001, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and our Current Report on Form 8-K filed on May 31, 2002.



     You may obtain additional copies of these documents by requesting them from us in writing or by telephone at the following address:


        1200 Soldiers Field Drive
        Attn: General Counsel
        Sugar Land, Texas 77479
        Phone: 281-243-0100

If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

                                  EXHIBIT LIST


Exhibit A  Agreement and Plan of Merger among Newmark Homes Corp., a
           Delaware corporation, Engle Holdings Corp., a Delaware corporation, and Technical Olympic, Inc., a Delaware corporation, as the sole stockholder of Engle Holdings
           Corp., dated April 5, 2002.
Exhibit B  Amendment to Certificate of Incorporation of Newmark Homes
           Corp.
Exhibit C  Deutsche Bank Securities Inc. Fairness Opinion dated April
           4, 2002.
Exhibit D  Letter from BDO Seidman, LLP, dated October 8, 2001.
Exhibit E  Employment Agreement, dated April 5, 2002, by and between
           Newmark Homes Corp., to be known as Technical Olympic USA,
           Inc., a Delaware corporation, and Antonio B. Mon, an individual.
Exhibit F  Newmark Homes Corp., Reports of Independent Certified Public
           Accountants.

                INDEX TO ENGLE CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Reports of Independent Certified Public Accountants.........   F-2
Consolidated Balance Sheets as of December 31, 2001 and
  December 31, 2000.........................................   F-4
Consolidated Statements of Income For the Twelve Months
  Ended December 31, 2001, the Period From November 22, 2000
  through December 31, 2000, the Period From November 1,
  2000 through November 21, 2000, the Twelve Months Ended
  October 31, 2000, and the Twelve Months Ended October 31,
  1999......................................................   F-5
Consolidated Statements of Shareholder's Equity For the
  Twelve Months Ended December 31, 2001, the Period From
  November 22, 2000 through December 31, 2000, the Period
  From November 1, 2000 through November 21, 2000, the
  Twelve Months Ended October 31, 2000, and the Twelve
  Months Ended October 31, 1999.............................   F-6
Consolidated Statements of Cash Flows For the Twelve Months
  Ended December 31, 2001, the Period From November 22, 2000
  through December 31, 2000, the Period From November 1,
  2000 through November 21, 2000, the Twelve Months Ended
  October 31, 2000, and the Twelve Months Ended October 31,
  1999......................................................   F-7
Notes to Consolidated Financial Statements..................   F-8
Unaudited Condensed Consolidated Balance Sheets as of March
  31, 2002 and December 31, 2001............................  F-20
Unaudited Condensed Consolidated Statements of Income for
  the Three Months Ended March 31, 2001 and 2002............  F-21
Unaudited Consolidated Statement of Stockholder's Equity for
  the Three Months Ended March 31, 2002.....................  F-22
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Three Months Ended March 31, 2002 and 2001........  F-23
Notes to Condensed Consolidated Financial Statements........  F-24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholder
Engle Homes, Inc.

     We have audited the accompanying consolidated balance sheet of Engle Homes, Inc., and subsidiaries as of December 31, 2001 and the related consolidated statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engle Homes, Inc. and subsidiaries at December 31, 2001, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Miami, Florida
January 18, 2002

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder
Engle Homes, Inc.

     We have audited the accompanying consolidated balance sheet of Engle Homes, Inc., and subsidiaries as of December 31, 2000 and the related consolidated statements of income, shareholder's equity and cash flows for the periods from November 22, 2000 to December 31, 2000 and November 1, 2000 to November 21, 2000, and for the fiscal years ended October 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engle Homes, Inc. and subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the periods from November 22, 2000 to December 31, 2000 and November 1, 2000 to November 21, 2000, and for the fiscal years ended October 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

                                          BDO SEIDMAN, LLP

Miami, Florida
February 27, 2001

                       ENGLE HOMES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
Assets
  Homebuilding:
  Cash and cash equivalents
     Unrestricted...........................................  $ 57,487   $ 15,460
     Restricted.............................................     7,738      3,841
  Inventories...............................................   456,303    444,070
  Property and equipment, net...............................     5,474      5,330
  Other assets..............................................    27,126     21,549
  Goodwill, net of accumulated amortization of $953 and
     $105, respectively.....................................    14,788     15,128
  Deferred tax asset........................................     4,169      9,557
                                                              --------   --------
                                                               573,085    514,935
                                                              --------   --------
  Financial Services:
  Cash and cash equivalents
     Unrestricted...........................................     7,930      2,618
     Restricted.............................................    19,605      6,364
  Mortgage loans held for sale..............................    50,933     14,406
  Other assets..............................................     3,295      1,240
                                                              --------   --------
                                                                81,763     24,628
                                                              --------   --------
       Total assets.........................................  $654,848   $539,563
                                                              ========   ========
Liabilities
  Homebuilding:
  Accounts payable and accrued liabilities..................  $ 34,226   $ 27,293
  Customer deposits.........................................    21,994     21,817
  Consolidated land bank obligation.........................    30,022
  Borrowings................................................   202,938    217,532
  Senior notes payable......................................    12,897     38,065
                                                              --------   --------
                                                               302,077    304,707
                                                              --------   --------
  Financial services:
  Accounts payable and accrued liabilities..................    18,828      6,035
  Financial service borrowings..............................    38,689      9,071
                                                              --------   --------
                                                                57,517     15,106
                                                              --------   --------
       Total liabilities....................................  $359,594   $319,813
                                                              --------   --------
  Minority interest.........................................    35,696
  Shareholder's equity
  Common stock, $.01 par, 1,000 shares authorized and 100
     shares issued and outstanding
  Additional paid-in capital................................   215,709    215,709
  Retained earnings.........................................    43,849      4,041
                                                              --------   --------
       Total shareholder's equity...........................   259,558    219,750
                                                              --------   --------
                                                              $654,848   $539,563
                                                              ========   ========

          See accompanying notes to consolidated financial statements

                       ENGLE HOMES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                        PERIOD FROM    PERIOD FROM
                                                        NOVEMBER 22,   NOVEMBER 1,
                                                            2000           2000           YEARS ENDED
                                          YEAR ENDED      THROUGH        THROUGH          OCTOBER 31,
                                         DECEMBER 31,   DECEMBER 31,   NOVEMBER 21,   -------------------
                                             2001           2000           2000         2000       1999
                                         ------------   ------------   ------------   --------   --------
                                          SUCCESSOR      SUCCESSOR     PREDECESSOR        PREDECESSOR
                                                                  (IN THOUSANDS)
Homebuilding:
Revenues
Sales of homes.........................    $958,125       $82,999        $ 25,768     $794,445   $704,563
Sales of land..........................      10,499         1,374             360       24,053     11,236
Rent and other.........................       5,412           351             400        3,383      3,450
                                           --------       -------        --------     --------   --------
                                            974,036        84,724          26,528      821,881    719,249
                                           --------       -------        --------     --------   --------
Costs and Expenses
Cost of sales-homes....................     763,708        68,189          21,385      664,818    593,046
Cost of sales-land.....................       9,639         1,326             268       21,405     10,659
Selling, general and administrative....      95,947         8,247           4,726       79,158     71,079
Acquisition and merger related
  charges..............................       1,864                        20,118
Depreciation and amortization..........       6,457           721             330        6,108      5,604
                                           --------       -------        --------     --------   --------
                                            877,615        78,483          46,827      771,489    680,388
                                           --------       -------        --------     --------   --------
Homebuilding pretax income (loss)......      96,421         6,241         (20,299)      50,392     38,861
                                           --------       -------        --------     --------   --------
Financial Services:
Revenue................................      32,659         2,562           1,078       22,130     22,691
Expenses...............................      17,688         1,635             961       15,324     15,907
                                           --------       -------        --------     --------   --------
Financial services pretax income.......      14,971           927             117        6,806      6,784
                                           --------       -------        --------     --------   --------
Income (loss) before
  income taxes
     (benefit).........................     111,392         7,168         (20,182)      57,198     45,645
  Provision (benefit) for income
     taxes.............................      42,068         2,764          (5,949)      21,534     17,619
                                           --------       -------        --------     --------   --------
Net income (loss)......................    $ 69,324       $ 4,404        $(14,233)    $ 35,664   $ 28,026
                                           ========       =======        ========     ========   ========

          See accompanying notes to consolidated financial statements

                       ENGLE HOMES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                           COMMON STOCK       ADDITIONAL
                                       --------------------    PAID-IN     RETAINED
                                         SHARES      AMOUNT    CAPITAL     EARNINGS      TOTAL
                                       -----------   ------   ----------   ---------   ---------
                                                (IN THOUSANDS, EXCEPT NUMBER OF SHARES)
Predecessor Company:
Amounts at October 31, 1998..........   11,169,000   $ 112    $ 103,134    $  58,478   $ 161,724
  Net Income.........................                                         28,026      28,026
  Dividends to shareholders..........                                         (2,242)     (2,242)
  Common stock issued in connection
     with employee stock bonus
     plan............................       69,000                  882                      882
  Common stock issued in connection
     with exercise of stock
     options.........................       10,000                   96                       96
  Common stock purchased in
     connection with Company's share
     repurchase plan.................     (200,000)     (2)      (2,052)                  (2,054)
                                       -----------   -----    ---------    ---------   ---------
Amounts at October 31, 1999..........   11,048,000   $ 110    $ 102,060    $  84,262   $ 186,432
  Net Income.........................                                         35,664      35,664
  Dividends to shareholders..........                                         (2,641)     (2,641)
  Common stock issued in connection
     with employee stock bonus
     plan............................      127,000       1        1,222                    1,223
  Common stock issued in connection
     with exercise of stock
     options.........................        5,000       1           55                       56
  Common stock purchased in
     connection with Company's share
     repurchase plan.................     (308,000)     (3)      (3,040)                  (3,043)
                                       -----------   -----    ---------    ---------   ---------
Amounts at October 31, 2000..........   10,872,000   $ 109    $ 100,297    $ 117,285   $ 217,691
  Net loss for the period November 1,
     2000 through November 21,
     2000............................                                        (14,233)    (14,233)
  Cancellation of Company's shares as
     a result of merger..............  (10,872,000)   (109)    (100,297)    (103,052)   (203,458)
                                       -----------   -----    ---------    ---------   ---------
Amounts at November 21, 2000.........            0   $   0    $       0    $       0   $       0
                                       ===========   =====    =========    =========   =========
Successor Company:
  Conversion of Helios Acquisition
     Corporation stock to Company
     stock under Merger..............          100      --      215,709                  215,709
  Net income for the period November
     22, 2000 through December 31,
     2000............................                                          4,404       4,404
  Net Distributions to Parent........                                           (363)       (363)
                                       -----------   -----    ---------    ---------   ---------
Amounts at December 31, 2000.........          100      --    $ 215,709    $   4,041   $ 219,750
  Net income.........................                                         69,324      69,324
  Net Distributions to Parent........                                        (29,516)    (29,516)
                                       -----------   -----    ---------    ---------   ---------
Amounts at December 31, 2001.........          100      --    $ 215,709    $  43,849   $ 259,558
                                       ===========   =====    =========    =========   =========

          See accompanying notes to consolidated financial statements

                       ENGLE HOMES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           PERIOD FROM    PERIOD FROM
                                                           NOVEMBER 22,   NOVEMBER 1,
                                                               2000           2000           YEARS ENDED
                                             YEAR ENDED      THROUGH        THROUGH          OCTOBER 31,
                                            DECEMBER 31,   DECEMBER 31,   NOVEMBER 21,   -------------------
                                                2001           2000           2000         2000       1999
                                            ------------   ------------   ------------   --------   --------
                                             SUCCESSOR      SUCCESSOR     PREDECESSOR        PREDECESSOR
                                                                     (IN THOUSANDS)
Cash flows from operating activities
Net income (loss).........................    $ 69,324       $  4,404       $(14,233)    $ 35,664   $ 28,026
  Adjustments to reconcile net income
    (loss) to net cash provided (required)
    by operating activities:
  Depreciation and amortization...........       6,457            721            330        6,108      5,604
  Impairment loss.........................         530            161                       3,979      2,690
  Deferred tax provision (benefit)........       5,388          2,764         (5,949)      (1,692)      (226)
  Employee stock compensation.............                                                  1,223        882
  Other...................................        (516)
Changes in assets and liabilities:
  (Increase) decrease in restricted
    cash..................................     (17,138)          (494)             4       (1,622)    (1,018)
  (Increase) in inventories...............     (12,763)        (3,124)       (29,314)     (26,633)   (36,874)
  (Increase) in other assets..............      (9,367)        (3,525)           (61)      (1,688)    (2,699)
  (Increase) decrease in mortgages held
    for sale..............................     (36,527)        (6,062)        14,027        4,951     (1,553)
  Increase (decrease) in accounts payable
    and accrued expenses..................      19,726        (17,426)        16,513        2,843      5,201
  Increase (decrease) in customer
    deposits..............................         177            (62)           950        4,650      4,052
                                              --------       --------       --------     --------   --------
  Net cash provided (required) by
    operating activities..................      25,291        (22,643)       (17,733)      27,783      4,085
                                              --------       --------       --------     --------   --------
Cash flows from investing activities
Acquisition of property and equipment.....      (4,009)           (32)          (521)      (3,829)    (6,176)
                                              --------       --------       --------     --------   --------
Net cash (required) by investing
  activities..............................      (4,009)           (32)          (521)      (3,829)    (6,176)
                                              --------       --------       --------     --------   --------
Cash flows from financing activities
Proceeds from borrowings..................      27,001        215,000                                 22,000
Repayment of borrowings...................     (66,764)      (214,925)           (21)      (2,249)   (72,399)
Proceeds from issuance of senior debt.....                                                            96,587
Repurchase of common stock................                                                 (3,043)    (2,054)
Distributions to shareholders.............                                                 (2,641)    (2,242)
Distributions to parent...................     (29,516)          (363)
Proceeds from exercise of stock options...                                                     56         96
Decrease (increase) in financial service
  borrowings..............................      29,618          5,585        (14,371)      (8,919)     1,006
Increase in minority interest.............      35,696
Increase in consolidated land bank
  obligation..............................      30,022
                                              --------       --------       --------     --------   --------
Net cash provided (required) by financing
  activities..............................      26,057          5,297        (14,392)     (16,796)    42,994
                                              --------       --------       --------     --------   --------
Net increase (decrease) in cash...........      47,339        (17,378)       (32,646)       7,158     40,903
Cash and cash equivalents at beginning of
  period..................................      18,078         35,456         68,102       60,944     20,041
                                              --------       --------       --------     --------   --------
Cash and cash equivalents at end of
  period..................................    $ 65,417       $ 18,078       $ 35,456     $ 68,102   $ 60,944
                                              ========       ========       ========     ========   ========

          See accompanying notes to consolidated financial statements

                       ENGLE HOMES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION AND BUSINESS

     Engle Homes, Inc. and subsidiaries ("the Company") is engaged principally in the construction and sale of residential homes and land development. The Company operates throughout Florida with divisions in Broward County; Palm Beach and Martin Counties; Orlando; Fort Myers; and Naples. The Company also has divisions operating outside Florida including Dallas, Texas; Denver, Colorado; Virginia; and Phoenix, Arizona. Ancillary products and services to its residential home building include land sales to other builders, origination and sale of mortgage loans and title services. The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  BASIS OF PRESENTATION

     On November 22, 2000, the Company became a wholly-owned subsidiary of Technical Olympic Inc., formerly known as Technical Olympic USA., Inc. ("Technical Olympic"), pursuant to a merger agreement dated October 12, 2000. Technical Olympic is a wholly-owned subsidiary of Technical Olympic (UK) PLC that is a wholly-owned subsidiary of Technical Olympic S.A., a publicly traded Greek corporation. Company stockholders received $19.10 for each share of the Company's common stock at the time of the merger. Following the merger, the common stock of the Company ceased to be publicly traded.

     For accounting purposes, the merger is being accounted for as of November 22, 2000 using the purchase method. Accordingly, the consolidated financial statements for periods after that date reflect the push-down of the purchase price allocations made by Technical Olympic to the assets and liabilities of the Company.

     Total consideration for the acquisition approximated $542 million, including $326 million of assumed liabilities and $216 million in cash paid. The "push down" basis of accounting resulted in the Company allocating approximately $527 million to inventories and other identifiable assets and $15 million to goodwill.

     As a result of the change in control of the Company, the Company was required by the indentures governing its Senior Notes to offer to repurchase all of its outstanding Senior Notes at a price of 101% of the principal plus accrued interest. Upon termination of the offer in January 2001, the Company repurchased approximately $237 million of $250 million of its Senior Notes. Approximately $13 million of the Senior Notes were not tendered and remain outstanding as of December 31, 2001.

     Acquisition related charges amounting to $20.1 million are included in the results of operations in the period from November 1, 2000 through November 21, 2000.

     There is no disclosure of earnings per share since the Company has no registered trading capital stock.


     Due to the Company's normal operating cycle being in excess of one year, we present an unclassified balance sheet.


  PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       ENGLE HOMES, INC. AND SUBSIDIARIES

  RECLASSIFICATIONS

     Certain reclassifications have been made to conform the prior periods' amounts to the current year's presentation.

  SEGMENT REPORTING

     Effective October 31, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures About Segments of an Enterprise and Related Information. Under the provisions of SFAS 131, our operating segments consist of homebuilding and financial services. These two segments are segregated in the accompanying consolidated financial statements under "Homebuilding" and "Financial Services", respectively.

  ASSET IMPAIRMENTS

     The Company periodically reviews the carrying value of certain of its assets in relation to historical results, current business conditions and trends to identify potential situations in which the carrying value of assets may not be recoverable. If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would estimate the undiscounted sum of the expected future cash flows of such assets to determine if such sum is less than the carrying value of such assets to ascertain if a permanent impairment exists. If a permanent impairment exists, the Company would determine the fair value by using quoted market prices, if available, for such assets, or if quoted market prices are not available, the Company would discount the expected future cash flows of such assets and would recognize the impairment through a charge to operations.

  CASH AND CASH EQUIVALENTS

     Unrestricted cash includes amounts in transit from title companies for home closings and highly liquid investments with an initial maturity of three months or less.

     Restricted cash consists of amounts held in escrow as required by purchase contracts or by law for escrow deposits held by our title company and compensating balances for various open letters of credit.

  INVENTORIES

     Inventories are stated at the lower of cost or fair value. Inventories under development or held for development are stated at an accumulated cost unless such cost would not be recovered from the cash flows generated by future disposition. In this instance, such inventories are recorded at fair value. Inventories to be disposed of are carried at the lower of cost or fair value less cost to sell.

     Interest, real estate taxes and certain development costs are capitalized to land and construction costs during the development and construction period and are amortized to costs of sales as closings occur.

  PROPERTY AND EQUIPMENT, DEPRECIATION AND AMORTIZATION

     Property and equipment are stated at cost. Depreciation and amortization are provided over the assets' estimated useful lives ranging from 18 months to 30 years, primarily on the straight-line method. Loan costs are deferred and amortized over the term of the outstanding borrowings.

  GOODWILL

     The Company has classified the excess of cost over the fair value of the net assets of companies acquired in purchase transactions as goodwill. Goodwill is being amortized on a straight-line method over 20 years. Amortization charged to operations amounted to $856,531, $104,992, $20,373,$349,236 and $343,871 for
the

                       ENGLE HOMES, INC. AND SUBSIDIARIES
year ended December 31, 2001, the period from November 22, 2000 through December 31, 2000, the period from November 1, 2000 through November 21, 2000, and the fiscal years ended October 31, 2000, and October 31, 1999, respectively.


  REVENUE RECOGNITION



     Revenues and profits from sales of commercial and residential real estate and related activities are recognized at closing when title passes to the buyer and all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.



     Fees derived from the Company's financial services segment, including title and mortgage organization services, are recognized as revenue concurrent with the closing of the sale.


  SELLING AND MARKETING

     Selling and marketing costs are expensed as incurred. Selling and marketing costs included in selling, marketing, and general and administrative expenses in the accompanying consolidated statement of income amount to approximately $63,400,000, $5,700,000, $2,300,000, $53,300,000, and $50,600,000 for the year ended December 31, 2001, the period from November 22, 2000 through December 31, 2000, the period from November 1, 2000 through November 21, 2000, and the fiscal years ended October 31, 2000, and October 31, 1999, respectively.

  INCOME TAXES

     As a result of the merger as described in Note 1, the Company filed consolidated income tax returns with Technical Olympic beginning November 22, 2000. For the periods ended December 31, 2001, and 2000, income taxes are allocated to the Company based upon a "stand alone" computation in the accompanying consolidated statement of income.

  FINANCIAL INSTRUMENTS

     The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate, and unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

  STOCK BASED COMPENSATION

     The Company recognizes compensation expense for its stock option incentive plans using the intrinsic value method of accounting. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date, or other measurement date, over the amount an employee must pay to acquire the stock.

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) approved Statement of Financial Accounting Standard 141 (Statement 141), Business Combinations, and Statement of Financial Accounting Standards 142 (Statement
142), Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Statement 142 will be effective for the Company's fiscal year 2002 and is immediately effective for goodwill and intangible assets acquired after June 30, 2001. Management is in the process of evaluating the effect these standards will have on its financial statements.

                       ENGLE HOMES, INC. AND SUBSIDIARIES

     In September 2000, the FASB issued Statement of Financial Accounting Standards 140 (Statement 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement 140 amends Statement 125 and provides revised accounting and financial reporting rules for sales, securitizations, and servicing of receivables and other financial assets, and for secured borrowing and collateral transactions. The provisions concerning servicing assets and liabilities as well as extinguishments of liabilities remain consistent with Statement 125. Statement 140 is applicable to transfers occurring after March 31, 2001. The impact of adopting Statement 140 has not been significant to the Company's financial statements.

NOTE 2 -- INVENTORIES

     Inventories consist of:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Land and improvements held for development..................   $302,630     $301,426
Residential homes under construction........................    153,673      142,644
                                                               --------     --------
                                                               $456,303     $444,070
                                                               ========     ========

     Included in inventory is the following:

                                                 PERIOD FROM    PERIOD FROM
                                                 NOVEMBER 22,   NOVEMBER 1,       FOR THE YEAR
                                  FOR THE YEAR       2000           2000              ENDED
                                     ENDED         THROUGH        THROUGH          OCTOBER 31,
                                  DECEMBER 31,   DECEMBER 31,   NOVEMBER 21,   -------------------
                                      2001           2000           2000         2000       1999
                                  ------------   ------------   ------------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Interest capitalized, beginning
  of period.....................    $ 23,019       $22,296        $21,684      $ 19,205   $ 16,326
Interest incurred and
  capitalized...................      18,294         3,169          1,451        24,185     22,098
Amortized to cost of
  sales -- homes................     (27,664)       (2,352)          (832)      (19,746)   (18,625)
Amortized to cost of
  sales -- land.................        (808)          (94)            (7)       (1,960)      (594)
Reduction of capitalized
  interest -- transferred to
  land bank.....................      (3,407)
                                    --------       -------        -------      --------   --------
Interest capitalized, end of
  period........................    $  9,434       $23,019        $22,296      $ 21,684   $ 19,205
                                    ========       =======        =======      ========   ========

---------------

Included in cost of sales -- homes during the year ended December 31, 2001, the period from November 1, 2000 through December 31, 2000, and the fiscal years ended October 31, 2000, and October 31, 1999, are impairment losses of approximately $530,000, $161,000, $3,979,000 and $2,690,000, respectively, to reduce certain projects under development to fair value.

     During 2001, the Company sold to an investment limited liability company ("Investment Company") certain undeveloped real estate tracts. The Investment Company is owned by several of the current and former executive officers of the Company, including without limitation related trusts of management. As of December 31, 2001, the remaining value of lots that can be acquired by the Company approximates $43 million. The Company has placed deposits, entered into a number of agreements, including option contracts and construction contracts with the Investment Company, to develop and buy back fully developed lots from time to time subject to the terms and conditions of such agreements. Additionally, under these agreements, the Company can cancel these agreements to purchase the land by forfeiture of the Company's deposit. The Company believes that the terms of the purchase contract and the terms of the related option and development contracts were comparable to those available from unaffiliated parties.

                       ENGLE HOMES, INC. AND SUBSIDIARIES

     Although Engle does not have legal title to the assets of the Investment Company and has not guaranteed the liabilities of the Investment Company, Engle does exercise certain rights of ownership over the Investment Company assets. Consequently, the assets and associated liabilities of the Investment Company have been recorded in the accompanying Consolidated Balance Sheet as of December 31, 2001. Minority interest in consolidated subsidiaries, represents the equity provided by members of management.

     During 2001, the Company entered into option arrangements with independent third parties to acquire developed lots. Under these option arrangements, the Company placed deposits, which provide the right to acquire developed lots at market prices. Additionally, under these arrangements, the Company can cancel these arrangements to purchase the land by forfeiture of the deposit.

     Although the Company does not have legal title to the assets of these independent third parties and have not guaranteed the liabilities, the Company does exercise certain rights of ownership over the entity's assets. Consequently, the assets and associated liabilities of these entities have been recorded in the accompanying consolidated statement of financial condition as of December 31, 2001.

     As a result of the above transaction, the Company has included on its consolidated statement of financial condition inventory and land deposits of approximately $66 million, minority interest of approximately $36 million, which represents the equity of investors, and consolidated land bank obligation of approximately $30 million. These obligations are at market interest rates and are repaid on lot closings with a final maturity through 2004.

NOTE 3 -- FINANCIAL SERVICES

     Financial service revenue and expenses consist of the following:

                                              PERIOD FROM    PERIOD FROM
                                              NOVEMBER 22,   NOVEMBER 1,
                                                  2000           2000          YEAR ENDED
                                YEAR ENDED      THROUGH        THROUGH         OCTOBER 31,
                               DECEMBER 31,   DECEMBER 31,   NOVEMBER 21,   -----------------
                                   2001           2000           2000        2000      1999
                               ------------   ------------   ------------   -------   -------
                               SUCCESSOR      SUCCESSOR      PREDECESSOR       PREDECESSOR
                                                   (DOLLARS IN THOUSANDS)
Revenue:
  Mortgage Services..........    $16,400         $1,265         $  432      $10,277   $ 9,745
  Title Services.............     16,259          1,297            646       11,853    12,946
                                 -------         ------         ------      -------   -------
Total Financial Service
  Revenue....................     32,659          2,562          1,078       22,130    22,691
                                 -------         ------         ------      -------   -------
Expenses:
  Mortgage Services..........      6,800            545            378        5,635     5,517
  Title Services.............     10,888          1,090            583        9,689    10,390
                                 -------         ------         ------      -------   -------
Total Financial Service
  Expense....................     17,688          1,635            961       15,324    15,907
                                 -------         ------         ------      -------   -------
Total Financial Service
  Income Before Income
  Taxes......................    $14,971         $  927         $  117      $ 6,806   $ 6,784
                                 =======         ======         ======      =======   =======

---------------

Intercompany charges have been eliminated.

     In order to fund the origination of residential mortgage loans, the Company entered into a $40 million revolving warehouse line of credit (including a purchase agreement) whereby funded mortgage loans are pledged as collateral. The line of credit bears interest at the Federal Funds rate plus 1.375% (2.895% at December 31, 2001).

                       ENGLE HOMES, INC. AND SUBSIDIARIES

     The line of credit includes restrictions including maintenance of certain financial covenants. The Company is required to fund 2% of all mortgages originated and to sell all funded mortgages within 90 days. The warehouse line of credit expires July 5, 2002. As of December 31, 2001, the Company was committed to selling its entire portfolio of mortgage loans held for sale.

NOTE 4 -- BORROWINGS

     Borrowings consist of:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Unsecured borrowings from banks.............................   $202,000     $215,000
Senior Notes due 2008, at 9.25%.............................     12,897       38,065
Other.......................................................        938        2,532
                                                               --------     --------
                                                               $215,835     $255,597
                                                               ========     ========

     In connection with the acquisition of the Company by Technical Olympic on November 22, 2000, the Company entered into a Credit Agreement (the "Credit Agreement") with a bank providing for a $100 million term loan commitment and a $275 million revolving credit facility (subject to reduction based upon periodic determinations of a borrowing base). Proceeds from these facilities provide working capital and financed the required repurchase offer made to holders of the Company's then outstanding $250 million principal amount of 9 1/4% Senior Notes due 2008 ("Senior Notes"). The term loan and revolving credit facility terminate on November 22, 2002 whereupon all amounts outstanding become due. The revolving credit facility also provides credit support for the issuance of letters of credit needed from time to time in the Company's business. The Company's previous bank revolving credit facility was repaid and cancelled. The terms of the Credit Agreement contain restrictive covenants which require the Company, among other things, to maintain a minimum tangible net worth and maintain certain financial ratios.

     As a result of the change in control of the Company, the Company was required by the indentures governing its Senior Notes to offer to repurchase all of its outstanding Senior Notes at a price of 101% of the principal plus accrued interest. Upon termination of the offer in January 2001, the Company repurchased approximately $237 million of its Senior Notes. Funds to repurchase these Senior Notes were provided from the issuance of the $100 million term loan under the Credit Agreement and additional advances under the Company's revolving credit facility. Approximately $13 million of the Senior Notes were not tendered and remain outstanding as of December 31, 2001.

     Maturities of borrowings are as follows:


YEAR ENDED DECEMBER 31,
-----------------------
2002........................................................   202,000
2003........................................................       938
2004........................................................        --
2005........................................................        --
Thereafter..................................................    12,897
                                                              --------
                                                              $215,835
                                                              ========


     The carrying amount of the Company's borrowings approximates fair value as of December 31, 2001 due to their fluctuating interest rates based on the prime rate or LIBOR.

                       ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 5 -- STOCK BASED COMPENSATION

     There are no common stock options outstanding at December 31, 2001 and December 31, 2000. During the year ended October 31, 2000, 4,900 common stock options were exercised at an average exercise price of $11.50. Additionally, 20,000 common stock options were forfeited. As a result of the change of control in November 2000 (see Note 1), all of the outstanding common stock options (965,000) were bought out by the Company.

     Under the Company's former Performance Bonus Plan established in 1997, the Company issued 127,000 and 69,000 shares of common stock valued at approximately $1,223,000 and $882,000 during the fiscal years ended October 31, 2000, and 1999, respectively. No shares under the Plan were issued during 2001 and the period ended from November 1, 2000, through December 31, 2000.

     At October 31, 2000, the Company had a fixed stock option plan which is described below. The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Plan. Under APB Opinion 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Under the 1991 Stock Option Plan ("the Plan"), as amended, options were authorized to be granted to purchase 1,000,000 common shares of the Company's stock at not less than the fair market value at the date of the grant. Options expire ten years from the date of grant, and typically vest evenly over a five year period.

     SFAS Statement No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income and net income per share as if compensation cost associated with options granted under the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS Statement No 123. During the year ended October 31, 1999, the Company granted 10,000 options to purchase shares of the Company's common stock at $12.75 and 110,000 options at $10.88, the closing prices on the date of each grant. There were no options granted subsequent to fiscal year October 31, 1999. The Company's pro forma net income and income per share under the accounting provisions of SFAS Statement No. 123 did not materially differ from the reported amounts and are presented below.

YEAR ENDED OCTOBER 31,                                         2000      1999
----------------------                                        -------   -------
Net income, as reported.....................................  $35,664   $28,026
Estimated stock compensation costs..........................     (497)     (512)
                                                              -------   -------
Pro forma net income........................................  $35,167   $27,514
                                                              =======   =======

     The Black-Scholes method was used to compute the pro forma amounts presented above, utilizing the weighted average assumptions summarized below. The weighted average fair value of options granted was $4.76 for the year ended October 31, 1999.

                                                                1999
                                                               -------
Risk-free interest rate.....................................      5.15%
Volatility %................................................     45.83%
Expected life (in years)....................................   7 years
Dividend yield rate.........................................      2.00%

                       ENGLE HOMES, INC. AND SUBSIDIARIES

     A summary of the status of the Plan and changes are presented below:

                                 PERIOD FROM
                              NOVEMBER 1, 2000
                                   THROUGH             YEAR ENDED           YEAR ENDED
                              NOVEMBER 21, 2000     OCTOBER 31, 2000     OCTOBER 31, 1999
                             -------------------   ------------------   -------------------
                                        WEIGHTED             WEIGHTED              WEIGHTED
                                        AVERAGE              AVERAGE               AVERAGE
                                        EXERCISE             EXERCISE              EXERCISE
                              SHARES     PRICE     SHARES     PRICE      SHARES     PRICE
                             --------   --------   -------   --------   --------   --------
Outstanding at beginning of
  year.....................   965,100    $11.70    990,000    $11.74     895,200    $11.81
Granted....................                                              120,000     11.04
Exercised..................                         (4,900)    11.50     (10,200)     9.49
Repurchased................  (965,100)    11.70
Forfeited..................                        (20,000)    13.75     (15,000)    11.68
                             --------    ------    -------    ------    --------    ------
Outstanding at end of
  year.....................         0    $    0    965,100    $11.70     990,000    $11.74
                             ========    ======    =======    ======    ========    ======
Options exercisable at
  year-end.................         0    $    0    709,100    $11.31     610,400    $11.24
                             ========    ======    =======    ======    ========    ======
Weighted average fair value
  of options granted during
  the year.................                                                         $ 4.76
                                                                                    ======

NOTE 6 -- INCOME TAXES

     The income tax provision in the consolidated statements of income consists of the following components:

                                               PERIOD FROM    PERIOD FROM
                                               NOVEMBER 22,   NOVEMBER 1,
                                FOR THE YEAR       2000           2000       FOR THE YEARS ENDED
                                   ENDED         THROUGH        THROUGH          OCTOBER 31,
                                DECEMBER 31,   DECEMBER 31,   NOVEMBER 21,   -------------------
                                    2001           2000           2000         2000       2001
                                ------------   ------------   ------------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
Current:
     Federal..................    $37,030         $             $            $21,252    $15,287
     State....................      3,951                                      1,974      2,558
                                  -------         ------        -------      -------    -------
                                   40,981              0              0       23,226     17,845
                                  -------         ------        -------      -------    -------
  Deferred:
     Federal..................        877          2,449         (5,389)      (1,994)      (194)
     State....................        210            315           (560)         302        (32)
                                  -------         ------        -------      -------    -------
                                    1,087          2,764         (5,949)      (1,692)      (226)
                                  -------         ------        -------      -------    -------
     Total....................    $42,068         $2,764        $(5,949)     $21,534    $17,619
                                  =======         ======        =======      =======    =======


     The provision for income taxes was different from the amount computed by applying the statutory rate due to the effect of state income taxes, except for the period for November 1, 2000 through November 21, 2000, which included merger related expenses not deductible for tax purposes.

                       ENGLE HOMES, INC. AND SUBSIDIARIES

     Temporary differences which gave rise to deferred income tax assets and liabilities at December 31, 2001 and December 31, 2000 are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
Deferred tax liabilities:
  Differences in reporting selling and marketing costs for
     tax purposes...........................................     $ (744)       $(1,096)
  Other.....................................................       (120)          (572)
                                                                 ------        -------
Gross deferred tax liabilities..............................       (864)        (1,668)
Deferred tax assets:
  Inventory.................................................      4,745          5,771
  Property and equipment....................................        250            468
  Income recognized for tax purposes and deferred for
     financial reporting purposes...........................         38            107
  Net operating loss for tax purposes.......................                     4,879
                                                                 ------        -------
Gross deferred tax assets...................................      5,033         11,225
                                                                 ------        -------
Net deferred tax asset......................................     $4,169        $ 9,557
                                                                 ======        =======

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     The Company is subject to the normal obligations associated with entering into contracts for the purchase, development and sale of real estate in the routine conduct of its business. The Company is committed under various letters of credit and performance bonds which are required for certain development activities, deposits on land and lot purchase contract deposits. Deposits for future purchases of land totaled approximately $25.6 million at December 31, 2001. Outstanding letters of credit and performance bonds under these arrangements totaled approximately $57.1 million at December 31, 2001.

     The Company and its subsidiaries occupy certain facilities, including the Company's headquarters in Boca Raton, Florida, under lease arrangements. Rent expense, net of sublease income, amounted to approximately $2,200,000, $269,000, $127,000, $2,000,000, and $1,900,000, for the year ended December 31, 2001, the period from November 22, 2000 through December 31, 2000, the period from November 1, 2000 through November 21, 2000, and the fiscal years ended October 31, 2000, and 1999, respectively. Sublease income is derived primarily from tenants occupying space under month-to-month and annual leases. Future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are as follows:

2002........................................................   $2,410,000
2003........................................................    2,000,000
2004........................................................    1,674,000
2005........................................................    1,246,000
2006........................................................      906,000
2007........................................................      253,000
2008........................................................      242,000
2009........................................................      242,000

                       ENGLE HOMES, INC. AND SUBSIDIARIES

     The Company has a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees contribute to the plan a percentage of their salaries, subject to certain dollar limitations, and the Company matches a portion of the employees' contributions. The Company's contribution to the plan for the year ended December 31, 2001, the period from November 22, 2000 through December 31, 2000, the period from November 1, 2000 through November 21, 2000, and the fiscal years ended October 31, 2000, and 1999, amounted to $615,000, $65,000, $24,000, $429,000, and $181,000,
respectively. Concurrently with the signing of the merger agreement with Technical Olympic, the Company entered into employment contracts with certain executive officers. The agreements provide for an initial employment term beginning on the closing of the tender offer and ending December 31, 2003. Pursuant to the employee agreements, executive officers received annual base salaries aggregating approximately $2,474,000 for the calendar year, with scheduled annual increases beginning January 1, 2001 thereafter. In addition, the employee agreements establish incentive bonus formulas comparable to the criteria previously used by the Company in determining annual discretionary incentive bonuses. Total compensation under the employee agreement with the Company's former Chairman of the Board, President, and Chief Executive Officer amounted to $2,355,770 for the year ended December 31, 2001.

     The Company has entered into an agreement with an insurance company to underwrite Private Mortgage Insurance on certain loans originated by PHMC. Under the terms of the agreement, the Company shares in premiums generated on the loans and is exposed to losses in the event of loan default. At December 31, 2001, the Company's maximum exposure to losses relating to loans insured is approximately $1,387,000, which is further limited to the amounts held in trust of approximately $511,000. The Company minimizes the credit risk associated with such loans through credit investigations of customers as part of the loan origination process and by monitoring the status of the loans and related collateral on a continuous basis.

     The Company is involved, from time to time, in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 8 -- ACQUISITION AND MERGER RELATED CHARGES

     On March 6, 2001, Newmark Homes Corp. ("Newmark") announced it is considering the possible merger of Newmark with Engle Holdings Corp., the parent company of the Company. The Special Committee of Newmark's independent directors is reviewing the transaction and will make a recommendation to Newmark's full board. There are no assurances that the Special Committee will either recommend the merger or that such a merger will be consummated. Any merger would also be subject to execution of a definitive agreement, certain regulatory and other approvals as well as the approval of various lenders of Engle, Newmark, and Technical Olympic Inc. If the merger is consummated, it is contemplated that shares of Engle Holdings Corp. would be exchanged for shares of Newmark. During 2001, in connection with the proposed merger, the Company incurred approximately $2 million in legal, consulting, and related costs. These costs are included in acquisition and merger related charges in the accompanying statement of income.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     During 2001, Engle Homes entered into purchasing agreements with Technical Olympic S.A. The agreements provide that Technical Olympic S.A. would purchase certain of the materials and supplies necessary for operations and sell them to Engle Homes, all in an effort to consolidate the purchasing function. Although Technical Olympic S.A. would incur certain franchise tax expense, the subsidiaries would not be required to pay such additional liability.


     During 2001, Engle Homes entered into certain transactions to acquire developed lots from an entity owned by several of the current and former executive officers of the Company. See Note 2.

                       ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 10 -- QUARTERLY RESULTS FOR 2001 AND 2000

     Quarterly results for the twelve months ended December 31, 2001 and October 31, 2000 follow (dollars in thousands):

                                             1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                             -----------   -----------   -----------   -----------
                                                                  (UNAUDITED)
2001
Revenues...................................   $222,581      $254,576      $260,032      $269,506
Income before income taxes.................     22,555        26,139        31,150        31,548
Net Income.................................     14,153        16,402        19,547        19,222
2000
Revenues...................................   $167,174      $212,112      $224,308      $240,417
Income before income taxes.................      8,660        14,572        16,620        17,346
Net Income.................................      5,490         9,239        10,537        10,398

NOTE 11 -- UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATION AND CONDENSED
           CONSOLIDATED STATEMENTS OF CASH FLOWS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 PERIOD FROM    PERIOD FROM
                                                 NOVEMBER 22,   NOVEMBER 1,
                                                     2000           2000       THREE MONTHS
                                                   THROUGH        THROUGH         ENDED
                                                 DECEMBER 31,   NOVEMBER 21,   JANUARY 31,
                                                     2000           2000           2000
                                                 ------------   ------------   ------------
                                                               (IN THOUSANDS)
  Revenues.....................................    $87,286        $ 27,606       $167,174
  Costs and Expenses...........................     80,118          47,788        158,514
                                                   -------        --------       --------
  Income (Loss) Before Income Tax (Benefit)....      7,168         (20,182)         8,660
  Provision (Benefit) for income taxes
     (Benefit).................................      2,764          (5,949)         3,170
                                                   -------        --------       --------
  Net Income (Loss)............................    $ 4,404        $(14,233)      $  5,490
                                                   =======        ========       ========

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         PERIOD FROM    PERIOD FROM
                                                         NOVEMBER 22,   NOVEMBER 1,
                                                             2000           2000       THREE MONTHS
                                                           THROUGH        THROUGH         ENDED
                                                         DECEMBER 31,   NOVEMBER 21,   JANUARY 31,
                                                             2000           2000           2000
                                                         ------------   ------------   ------------
                                                                       (IN THOUSANDS)
  Net Cash (Provided) Required By Operating
     Activities........................................    $(22,643)      $(17,733)      $(24,300)
                                                           --------       --------       --------
  Net Cash (Required) by Investing Activities..........         (32)          (521)        (1,012)
                                                           --------       --------       --------
  Net Cash Provided (Required) by Financing
     Activities........................................       5,297        (14,392)        (1,784)
                                                           --------       --------       --------
  Net Increase (Decrease) in Cash......................     (17,378)       (32,646)       (27,096)
  Cash and Cash Equivalents at Beginning of Period.....      35,456         68,102         60,944
                                                           --------       --------       --------
  Cash and Cash Equivalents at End of Period...........    $ 18,078       $ 35,456       $ 33,848
                                                           ========       ========       ========

                       ENGLE HOMES, INC. AND SUBSIDIARIES

NOTE 12 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                              PERIOD FROM    PERIOD FROM
                                              NOVEMBER 22,   NOVEMBER 1,
                               FOR THE YEAR       2000           2000       FOR THE YEAR ENDED
                                  ENDED         THROUGH        THROUGH          OCTOBER 31,
                               DECEMBER 31,   DECEMBER 31,   NOVEMBER 21,   -------------------
                                   2001           2000           2000         2000       1999
                               ------------   ------------   ------------   --------   --------
  Interest paid (net of
     interest capitalized)...    $ 1,889         $5,611         $   --      $   374    $    --
                                 =======         ======         ======      =======    =======
  Income taxes paid..........    $38,752         $   --         $1,000      $23,612    $16,418
                                 =======         ======         ======      =======    =======

                       ENGLE HOMES, INC. AND SUBSIDIARIES

             (A WHOLLY-OWNED SUBSIDIARY OF TECHNICAL OLYMPIC, INC.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              MARCH 31,   DECEMBER 31,
                                                                2002          2001
                                                              ---------   ------------
                                                               (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
Assets
  Homebuilding:
  Cash and cash equivalents
     Unrestricted...........................................  $ 67,589      $ 57,487
     Restricted.............................................    11,626         7,738
  Inventories...............................................   470,054       456,303
  Property and equipment, net...............................     5,172         5,474
  Other assets..............................................    15,309        31,295
  Goodwill..................................................    14,813        14,788
                                                              --------      --------
                                                               584,563       573,085
                                                              --------      --------
  Financial Services:
  Cash and cash equivalents
     Unrestricted...........................................     6,671         7,930
     Restricted.............................................    12,563        19,605
  Mortgage loans held for sale..............................    28,719        50,933
  Other assets..............................................     2,870         3,295
                                                              --------      --------
                                                                50,823        81,763
                                                              --------      --------
       Total assets.........................................  $635,386      $654,848
                                                              ========      ========
Liabilities
  Homebuilding:
  Accounts payable and accrued liabilities..................  $ 49,817      $ 34,226
  Customer deposits.........................................    21,687        21,994
  Consolidated land bank obligation.........................    29,578        30,022
  Borrowings................................................   202,000       202,938
  Senior notes payable......................................    12,897        12,897
                                                              --------      --------
                                                               315,979       302,077
                                                              --------      --------
  Financial services:
  Accounts payable and accrued liabilities..................    11,626        18,828
  Financial services borrowings.............................    13,933        38,689
                                                              --------      --------
                                                                25,559        57,517
                                                              --------      --------
       Total liabilities....................................   341,538       359,594
                                                              --------      --------
  Minority interest.........................................    31,398        35,696
  Shareholder's equity
  Common stock, $.01 par, shares authorized 1,000; issued
     100
  Additional paid-in capital................................   215,709       215,709
  Retained earnings.........................................    46,741        43,849
                                                              --------      --------
       Total shareholder's equity...........................   262,450       259,558
                                                              --------      --------
                                                              $635,386      $654,848
                                                              ========      ========

     See accompanying notes to condensed consolidated financial statements.

                       ENGLE HOMES, INC. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF TECHNICAL OLYMPIC, INC.)

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Revenues
Sales of homes..............................................  $218,417    $213,581
Sales of land...............................................       215         688
Rent and other..............................................     1,312       1,917
                                                              --------    --------
                                                               219,944     216,186
                                                              --------    --------
Costs and Expenses
Cost of sales -- homes......................................   173,811     172,908
Cost of sales -- land.......................................       172         472
Selling, general and administrative.........................    25,011      20,970
Severance and merger related charges........................    13,748
Depreciation and amortization...............................     1,440       1,690
                                                              --------    --------
                                                               214,182     196,040
                                                              --------    --------
Homebuilding pretax income..................................     5,762      20,146
                                                              --------    --------
Financial Services:
Revenue.....................................................     8,083       6,395
Expenses....................................................     4,360       3,986
                                                              --------    --------
Financial services pretax income............................     3,723       2,409
                                                              --------    --------
Income before income tax....................................     9,485      22,555
  Provision for income taxes................................     3,581       8,402
                                                              --------    --------
Net income..................................................  $  5,904    $ 14,153
                                                              ========    ========

     See accompanying notes to condensed consolidated financial statements.

                       ENGLE HOMES, INC. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF TECHNICAL OLYMPIC, INC.)

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                  (UNAUDITED)

                                                 COMMON STOCK     ADDITIONAL
                                                ---------------    PAID-IN     RETAINED
                                                SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                                ------   ------   ----------   --------   --------
                                                      (IN THOUSANDS EXCEPT NUMBER OF SHARES)
Amounts at December 31, 2001..................   100        --     $215,709    $43,849    $259,558
  Net Income for the Three Months Ended March
     31, 2002.................................                                   5,904       5,904
  Net Dividends to Parent.....................                                  (3,012)     (3,012)
                                                 ---     -----     --------    -------    --------
Amounts at March 31, 2002.....................   100     $  --     $215,709    $46,741    $262,450
                                                 ===     =====     ========    =======    ========

     See accompanying notes to condensed consolidated financial statements.

                       ENGLE HOMES, INC. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF TECHNICAL OLYMPIC, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Net cash provided by operating activities...................  $ 42,994   $ 44,137
                                                              --------   --------
Cash flows from investing activities
  Net acquisitions of property and equipment................      (704)      (849)
                                                              --------   --------
  Net cash required by investing activities.................      (704)      (849)
                                                              --------   --------
Cash flows from financing activities
  (Decrease) Increase in borrowings.........................   (24,756)    27,001
  Repayment of borrowings...................................      (938)   (26,489)
  Decrease in minority interest.............................    (4,298)
  Decrease in consolidated land bank obligation.............      (443)
  Distributions to parent...................................    (3,012)   (19,063)
                                                              --------   --------
  Net cash required by financing activities.................   (33,447)   (18,551)
                                                              --------   --------
Net increase in cash........................................     8,843     24,737
Unrestricted cash at beginning of period....................    65,417     18,078
                                                              --------   --------
Unrestricted cash at end of period..........................  $ 74,260   $ 42,815
                                                              ========   ========

     See accompanying notes to condensed consolidated financial statements.

                       ENGLE HOMES, INC. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF TECHNICAL OLYMPIC, INC.)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION AND BUSINESS

     Engle Homes, Inc. and subsidiaries ("the Company") is engaged principally in the construction and sale of residential homes and land development. The Company operates throughout Florida with divisions in Broward County; Palm Beach and Martin Counties; Orlando; Fort Myers; and Naples. The Company also has divisions operating outside Florida including Dallas/Ft. Worth, Texas; Denver, Colorado; Virginia; and Phoenix, Arizona. Ancillary products and services to its residential home building include land sales to other builders, origination and sale of mortgage loans and title services. The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     There is no disclosure of earnings per share since the Company has no registered trading capital stock.

     These statements do not contain all information required by accounting principles generally accepted in the United States that are included in a full set of financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting primarily of normal recurring items necessary to present fairly the financial position of the Company at March 31, 2002 and December 31, 2001, and results of its operations for the three months ended and its cash flows for the three months ended March 31, 2002 and March 31, 2001. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Results of operations for these periods are not necessarily indicative of results to be expected for the full year.

NOTE 2 -- INVENTORIES

                                                              MARCH 31,   DECEMBER 31,
                                                                2002          2001
                                                              ---------   ------------
                                                               (DOLLARS IN THOUSANDS)
Land and improvements for residential homes under
  development...............................................  $317,573      $302,630
Residential homes under construction........................   152,481       153,673
                                                              --------      --------
                                                              $470,054      $456,303
                                                              ========      ========

NOTE 3 -- CAPITALIZATION OF INTEREST

     Included in inventory is the following:

                                                               FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ----------------------
                                                                2002         2001
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Interest capitalized, beginning of period...................   $ 9,434      $23,019
Interest incurred and capitalized...........................     3,154        5,000
Amortized to cost of sales-homes............................    (6,134)      (6,293)
Amortized to cost of sales-land.............................        (2)         (56)
                                                               -------      -------
Interest capitalized, end of period.........................   $ 6,452      $21,670
                                                               =======      =======

                       ENGLE HOMES, INC. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF TECHNICAL OLYMPIC, INC.)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- SEGMENT REPORTING

     Our segments consist of homebuilding and financial services. These two segments are segregated in the accompanying condensed consolidated financial statements under "Homebuilding" and "Financial Services", respectively.

NOTE 5 -- CONTINGENCIES


     In early February 2002, Alec Engelstein, Chief Executive Officer of Engle Homes, and David Shapiro, Vice President-Chief Financial Officer of Engle Homes, resigned from their executive positions with Engle Homes and alleged that they were entitled to receive severance packages in the aggregate of $9,404,895, plus other benefits, including a monthly retirement benefit equal to one-twelfth of Mr. Engelstein's annual Base Salary at the time of the termination, such payments to continue for a period of 60 consecutive months. We have advised them that we dispute their claims, but there can be no assurance that, if litigated or arbitrated, we will prevail. However, we have amounts sufficient to cover the alleged payments due to Mr. Engelstein and Mr. Shapiro in the accompanying condensed consolidated statement of income.


NOTE 6 -- NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) approved Statement of Financial Accounting Standard 141 (Statement 141), Business Combinations, and Statement of Financial Accounting Standards 142 (Statement
142), Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Statement 142 is effective for the Company's fiscal year 2002. The impact of adopting Statement 141 and 142 has not been significant to the Company's financial statements.

     In September 2000, the FASB issued Statement of Financial Accounting Standards 140 (Statement 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement 140 amends Statement 125 and provides revised accounting and financial reporting rules for sales, securitizations, and servicing of receivables and other financial assets, and for secured borrowing and collateral transactions. The provisions concerning servicing assets and liabilities as well as extinguishments of liabilities remain consistent with Statement 125. Statement 140 is applicable to transfers occurring after March 31, 2001. The impact of adopting Statement 140 has not been significant to the Company's financial statements.